Filed Pursuant to Rule 424(b)(3)

Registration No.  333-282359

1,015,383 COMMON SHARES OF GRAFITI HOLDING INC.

Offered by the Selling Securityholders

This prospectus relates to the registration of the resale of up to 1,015,383 common shares, no par value (“common shares”), of Grafiti Holding Inc., a British Columbia corporation (“Grafiti Holding”) by our shareholders identified in this prospectus, or their permitted transferees (the “Registered Shareholders”), in connection with our proposed direct listing on the Nasdaq Global Market (“Nasdaq”).

Unlike an initial public offering, the resale of common shares by the Registered Shareholders is not being underwritten by any investment bank. The Registered Shareholders may, or may not, elect to sell their common shares covered by this prospectus, as and to the extent they may determine. The Registered Shareholders may offer, sell or distribute all or a portion of such shares publicly or through private transactions at prevailing market prices or at negotiated prices. We are required to pay certain costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Registered Shareholders will bear all commissions and discounts, if any, attributable to their sale of common shares (see the “Plan of Distribution” section). If the Registered Shareholders choose to sell or distribute, as applicable, their common shares, we will not receive any proceeds from the sale or distribution, as applicable, of common shares by the Registered Shareholders.

In addition to the registration statement on Form S-1 of which this prospectus is a part, we have filed a registration statement on Form 10 for the purpose of registering our common shares under Section 12(b) of the Securities Exchange Act of 1934, as amended, in connection with the distribution (the “spin-off” or “distribution”) of up to 3,600,001 common shares of Grafiti Holding currently held by the Grafiti Holding Inc. Liquidating Trust (the “trust”) for the benefit of holders of record of shares of common stock and certain other securities of our former parent company, XTI Aerospace, Inc. (previously named “Inpixon”) (the “Parent”) as of December 27, 2023 (the “record date”), on a pro rata basis. The trust will complete the distribution of such common shares of Grafiti Holding promptly following the effectiveness of our Form 10 registration statement. Following the delivery of the Grafiti Holding common shares to the securities holders of the Parent entitled to participate in the spin-off, Grafiti Holding will be an independent reporting company. We anticipate that the registration statement on Form S-1 of which this prospectus is a part will become effective on or around the effective date of our Form 10 registration statement.

On October 23, 2023, the Parent and Grafiti Holding entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”) with Damon Motors Inc., a British Columbia corporation (“Damon” or “Damon Motors”), and 1444842 B.C. Ltd., a British Columbia corporation wholly owned by Grafiti Holding and formed for the purpose of entering into the Business Combination Agreement (“Amalco Sub”), pursuant to which it is proposed that, following the distribution, Amalco Sub and Damon will amalgamate under the laws of British Columbia, Canada, with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti Holding (the “Business Combination”). The Business Combination is subject to material conditions, including approval of the Business Combination by requisite securities holders of Damon, approval of the issuance of Grafiti Holding common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, as amended (the “Securities Act”), approval of the listing of the Grafiti Holding common shares on the Nasdaq Stock Market after giving effect to the Business Combination, Damon obtaining lock-up agreements from holders of 95% of its fully diluted outstanding shares excluding certain Damon noteholders and any other securityholders agreed by Grafiti Holding, Damon maintaining a cash balance of at least $3 million as of the time of consummating the Business Combination, and Grafiti Holding and/or Damon having received legally binding commitments for additional financing in the amount of no less than $13,000,000 in aggregate gross proceeds. Grafiti Holding, after the closing of the Business Combination, is referred to herein as the “combined company.”

If the Business Combination is consummated, holders of Grafiti Holding common shares prior to the Business Combination, consisting of the securities holders of the Parent participating in the spin-off and the Registered Shareholders, are expected to retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, of which approximately 5% will be the shares being registered for resale by the Registered Shareholders pursuant to the registration statement on Form S-1 of which this prospectus is a part. The Registered Shareholders consist of members of Grafiti Holding’s management team prior to the consummation of the Business Combination and members of the Parent’s management team prior to the merger transaction between XTI Aircraft Company (“XTI”) and the Parent (the “XTI Merger”), which closed on March 12, 2023. The Registered Shareholders received their common shares being registered for resale pursuant to the registration statement on Form S-1 of which this prospectus is a part by exercising in full the stock options they received under the Grafiti Holding 2024 Stock Incentive Plan (the “Stock Incentive Plan”), in accordance with the Business Combination Agreement.

No public market exists for our common shares. Further, the listing of our common shares on Nasdaq will be a direct listing without a firm-commitment underwritten offering and consequently, the trading volume and price of our common shares may be more volatile than if our common shares were initially listed in connection with an initial public offering underwritten on a firm-commitment basis.

On the day that our common shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Maxim Group LLC (the “Advisor”), in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our common shares are “ready to trade.” Once the Advisor has notified Nasdaq that our common shares are ready to trade, Nasdaq will calculate the Current Reference Price for our common shares in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will be executed at such price and regular trading of our common shares on Nasdaq will commence. Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our common shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. Neither we nor the Registered Shareholders will be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will we or they control or influence the Advisor in carrying out its role as a financial adviser. The Advisor will determine when our common shares are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution” beginning on page 77 of this prospectus.

We have applied to have our common shares listed on Nasdaq under the symbol “DMN.”

If our application to list our common shares on Nasdaq is not approved, we will not complete the direct listing process described above. The listing of our common shares on Nasdaq is a condition to the completion of the Business Combination. No assurance can be given that our Nasdaq application will be approved or that our common shares will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we expect that we will not be able to complete the Business Combination.

We are an “emerging growth company,” as defined under U.S. federal securities laws and, as such, are eligible and have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 6.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The date of this prospectus is November 12, 2024.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

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About this Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process. Under this process, the Registered Shareholders may, from time to time, sell the common shares covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Where You Can Find More Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our common shares.

As of the date of this filing, we have a total of 4,615,384 common shares issued and outstanding, consisting of (i) 3,600,001 Grafiti Holding common shares held by the Grafiti Holding Inc. Liquidating Trust for the benefit of the securities holders of the Parent entitled to participate in the spin-off, and (ii) 1,015,383 Grafiti Holding common shares held by the Registered Shareholders.

Certain amounts, percentages, and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars, or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them.

Through our subsidiary, Grafiti Limited, a United Kingdom (UK) limited company (“Grafiti UK”), we operate a business in the UK providing a comprehensive set of data analytics and statistical visualization solutions for engineers and scientists (the “Grafiti UK Business”). Unless otherwise stated or the context otherwise requires, “Grafiti”, the “Company”, “we”, “our” and “us” means Grafiti Holding Inc. (which may also be referred to as “Grafiti Holding”) and our consolidated subsidiaries  including Grafiti UK. References to Grafiti’s historical business and operations refer to the business and operations of Grafiti UK, which operates the Grafiti UK Business.

Unless otherwise stated or the context otherwise requires, the “Parent” means our former parent company, XTI Aerospace, Inc. (formerly, Inpixon), a Nevada corporation. “Parent” prior to the completion of the XTI Merger is also referred to herein as Inpixon.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data, estimates and information concerning Grafiti’s industry, including market positions and the size and growth rates of the markets in which Grafiti participates, that are based on independent industry publications and reports or other publicly available information, as well as other information based on Grafiti’s internal sources. Although the management of Grafiti believes the market and industry data included in this prospectus are reliable and are based on reasonable assumptions, this data involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Management has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which Grafiti operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Grafiti owns or has rights to trademarks, trade names and service marks used in connection with the operation of the Grafiti UK Business. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti,” and “Business of Grafiti.” These forward-looking statements include, without limitation, statements regarding the expected timing and structure of the spin-off and the Business Combination, the ability of the parties to complete the spin-off and the Business Combination, the expected benefits of the spin-off and the Business Combination, the tax consequences of the spin-off and the Business Combination, the expected business developments, products, technology, addressable markets, growth plans and strategies, future performance, financial condition, and results of operations of Grafiti. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this prospectus.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti.”

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PROSPECTUS SUMMARY

The following prospectus summary highlights information contained elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti”, our historical financial statements, and our unaudited pro forma condensed combined financial statements and the respective notes to those historical and pro forma financial statements, before investing.

Our historical financial data has been prepared on a “carve-out” basis to reflect the operations, financial condition and cash flows specifically allocable to the Grafiti UK Business of Grafiti UK during all periods shown. Our pro forma condensed combined financial data adjust our historical combined financial data to give effect to the spin-off and the Business Combination and our anticipated capital structure following the spin-off and the Business Combination.

Except as otherwise indicated or the context otherwise requires, the information included in this prospectus assumes the completion of the spin-off. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.”

The Company

Grafiti

Grafiti Holding is the holding company of Grafiti UK, which operates the Grafiti UK Business. Grafiti is a distributor in the UK and certain other European countries of data analytics and visualization software products referred to as “SAVES” primarily for scientists and engineers. Our products can be downloaded to a user’s desktop. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the study of the efficacy of established drugs and therapies, and in epidemic propagation research, among other applications. Engineers use our products for a multitude of applications which include, but are not limited to, conducting surface modelling analysis and curve fitting in order to design new engineering processes, studying signal attenuation and propagation in radio engineering. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti Holding was incorporated on October 17, 2023 in British Columbia, Canada. Grafiti UK was formed by the Parent on May 13, 2020 as a distribution arm for its SAVES products in the UK market and part of the European market.

Grafiti UK’s strategy is to build a broader, long term customer base by increasing its sales of Grafiti UK’s product offerings which will include cloud and Macintosh compatible data analytics and statistical visualization software products. We believe this will enable the Grafiti UK Business to focus on generating more recurring revenues in the future.

Corporate Information

The address of our principal executive office is 268 Bath Road, Slough, 4DX UK.

Our Internet website is https://grafiti.co.uk/. The information contained on, or that may be obtained from, our website is not a part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

Spin-off

In December of 2021, the Parent announced that its Board of Directors had authorized a review of strategic alternatives, including a possible asset sale, merger with another company or spin-off of one or more of its business units in an effort to maximize shareholder value. Since then, the Parent evaluated multiple opportunities and entered into definitive agreements with respect to three strategic transactions, consisting of the spin-off and sale of the Parent’s enterprise apps business in March of 2023, the merger transaction between the Parent and XTI pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, among the Parent, XTI, and Superfly Merger Sub (as amended, the “XTI Merger Agreement”), which was consummated on March 12, 2024, and the proposed business combination between Grafiti and Damon Motors pursuant to the Business Combination Agreement which, if consummated, will be consummated following the spin-off.

During the third quarter of 2023, the Parent announced its intention to divest its SAVES lines of business as conducted in the United Kingdom from its real time location services and analytics business (the “Remaining Business”). In connection with the spin-off, on December 26, 2023, the Parent transferred to Grafiti Holding all of the shares of Grafiti UK owned by the Parent, making Grafiti UK a wholly-owned subsidiary of Grafiti Holding.

The spin-off is part of the Solutions Divestiture (as defined in the XTI Merger Agreement), which was a condition to consummating the merger transaction contemplated by the XTI Merger Agreement. As the Outside Date (as defined in the XTI Merger Agreement) was originally designated as December 31, 2023, and the Parent did not expect our Form 10 registration statement filed in connection with the spin-off (sometimes referred to in this prospectus as the “Form 10 Registration Statement”), to become effective until 2024, to facilitate the Solutions Divestiture, on the record date the Parent transferred the Grafiti Holding common shares to the trust, which holds the Grafiti Holding common shares for the benefit of the securities holders of the Parent entitled to participate in the spin-off (sometimes referred to in this prospectus as the “participating securityholders”). The Grafiti Holding common shares will be held by the trust until the effective date, promptly following which the trust will deliver the Grafiti Holding common shares to the participating securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares or underlying shares of the Parent’s common stock as of the record date.

Grafiti Holding, the Parent and the initial trustee of the trust have entered into a Liquidating Trust Agreement, dated December 27, 2023 (the “Liquidating Trust Agreement”), pursuant to which the Parent distributed the Grafiti Holding common shares owned by the Parent to the trust as of the record date and the trust will deliver the Grafiti Holding common shares to the beneficiaries promptly following the effective date. If the distribution is not consummated prior to the second anniversary of the date of the Liquidating Trust Agreement, the trustee(s) of the trust will be empowered to liquidate the Grafiti Holding common shares held by the trust and distribute the proceeds thereof to the participating securityholders as beneficiaries.

Holders of common stock of the Parent will receive one Grafiti Holding common share for every 50 shares of the Parent’s common stock held at the close of business on the record date. In addition, in accordance with the terms of the Parent’s preferred stock charters and the warrant agreements for the warrants participating in the spin-off, each holder of the Parent’s preferred stock and the participating warrants is entitled to participate in the spin-off distribution to the same extent that the holder would have participated if the holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the record date. Other outstanding warrants which provide that the holders of such warrants as of the record date may only participate in the distribution of Grafiti Holding common shares upon exercise of such warrants before the record date have remained unexercised and as a result, will not participate. Since the Parent transferred the Grafiti Holding common shares that it owned to the trust for the benefit of the participating securityholders as of the record date, the Parent does not own any Grafiti Holding common shares.

The spin-off is governed by (i) a separation and distribution agreement, dated October 23, 2023 (as amended from time to time, the “Separation Agreement”) between the Parent and Grafiti Holding, (ii) an assignment and assumption agreement dated December 26, 2023 between the Parent and Grafiti Holding to transfer the shares of Grafiti UK owned by the Parent to Grafiti Holding in exchange for Grafiti Holding common shares (the “Assignment Agreement”), and (iii) the Liquidating Trust Agreement by and among Grafiti Holding, the Parent and the initial trustee of the trust (the “Trust Agreement,” collectively with the Separation Agreement and the Assignment Agreement, the “Spin-off Documents”), which provide the terms and conditions of the separation of the Grafiti UK Business and for the spin-off. Nadir Ali, former Chief Executive Officer and director of the Parent, currently serves as the sole officer and director of Grafiti and will continue to do so following the spin-off until the Business Combination is consummated.

Recent Developments

Proposed Business Combination with Damon

Grafiti Holding has entered into the Business Combination Agreement, pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company continuing as a wholly-owned subsidiary of Grafiti Holding. The Business Combination is subject to material conditions, including (1) approval of the issuance of Grafiti Holding common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court (the “Court”) after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, (2) a vote in favor of a resolution approving the Business Combination by (a) two-thirds of the votes cast on such resolution by the Damon shareholders present in person or represented by proxy at the applicable Damon shareholders meeting; (b) two-thirds of the votes cast on such resolution by the holders of Damon Class B Preferred Shares and Class A Series 2 Company Preferred Shares, voting together as a single class on an as converted basis; (c) two-thirds of the votes cast on such resolution by the holders of Damon warrants; (d) two-thirds of the votes cast on such resolution by the holders of Damon options; (e) three-quarters of the underlying value of the votes cast on such resolution by the holders of Damon convertible notes and a majority of the holders of such Damon convertible notes; and (f) any approval requirements as may be imposed by the Court, (3) approval of the listing of the Grafiti Holding common shares on Nasdaq after giving effect to the Business Combination, (4) Damon obtaining lock-up agreements from holders of 95% of its fully diluted outstanding shares excluding certain Damon noteholders and any other securityholders agreed by Grafiti Holding, (5) Damon maintaining a cash balance of at least $3 million as of the time of consummating the Business Combination and (6) Grafiti Holding and/or Damon having received legally binding commitments for additional financing in the amount of no less than $13,000,000 in aggregate gross proceeds. Upon the consummation of the Business Combination, holders of Grafiti Holding common shares, including the participating securityholders and the Registered Shareholders, are expected to retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes the shares being registered for resale by the Registered Shareholders pursuant to the registration statement on Form S-1 of which this prospectus is a part, constituting approximately 5% of the expected outstanding common shares of the combined company on a fully diluted basis as of the time of completion of the Business Combination.

See the sections “Business of Grafiti - Recent Developments - Proposed Business Combination with Damon” for a more detailed description of the Business Combination Agreement.

Streeterville Note, Grafiti Holding Note and Related Transactions

On June 26, 2024, Grafiti Holding and Streeterville Capital, LLC, a Utah limited liability company (“Investor”) entered into a note purchase agreement, pursuant to which Grafiti Holding agreed to sell, and the Investor agreed to purchase, a secured promissory note in an aggregate original principal amount of $6,470,000 in a private offering in reliance on exemptions from registration under applicable securities laws. The note and the note purchase agreement were amended by Amendment No. 1 as of October 31, 2024 (as amended, the “Streeterville Note” and the “Note Purchase Agreement”).

The Streeterville Note carries an original issue discount of $1,450,000 and $20,000 of issuance costs to cover legal, accounting, due diligence, monitoring and other transaction costs. On the same day, the Investor paid the purchase price of $5,000,000 as follows: (a) $1,150,000 to Grafiti Holding; (b) $350,000 to Damon as a loan from Grafiti Holding to Damon, and (c) $3,500,000 into escrow, which will be distributed to Grafiti Holding upon satisfaction of certain conditions including: (a) consummation of the Business Combination; (b) the combined company’s common shares being listed on Nasdaq; and (c) immediately following the closing of the Business Combination, the combined company having no outstanding debt other than the Streeterville Note, certain other specified debts and trade payables incurred in the ordinary course of business, the Business Combination Notes (as defined below) and other debt consented to by Investor (the “Escrow Conditions”). Pursuant to the escrow agreement, if the Escrow Conditions have not been satisfied by August 31, 2024 (the “Deadline Date”), the escrow agent may return the escrow amount to the Investor and the Guaranties in favor of Streeterville (as defined below) to Damon and Damon Subsidiary (as defined below). In accordance with the amendments to the escrow agreement, the Deadline Date has been extended to November 30, 2024. Additionally, starting on the earlier of 13 months after the closing of the Business Combination or January 1, 2026, the Investor may require the borrower to redeem up to one-sixth of the note’s initial principal and accrued interest monthly, and any unexercised redemption amounts can be carried over to future months. Grafiti Holding has also agreed to not issue or sell any equity securities for capital raising purposes without the Investor’s prior consent.

In connection with the Streeterville loan transaction, Damon Motors Corporation, a Delaware corporation and a wholly-owned subsidiary of Damon (the “Damon Subsidiary”), and Damon, each entered into a Guaranty, dated as of June 26, 2024, whereby Damon and the Damon Subsidiary guaranteed the performance of Grafiti Holding’s obligations under the Streeterville Note (collectively, the “Guaranties in favor of Streeterville”). Additionally, Grafiti Holding’s obligations under the Streeterville Note are secured by a lien on the Grafiti Holding Note (as defined below) payable by Damon to Grafiti Holding (as described below) and all related claims, rights, and interests in the Grafiti Holding Note, pursuant to a Security Agreement between Streeterville and Grafiti Holding, dated June 26, 2024.

On June 26, 2024, Grafiti Holding purchased from Damon a senior secured promissory note, which was subsequently amended on September 25, 2024 (the “Grafiti Holding Note”). Pursuant to the Grafiti Holding Note, as amended by the amendment dated September 25, 2024, Grafiti Holding has loaned to Damon an aggregate original principal amount of $1,146,000. The Grafiti Holding Note was issued in a private offering in reliance on exemptions from registration under applicable securities laws. In accordance with the terms of the Grafiti Holding Note, as amended by the amendment dated September 25, 2024, Damon may request and Grafiti Holding may loan, in its discretion, additional funds up to an aggregate principal amount, including the original principal amount, of $1,150,000.

In connection with the Grafiti Holding Note, on June 26, 2024, Grafiti Holding and Damon also entered into a Security and Pledge Agreement (the “Damon Security Agreement”), and Grafiti Holding received a guaranty from the Damon Subsidiary in favor of Grafiti Holding (the “Damon Subsidiary Guaranty”). Under the Damon Security Agreement, Grafiti received a continuing first priority security interest in all of the existing and future assets of Damon to secure Damon’s obligations under the Grafiti Holding Note. Under the Damon Subsidiary Guaranty, the Damon Subsidiary agreed to guarantee the performance of Damon’s obligations under the Grafiti Holding Note and the Damon Security Agreement.

See the sections “Business of Grafiti - Recent Developments - Note Purchase Agreement with Streeterville and Related Security Documents” and “- Grafiti Holding Note and Related Security Documents” for a more detailed description of the Streeterville Note, the Grafiti Holding Note and the related transactions.

Proposed Debt Financing and Related Transactions

Prior to the consummation of the Business Combination, Grafiti Holding intends to enter into note purchase agreements with certain accredited investors. Pursuant to the proposed note purchase agreements, for an aggregate cash purchase price of $13,000,000 payable in tranches and subject to the conditions set forth in the notes as described below, Grafiti Holding will agree to sell, and the investors will agree to purchase, secured promissory notes in an initial aggregate principal amount of $16,770,000 under the notes (collectively, the “Business Combination Notes”), in a private offering exempt from registration under applicable securities laws. The Business Combination Notes are expected to carry an aggregate original issue discount of $3,770,000. For each $1.00 funded under the Business Combination Notes, an additional $0.29 in original issue discount will be added to the outstanding balance.

Funding under the Business Combination Notes, collectively, are expected to be in accordance with the following schedule: (a) $4,000,000 on January 31, 2025, (b) $3,000,000 on April 30, 2025, (c) $3,000,000 on July 31, 2025, and (d) $3,000,000 on September 30, 2025, for an aggregate funding amount of $13,000,000. Following the closing of the Business Combination, for each $1.00 in funds raised by Grafiti Holding through the sale of common or preferred shares in a capital raising financing, the investors may reduce their next funding obligation by $0.50. Additionally, starting on the earlier of 13 months after the closing of the Business Combination or January 1, 2026, each lender may require the borrower to redeem up to one-sixth of the note’s initial principal and accrued interest monthly, and any unexercised redemption amounts can be carried over to future months.

Each of the Business Combination Notes will be subject to the satisfaction the following conditions on each of the funding dates: (i) no event of default (as defined in the Business Combination Notes) shall have occurred, (ii) Grafiti Holding’s common shares shall be listed for trading on Nasdaq, (iii) Grafiti Holding shall be current on all of its filings with the SEC under the Exchange Act, and (iv) neither Grafiti Holding nor Damon has granted any security interest, lien or encumbrance on any of their assets after the date of the Business Combination Note. In the event the Business Combination does not occur by November 30, 2024, the Business Combination Notes and the related note purchase agreements will immediately and automatically terminate and be deemed void ab initio.

In connection with the proposed issuance of the Business Combination Notes, the Damon Subsidiary and Damon each intend to enter into a Guaranty, whereby Damon and the Damon Subsidiary will guarantee the performance of Grafiti Holding’s obligations under the Business Combination Notes. Additionally, Grafiti Holding’s obligations under the Business Combination Notes is expected to be secured by a lien on all the assets of Grafiti Holding and Damon, pursuant to a security agreement and intellectual property security agreement, respectively, with each of Grafiti Holding and Damon. The investors are expected to enter into an intercreditor agreement in connection with the Business Combination Notes whereby they will agree to share their respective security interests in Grafiti Holding and Damon on a pari passu basis.

See the section “Business of Grafiti - Recent Developments - Proposed Debt Financing and Related Transactions” for a more detailed description of the proposed note purchase agreement, securities promissory note, security agreement, intellectual property security agreement and guarantees.

Recent Consulting Agreements

Consulting Agreement with Melanie Figueroa

Grafiti Holding has entered into a consulting agreement on September 25, 2024 with Ms. Melanie Figueroa, formerly General Counsel of Parent prior to the XTI Merger, a current owner of more than 5% of the outstanding Graffiti Holding common shares, and currently the sole trustee of the trust. Pursuant to this consulting agreement, Grafiti Holding has agreed to pay a fee of $15,000 per month for services rendered to Grafiti Holding since April 1, 2024 until the closing of the Business Combination. Under this consulting agreement, Ms. Figueroa is providing advisory services related to Grafiti Holding’s public company registration, reporting and compliance matters, corporate business development initiatives and growth strategies.

As compensation under the Consulting Agreement, Grafiti Holding will pay Ms. Figueroa a fee of $175,000 upon closing the Business Combination and her monthly fee will increase to $29,166.67 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Figueroa Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Ms. Figueroa, the monthly fee will continue to be paid for the remainder of the Figueroa Guaranteed Period. Ms. Figueroa will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Figueroa Guaranteed Period will continue to be paid.

Consulting Agreement with Wendy Loundermon

Grafiti Holding has entered into a consulting agreement on September 25, 2024 with Ms. Wendy Loundermon, formerly the Chief Financial Officer of Parent prior to the XTI Merger and a current owner of more than 5% of the outstanding Graffiti Holding common shares. Pursuant to this agreement, Grafiti Holding has agreed to pay a fee of $10,000 per month for services rendered to the Company since April 1, 2024 until the closing of the Business Combination pursuant to which Ms. Loundermon is providing advisory services in connection with the transition of the Company’s financial reporting function to ensure continuity of business operations following the Business Combination.

As compensation under the Consulting Agreement, Grafiti Holding will pay Ms. Loundermon a fee of $150,000 upon closing the Business Combination and her monthly fee will increase to $25,000 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Loundermon Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Ms. Loundermon, the monthly fee will continue to be paid for the remainder of the Loundermon Guaranteed Period. Mrs. Loundermon will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Loundermon Guaranteed Period will continue to be paid.

See the section “Business of Grafiti - Recent Developments – Recent Consulting Agreements” for a more detailed description of the consulting agreements with Ms. Figueroa and Ms. Loundermon.

Lock-up Restrictions

The Second Amendment to the Business Combination Agreement provides that if any shareholder of Damon Motors is released early from the lock-up agreement contemplated by the Business Combination Agreement, then the Registered Shareholders will also be released from their respective lock-up obligations to the same extent. An institutional shareholder of Damon Motors, expected to own approximately 3.6 million common shares of the combined company, is expected to enter into a lock-up release agreement whereby such shares will be released entirely from the lock-up agreement upon issuance of the Business Combination Notes (“Damon Holder Release”). If this Damon Holder Release occurs, the Registered Shareholders will also be entirely released from their respective lock-up agreements in accordance with the Second Amendment to the Business Combination Agreement. Except as described above, shareholders of the combined company will be subject to lock-up restrictions for the period from the closing of the Business Combination to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% upon the closing of the Business Combination, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold. Additionally, any shareholders as of the completion of the spin-off and the Business Combination who are directors or officers of the combined company, excluding the Registered Shareholders if the Damon Holder Release occurs, will be subject to lock-up restrictions for the period from the closing of the Business Combination to 180 days after the closing (collectively, the “Lock-Up Restrictions Pursuant to the Business Combination Agreement”).

Risk Factors

We face numerous risks related to, among other things, our business operations, our strategies, general economic conditions, competitive dynamics of the industry, our level of indebtedness, the legal and regulatory environment in which we operate, our status as an independent reporting company following the spin-off, and the Business Combination. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on our business, financial condition, results of operations or cash flows. We encourage you to review these risk factors carefully. Furthermore, this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Emerging Growth Company Status of Grafiti

Grafiti Holding is an “emerging growth company” as defined in the JOBS Act. As such, Grafiti Holding will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of some or all of these exemptions, some investors may find Grafiti Holding common shares less attractive. If our common shares become publicly traded, the result may be a less active trading market for our common shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that we, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

RISK FACTORS

An investment in our common shares involves significant risks. You should carefully consider the following risk factors, together with information contained or incorporated by reference in this prospectus in evaluating us and our common shares. If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on Grafiti’s business, financial condition, results of operations or cash flows after the spin-off and the Business Combination. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. In any such case, the market price of our common shares could decline, and you may lose all or part of your investment. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Grafiti’s Business

We have a strategic acquisition strategy which may make it difficult for potential investors to evaluate our future business. Furthermore, due to the risks and uncertainties related to the acquisition of new businesses, any such acquisition does not guarantee that we will be able to attain profitability.

We have a strategic acquisition strategy and have entered into the Separation Agreement and the Business Combination Agreement concurrently. This may make it difficult for potential investors to evaluate our future business. Although we may receive indemnification protections in connection with these acquisitions from undisclosed liabilities of the businesses we may acquire, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of any of the businesses we may acquire may not renew their relationships, for which there likely will be no indemnification. Accordingly, our business faces risks from inherent uncertainties of acquiring businesses in a competitive environment. There is no assurance that our acquired businesses will be successful or that we will attain profitability.

We may not be able to successfully integrate the business and operations of entities that we may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of these acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.

Integrating the technology and operations acquired in connection with potential future acquisitions involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential increase in operating costs;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to maintain effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs to successfully integrate operations, technologies, personnel of acquired businesses and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial or strategic benefits of future acquisitions which could have a material adverse effect on our business, financial condition and results of operations.

Even if we are able to successfully operate the acquired businesses, we may not be able to realize the revenue and other synergies and growth that we anticipate from these acquisitions in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of certain risks:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies’ current and future products as expected;

●	the possibility that we may have entered a market with no prior experience and may not succeed in the manner expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or return on invested capital when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of such acquisitions.

Any future acquisitions that we may make could disrupt our business, cause dilution to our shareholders and harm our business, financial condition and operating results.

If we are successful in consummating acquisitions, including the current Business Combination, those transaction could subject us to a number of risks, including:

●	the purchase price we pay or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing shareholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Our ability to successfully execute our business plan may require additional debt or equity financing, which may otherwise not be available on reasonable terms or at all.

Based on our current business plan, which includes the consummation of the Business Combination, we will need additional capital to support our operations, which may be satisfied with additional debt or equity financings. Future financings through equity offerings by us will be dilutive to existing shareholders. In addition, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting or consent rights, and the issuance of warrants, convertible notes or other derivative securities. We may also issue incentive awards under our equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could affect the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations by, for example, selling certain assets or business segments.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Future acquisitions may require substantial expansion of our systems, workforce and facilities and our corporate strategy includes plans for continued acquisitions of complementary technologies and businesses in furtherance of our growth plans. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of future acquisitions could place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

We have a history of operating losses and there is no assurance that we will be able to achieve profitability or raise additional financing or continue as a going concern.

We have a history of operating losses. We have incurred net losses attributable to our shareholders of approximately $1,348,357 and $73,828 for the fiscal years ended June 30, 2024 and 2023, respectively. This increase in loss of approximately $1,274,529 was primarily attributable to the costs of the proposed Business Combination, a provision for credit losses and stock based compensation charges during the year ended June 30, 2024. The ability of our company to continue as a going concern is dependent upon our attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. Our management is evaluating options and strategic transactions and continuing to market and promote our product offerings to increase revenues, however, there is no guarantee that these efforts will be successful or that we will be able to achieve or sustain profitability. Historically, we have funded our operations primarily with proceeds from our parent corporation, and in June 2024 we raised debt financing from an institutional investor and received $1,500,000 in loan proceeds as an initial loan tranche, of which we have loaned $1,146,000 to Damon and may loan up to an aggregate of $1,150,000 to Damon. On or prior to the closing of the Business Combination, we also expect to enter into the Business Combination Notes, to fund operations following the closing of the Business Combination. Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurance that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our shareholders and could result in a decrease in our stock price if our common shares become publicly traded.

Our ability to achieve profitability is more challenging when sales slow due to adverse economic conditions, notwithstanding our cost reduction efforts, because our cost reduction efforts may not be sufficient to offset declining gross profit.

Adverse economic conditions may result in lower demand for the products we sell. When we experience a rapid decline in demand for products we experience more difficulty in achieving the gross profit and operating profit we desire due to the lower sales and increased pricing pressure. The economic environment may also result in changes in vendor terms and conditions, such as rebates, cash discounts and cooperative marketing efforts, which may also result in downward pressure on our gross profit. As a result, there is pressure to reduce the cost of operations in order to maximize operating profits. To the extent we cannot reduce costs to offset such decline in gross profits, our operating profits typically deteriorate. The benefits from cost reductions may also take longer to fully realize and may not fully mitigate the impact of the reduced demand or changes in vendor terms and conditions. Should we experience a decline in operating profits or not achieve the planned level of growth in operations of previously acquired businesses, the valuations we develop for purposes of our goodwill impairment test may be adversely affected, potentially resulting in impairment charges. In addition, deterioration in the financial and credit markets heightens the risk of customer bankruptcies and delays in payment.

Our competitors can take more market share by reducing prices on our most profitable vendor products, causing us to reduce prices on such products.

The technology distribution industry is characterized by intense competition, based primarily on product availability, credit terms and availability, price, effectiveness of information systems and e-commerce tools, speed of delivery, ability to tailor specific solutions to customer needs, quality and depth of product lines and training, service and support. Our customers are not required to purchase any specific volume of products from us and may move business if pricing is reduced by competitors, resulting in lower sales. As a result, we must be extremely flexible in determining when to reduce prices to maintain market share and sales volumes and when to allow our sales volumes to decline to maintain our desired level of profitability for our products. We compete with a variety of regional, national and international distributors and resellers, some of which may have greater financial resources than us. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, vendors may choose to market their products directly to end-users, rather than through distributors such as us, and this could adversely affect our business, financial condition and results of operations.

Failure to obtain adequate product supplies or licenses from our primary vendor, or a significant change in vendor prices, terms or conditions of sale by our largest vendor may negatively affect our financial condition and results of operations.

All of our revenues have been derived from the sale of product licenses we purchase from the licensor. As disclosed in greater detail in the section “Business of Grafiti,” the Parent acquired an exclusive license to use, market, distribute, and develop the SAVES products pursuant to an Exclusive Software License and Distribution Agreement, by and among the Parent, Cranes Software International Ltd. and Systat Software, Inc., as amended on June 30, 2020 and February 22, 2021, and has licensed the SAVES products to us. In connection with the Solutions Divestiture and as reported in the current report on Form 8-K filed by the Parent on February 23, 2024, the Parent sold 100% of the equity interest in Grafiti LLC, then a wholly-owned subsidiary of the Parent which holds the exclusive license to develop and sell the SAVES products, along with other assets and businesses, to an entity controlled by Nadir Ali, our Chief Executive Officer and sole director.

As the licensor, Grafiti LLC has and its successors will have significant negotiating power over us, and rapid, significant, or adverse changes in sales terms and conditions, such as competitive pricing as well as reducing the level of purchase discounts and rebates available to us, may reduce the profit we can earn on the products and result in loss of revenue and profitability. Our gross profit could be negatively impacted if we are unable to pass through the impact of these changes to our distributors, resellers and customers. Additionally, significant changes in payment terms or payment arrangements could negatively impact our liquidity and financial condition. While we have entered into a distributor agreement with Grafiti LLC, this agreement may be terminated without cause upon 90 days’ prior notice, or immediately for specified reasons, including an uncured breach or bankruptcy. The loss of a relationship with Grafiti LLC, a change in their strategy (such as increasing direct sales vs. relying on distributors and resellers for the sale of their products), selling more and at better terms to existing or new competing distributors, a merger or reorganization of Grafiti LLC or its successors or significant changes in terms on Grafiti LLC’s or its successors’ products may adversely affect our business.

Potential conflicts of interest exist with respect to the intellectual property rights that we license from Grafiti LLC which is controlled by our Chief Executive Officer and sole director, and it is possible our interests and his interests may diverge.

Our business of distributing the SAVES products in the UK and certain other European countries depends solely on the license from Grafiti LLC, an entity controlled by Nadir Ali, our Chief Executive Officer and sole director. This license relationship presents the possibility of a conflict of interest in the event that issues arise with respect to the licensed intellectual property rights and the payment terms under our distributor agreement with Grafiti LLC, where our interests may diverge from those of Grafiti LLC. The actions taken on behalf of the Grafiti LLC may not be in the best interests of our shareholders.

A delay in the completion of our customers’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our customers to purchase products and services from us to maintain and increase our earnings, however, customer purchases are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. If sales expected from a specific customer are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our customers may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our customers for any reason, our business and financial condition could be adversely affected.

If our products fail to satisfy customer demands or to achieve increased market acceptance, our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products are critical to our continued success. Demand for our products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the statistical analytics and visualization market. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our products, our business operations, financial results and growth prospects will be materially and adversely affected.

Defects, errors, or vulnerabilities in the products or services that we sell or the failure of such products or services to prevent a security breach, could harm our reputation and adversely affect our results of operations.

Because the products we sell are complex, they have contained and may contain software design errors or software bugs that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ products and thereby leave customers vulnerable to advanced persistent threats (APTs) or security attacks.

Any defects, errors or vulnerabilities in the products we sell could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	delayed or lost revenue;

●	loss of existing or potential customers or partners;

●	increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third-party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any such claims or litigation. In addition, litigation and other legal claims are subject to inherent uncertainties. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of threatened litigation.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions on our hosted Cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, invasions, disruptions, cyber security threats, hacker attacks, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us financial or reputational damage, interrupt or suspend our operations, subject us to legal action and increased regulatory oversight, or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

We may enter into joint venture, teaming and other similar arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have material adverse results on our business and results of operations.

While we have not entered into any joint venture, teaming and other similar arrangements at the current date, we may enter into these activities in the future. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

During the year ended June 30, 2024, the Company had one customer that accounted for 11% of revenue and during the year ended June 30, 2023, the Company had one customer that accounted for 16% of revenues. Each of these customers may or may not continue to be a significant contributor to revenue in 2025. No customer accounted for more than 10% of our gross revenue during the fiscal year ended June 30, 2022. The loss of a significant amount of business from one of our major customers could materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

The growth of our business is dependent on increasing sales to our existing customers and obtaining new customers, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, meeting customers’ needs and expectations, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure by us to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing customer needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement solutions that anticipate and respond to rapid changes in technology, the industry, and customer needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We offer one vendor’s product offerings and are dependent on our customers demand for this vendor’s products. There can be no assurances that consumer or commercial demand for our future products will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results. Unless we are able to release location based products that meet a significant market demand, we will not be able to improve our financial condition or the results of our future operations.

Digital threats such as cyber-attacks, data protection breaches, computer viruses or malware may disrupt our operations, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our customers’ networks, or in cloud-based services provided by or enabled by us, could result in liability for us, damage our reputation or otherwise harm our business.

Despite our implementation of network security measures, the products and services we sell to customers, and our servers, data centers and the cloud-based solutions on which our data, and data of our customers, suppliers and business partners are stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, malicious acts, and similar disruptions from unauthorized tampering or human error. Use of our products and services in our customers’ environments may have the possibility of being breached as a result of acts other than our customers exposing confidential and sensitive information. Despite our security controls and measures, any such event could compromise our networks or those of our customers, and the information stored on our networks or those of our customers could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and meet with resistance, and may not be successful. Breaches of network security in our customers’ networks, or in cloud-based services provided by or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

Our international business exposes us to geo-political and economic factors, legal and regulatory requirements, public health and other risks associated with doing business in foreign countries.

We provide our products and services to customers in many countries beyond the United Kingdom. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as Canadian and UK foreign policy.

Our international sales are also subject to local government laws, regulations and procurement policies and practices, which may differ from the UK Government regulations, including regulations relating to import-export control, investments, foreign exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively affect our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

In addition, our international operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as 2019-Novel Coronavirus (2019-nCoV), avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. For example, as a result of the Coronavirus outbreak, our ability to source internal connection cables for certain of our sensors has been delayed, which will require us to source these components from other vendors at a higher price that may result in an increase in our costs to produce our products In the event our customers are materially impacted by these events, it may impact anticipated orders and planned shipments for our products. With respect to political factors, the United Kingdom’s 2016 referendum, commonly referred to as “Brexit,” has created economic and political uncertainty in the European Union. Also, the European Union’s General Data Protection Regulation imposes significant new requirements on how we collect, process and transfer personal data, as well as significant fines for non-compliance. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on our business.

Our international operations are subject to special government laws and regulations, such as the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act of 2010, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our registration with the SEC and international operations subject us to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations in various jurisdictions, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act 2010 (“Bribery Act”), and other applicable laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. These laws and regulations apply worldwide. Our international activities create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA and the Bribery Act, even though these parties are not always subject to our control. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. Similarly, it is a defense under section 7 of the Bribery Act if a company has implemented “adequate procedures” designed to ensure compliance with the provisions of the Bribery Act. A violation of these laws or regulations could adversely affect our business, reputation, financial condition and results of operations.

We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions laws or import-export control regulations could subject us to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, reputation, financial condition and results of operations.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in Canada, the UK, the European Union and elsewhere around the world. Weak economic conditions generally, sustained uncertainty about global economic conditions, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit globally, have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and uncertain global outlook. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

Domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, broadly defined and rapidly evolving. Such regulation could directly restrict portions of our business or indirectly affect our business by constraining our customers’ use of our technology and services or limiting the growth of our markets.

We are subject to diverse laws and regulations relating to data privacy and security, including the United Kingdom data protection regime consisting primarily of the UK General Data Protection Regulation (UK GDPR) and the UK Data Protection Act 2018 and, in the EEA, Regulation 2016/679, known as the EEA General Data Protection Regulation (GDPR). The GDPR and UK GDPR implement stringent operational requirements for controllers of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data (including, in certain circumstances for marketing and other follower engagement), more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, additional obligations when we contract third-party processors in connection with the processing of personal data, and certain restrictions when transferring personal data outside of the UK.

Failure to comply with European Union laws, including failure under the GDPR and UK GDPR, Data Protection Act 2018, ePrivacy Directive and other laws relating to the security of personal data may result in fines up to €20 million (or £17.5 million under the UK GDPR) or up to 4% of the total worldwide annual turnover of the preceding financial year, if greater, and other administrative penalties including criminal liability, which may be onerous and adversely affect our business, financial condition, results of operations and prospects. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. Failure to comply with the GDPR and related laws may lead to increased risk of private actions from data subjects and consumer not-for-profit organizations, including a new form of class action that is available under the GDPR.

In recent years, US and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the United Kingdom, marketing is defined broadly to include any promotional material and the rules specifically on electronic marketing are currently set out in the ePrivacy Directive (which is implemented in the United Kingdom by the Privacy and Electronic Communications Regulations; this remains in force following the United Kingdom’s departure from the European Union), which requires informed consent for the placement of a cookie or similar technologies on a user’s device and for certain direct electronic marketing. The regime also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology, and non-compliance with marketing and cookies laws could lead to litigation, regulatory investigations, enforcement notices or monetary penalties. Further regulation or more stringent enforcement of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions on our online activities, including efforts to understand followers’ internet usage and promote ourselves to them.

In addition, our services may be subject to regulation under current or future laws or regulations implemented by governments and agencies of foreign jurisdictions where we currently or may in the future operate as these jurisdictions have adopted and could in the future adopt, modify, apply or enforce laws, policies, and regulations covering user privacy, data security, technologies that are used to collect, store and/or process data, and/or the collection, use, processing, transfer, storage and/or disclosure of data associated with individuals. The categories of data regulated under these laws vary widely, are often broadly defined, and subject to new applications or interpretation by regulators. The uncertainty and inconsistency among these laws, coupled with a lack of guidance as to how these laws will be applied to current and emerging indoor positioning analytics technologies, creates a risk that regulators, lawmakers or other third parties, such as potential plaintiffs, may assert claims, pursue investigations or audits, or engage in civil or criminal enforcement. These actions could limit the market for our services and technologies or impose burdensome requirements on our services and/or customers’ use of our services, thereby rendering our business unprofitable.

If our treatment of data, privacy practices or data security measures fail to comply with these current or future laws and regulations in any of the jurisdictions in which we collect and/or process information, we may be subject to litigation, regulatory investigations, civil or criminal enforcement, financial penalties, audits or other liabilities in such jurisdictions, or our customers may terminate their relationships with us. In addition, data protection laws, such as the GDPR, foreign court judgments or regulatory actions could affect our ability to transfer, process and/or receive transnational data that is critical to our operations, including data relating to users, customers, or partners outside the United States. For instance, the GDPR restricts transfers of personal data outside of the European Economic Area, including to the United States, subject to certain requirements. Such data protection laws, judgments or actions could affect the manner in which we provide our services or adversely affect our financial results if foreign customers and partners are not able to lawfully transfer data to us.

The ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield frameworks and the European Commission’s Model Contractual Clauses, each of which are currently under particular scrutiny. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Any actual or perceived failure by us to comply with our privacy policy or legal or regulatory requirements in one or multiple jurisdictions could result in proceedings, actions and penalties against us.

Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal data or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the UK, Canada, EU, the United States and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data.

If we are perceived to cause, or are otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism, financial penalties and potential legal liability. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of personal data may create negative public reactions to technologies, products and services that we sell. Public concerns regarding personal data processing, privacy and security may cause some of our customers’ end users to be less likely to visit their venues or otherwise interact with them. If enough end users choose not to visit our customers’ venues or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our service, and slow or eliminate the growth of our business, or cause our business to contract.

Around the world, there are numerous lawsuits in process against various technology companies that process personal information and personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Furthermore, the costs of compliance with, and other burdens imposed by laws, regulations and policies concerning privacy and data security that are applicable to the businesses of our customers may limit the use and adoption of our technologies and reduce overall demand for it. Privacy concerns, whether or not valid, may inhibit market adoption of our technologies. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or require us to make modifications to our existing services and technology, which could significantly limit the adoption and deployment of our technologies or result in significant expense.

The lasting effects of the COVID-19 pandemic, and the potential impact of new pandemics or public health issues, could adversely affect our business, operations, financial condition and results of operations, and the extent to which the effects of the pandemic will impact our business, operations, financial condition and results of operations remains uncertain.

While the unprecedented challenges posed by the COVID-19 pandemic over the last few years have subsided, there continue to be lasting effects that may result in significant volatility and business and economic disruptions and uncertainty. We have taken steps to protect our employees and we continue to operate all of our services. However, the impact of the remaining effects of the pandemic, and the possibility of new pandemics or health issues, on our business, operations, financial condition, and results of operations is uncertain and difficult to predict. It will depend on numerous evolving factors that we may not be able to control or predict, including:

●	the duration and scope of the pandemic;

●	the extent to which the national, local and regional government authorities may take action to control and prevent the spread of new or more vaccine resistant variants that may emerge;

●	the extent and effectiveness of responsive actions by authorities and the impact of these and other factors on our employees, customers and vendors;

●	the impact of the pandemic on our employees;

●	the extent to which we are able to maintain and replace critical internet infrastructure components, when necessary;

●	our continued ability to execute on business continuity plans for the maintenance of our critical internet infrastructure, while most of our employees continue to work remotely; and

●	any negative impact on the demand for our services and products resulting from the economic disruption caused by the pandemic and responses thereto.

If we are unable to successfully respond to and manage the impact of the pandemic, and the resulting responses to it, our business, operations, financial condition and results of operations could be adversely impacted.

Risks Related to the Separation and Distribution

The proposed spin-off may not be completed on the currently contemplated timeline, or at all, may cause us to incur more expenses than anticipated and may not achieve the intended benefits.

The delivery of the Grafiti Holding common shares by the trust to the participating securityholders in connection with the spin-off is subject to the effectiveness of the Form 10 Registration Statement. There can be no assurance as to when the Form 10 Registration Statement will be declared effective by the SEC. The costs and expenses of completing the spin-off may increase in the event that the timing of the spin-off is delayed and may not yield intended benefits.

Separating the Grafiti UK Business from the remainder of the SAVES business may also adversely affect the Grafiti UK Business following the separation and distribution, which could negatively impact our financial condition and results of operations. Moreover, we may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the separation and distribution, which could materially and adversely affect our business, financial condition and results of operations and lead to increased volatility in the price of our common share.

Risks Related to Our Proposed Direct Listing on Nasdaq and Ownership of Our Common Shares

Our proposed direct listing on Nasdaq following the closing of the Business Combination differs significantly from an initial public offering conducted on a firm-commitment basis.

This is not an initial public offering of common stock conducted on a firm-commitment underwritten basis. The proposed direct listing of our common shares on Nasdaq differs from a firm-commitment underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

●	There are no underwriters engaged on a firm-commitment basis. Consequently, if our listing application is approved and the Business Combination is consummated, prior to the opening of trading on Nasdaq, there will be no traditional book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common shares on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an initial public offering underwritten on a firm-commitment basis. Moreover, there will be no underwriters engaged on a firm-commitment underwritten basis assuming risk in connection with the initial resale of shares of our common shares. In an initial public offering underwritten on a firm-commitment basis, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our common shares during the period immediately following the listing.

●	There is not a fixed number of securities available for sale. Therefore, there can be no assurance that any Registered Shareholders or other shareholders following the completion of the spin-off and the Business Combination will sell any or all of their common shares and there may initially be a lack of supply of, or demand for, our common shares on Nasdaq. Alternatively, we may have a large number of Registered Shareholders or other shareholders following the completion of the spin-off and the Business Combination who choose to sell their common shares in the near term resulting in an oversupply of our common shares, which could adversely impact the public price of our common shares once listed on Nasdaq.

●	The Second Amendment to the Business Combination Agreement provides that if any shareholder of Damon Motors is released early from the lock-up agreement contemplated by the Business Combination Agreement, then the Registered Shareholders will also be released from their respective lock-up obligations to the same extent. An institutional shareholder of Damon Motors, expected to own approximately 3.6 million common shares of the combined company, is expected to enter into a lock-up release agreement whereby such shares will be released entirely from the lock-up agreement upon issuance of the Business Combination Notes. If this release occurs, the Registered Shareholders will also be entirely released from their respective lock-up agreements in accordance with the Second Amendment to the Business Combination Agreement. Except as described above, shareholders of the combined company will be subject to lock-up restrictions for the period from the closing of the Business Combination to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% upon the closing of the Business Combination, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold. Additionally, any shareholders as of the completion of the spin-off and the Business Combination who are directors or officers of the combined company, excluding the Registered Shareholders if the Damon Holder Release occurs, will be subject to lock-up restrictions for the period from the closing of the Business Combination to 180 days after the closing. Our directors, named executive officers and certain significant shareholders are also subject to restrictions as to the number of common shares each may dispose of in any given period under Rule 144 of the Securities Act. In a firm-commitment underwritten initial public offering, it is customary for an issuer’s officers, directors, and most of its other shareholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after listing. Consequently, any of our shareholders, with the exception of our directors and officers who own our common shares and are subject to the restrictions described above, may sell any or all of their common shares not subject to the Lock-Up Restrictions Pursuant to the Business Combination Agreement at any time, including immediately upon listing. If such sales were to occur in a significant quantum, it may result in an oversupply of our common shares in the market, which could adversely impact the public price of our common shares.

●	We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we may host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our common shares or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our common shares.

Such differences from a firm-commitment underwritten initial public offering could result in a volatile market price for our common shares and uncertain trading volume and may adversely affect your ability to sell your common shares.

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to provide selected financial data in the registration statements and periodic reports that we file with the SEC, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, and if our common shares become publicly traded, such trading market may be less active than it otherwise could be if we were not to take advantage of such exemptions, and our share price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to take advantage of this extended transition period, and therefore, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

We do not intend to pay cash dividends to our shareholders.

We do not intend to pay cash dividends to our shareholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future.

Indemnification of our officers and directors may cause us to use corporate resources to the detriment of our shareholders.

Our articles eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by British Columbia law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Until October 17, 2028, our articles require us to indemnify our directors and officers to the fullest extent permitted by British Columbia law, including in circumstances in which indemnification is otherwise discretionary under British Columbia law.

Under British Columbia law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, excise taxes and amounts paid in settlement, actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.

Reporting company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a reporting company, these rules and regulations will increase our compliance costs and make certain activities more time consuming and costly. As a reporting company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our share price may be volatile, if our shares become publicly traded.

If our common shares become publicly traded, the market price of our common shares is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	sales of our common shares;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies or successfully integrate acquired businesses;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common shares, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common shares;

●	the development and sustainability of an active trading market for our common shares; and

●	any future sales of our common shares by our officers, directors and significant shareholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of publicly traded companies. These market fluctuations may also materially and adversely affect the market price of our common shares, if our common shares become publicly traded.

We expect that there will be no public trading market for our common shares unless the Business Combination is consummated and the direct listing is completed. If our common shares become publicly traded, the shares may be thinly traded, and the price may not reflect our value. There can be no assurance that there will be an active market for shares of our common shares if trading begins.

No public trading market for Grafiti Holding common shares currently exists. We expect that there will be no public trading market for our common shares unless the Business Combination is consummated and the direct listing is completed. Listing of our common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, we have applied for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

If trading of our common shares begins, the shares may be thinly traded and the price per share may not reflect our actual or perceived value. If our common shares become publicly traded, there can be no assurance that there will be an active market for such shares. The market liquidity will be dependent on the perception of our operating business, among other things. If our common shares become publicly traded, we plan to take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash or equity securities. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, even if our common shares become publicly traded, investors may not be able to liquidate their shares at all or liquidate their shares at a price that reflects the value of our business. If an active market should develop, the price may be highly volatile. If there is a relatively low per-share price for our common shares, many brokerage firms or clearing firms may not be willing to effect transactions in our common shares or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced common share as collateral for any loans.

In addition, we cannot predict the prices at which our common shares may trade on Nasdaq following the listing of our common shares, and the market price of our common shares may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, as the direct listing is taking place through a process that is not a firm-commitment underwritten initial public offering, there will be no traditional book building process and no price at which traditional underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. On the day that our common shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our common shares are ready to trade, Nasdaq will calculate the Current Reference Price for our common shares, in accordance with the Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will be executed at such price and regular trading of our common shares on Nasdaq will commence. The Advisor will determine when our common shares are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre opening buy and sell interest), the Advisor will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade.

Additionally, prior to the opening trade, there will not be a price at which underwriters initially sold common shares to the public as there would be in a firm-commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our common shares may be more volatile than in a firm-commitment underwritten initial public offering and could decline significantly and rapidly.

Furthermore, because of our non-underwritten direct listing process on Nasdaq, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested. In the absence of a prior active public trading market for our common shares, if the price of our common shares or our market capitalization falls below those required by Nasdaq’s eligibility standards, we may not be able to satisfy the ongoing listing criteria and may be required to delist.

In addition, because of our non-underwritten listing process, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our common shares on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our common shares that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our common shares and an unsustainable trading price if the price of our common shares significantly rise upon listing and institutional investors believe our common shares are worth less than retail investors, in which case the price of our common shares may decline over time. Further, if the public price of our common shares is above the level that investors determine is reasonable for our common shares, some investors may attempt to short our common shares after trading begins, which would create additional downward pressure on the public price of our common shares. To the extent that there is a lack of consumer awareness among retail investors, such a lack of consumer awareness could reduce the value of our common shares and cause volatility in the trading price of our common shares.

Future sales of common shares by the Registered Shareholders and other shareholders as of the completion of the spin-off and the Business Combination could cause our share price to decline.

We currently expect our common shares to be listed and traded on Nasdaq. Prior to listing on Nasdaq, there has been no trading market for our common shares. Moreover, consistent with Regulation M and other federal securities laws applicable to our listing, we have not consulted with Registered Shareholders or other shareholders expected as of the completion of the spin-off and the Business Combination regarding their desire or plans to sell shares in the public market following the listing or discussed with potential investors their intentions to buy our common shares in the open market. While our common shares may be sold after our listing on Nasdaq by the Registered Shareholders pursuant to this prospectus or by our other shareholders as of the completion of the spin-off and the Business Combination in accordance with Rule 144 of the Securities Act or other applicable securities rules, unlike a firm-commitment underwritten initial public offering, there can be no assurance that any Registered Shareholders or other shareholders will sell any of their common shares and there may initially be a lack of supply of, or demand for, common shares on Nasdaq. While approximately 80% of the Registered Shareholders’ and expected shareholders’ common shares will be subject to a lock-up as of the closing of the Business Combination, there can be no assurance that the Registered Shareholders or other shareholders will refrain from selling their remaining unrestricted common shares, which could result in an oversupply of our common shares on Nasdaq. In the case of a lack of supply of our common shares, the trading price of our common shares may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our common shares if they are unable to purchase a block of our common shares in the open market due to a potential unwillingness of our existing shareholders to sell a sufficient amount of common shares at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our common shares, the market for our common shares may be more volatile without the influence of long-term institutional investors holding significant amounts of our common shares. In the case of a lack of market demand for our common shares, the trading price of our common shares could decline significantly and rapidly after our listing. Therefore, an active, liquid and orderly trading market for our common shares may not initially develop or be sustained, which could significantly depress the public price of our common shares and/or result in significant volatility, which could affect your ability to sell your common shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares, if our common shares become publicly traded.

Other than any restrictions during the Interim Period (as defined below) in accordance with the Business Combination Agreement, we are generally not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. If our common shares become publicly traded, the market price of our common shares could decline as a result of sales of common shares or securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or the perception that such sales could occur.

We may not be able to satisfy the initial listing criteria of the Nasdaq Stock Market or any alternative market in connection with the Business Combination. If our common shares do become publicly traded, we cannot assure you that the market for our common shares will become sufficiently active for you to liquidate your shares.

We cannot assure you that we will be able to meet the initial listing standards of the Nasdaq Stock Market or any alternative market, or that we will be able to maintain any such listing, although we have applied to list our common shares on the Nasdaq Global Market in connection with the Business Combination. The listing of our common shares on the Nasdaq Stock Market is a condition to consummating the Business Combination. We expect that a significant portion of the combined company’s common shares will be subject to the Lock-Up Restrictions Pursuant to the Business Combination Agreement described elsewhere in this prospectus at the closing of the Business Combination, which may adversely affect the liquidity in the trading market for our common shares initially after the Business Combination closes, even if we are able to obtain a listing on Nasdaq.

If the proposed Business Combination Agreement is terminated, or the condition to list our common shares on the Nasdaq Stock Market is waived by Damon, our common shares could become eligible to be quoted on an over-the-counter market maintained by OTC Markets Group Inc. In the over-the-counter markets, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common shares. In addition, if our common shares fail to meet certain criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common shares, which may further adversely affect their liquidity. This would also make it more difficult for us to raise additional capital.

If our shares are delisted from Nasdaq or become subject to “penny stock” rules due to pricing, it would become more difficult to trade our shares.

If we are approved for the initial listing of our common shares on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s continued listing requirements in order to maintain the listing of our securities on Nasdaq. Nasdaq Listing Rule 5450(a)(1) requires listed companies to maintain a minimum bid price of at least $1 per share. From time to time, our stock may have a trading price below $1 per share. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common shares to regain compliance with the applicable listing requirements, stabilize the market price or improve the liquidity of our common shares, prevent our common shares from dropping below the Nasdaq minimum bid price requirement again in the future or prevent future non-compliance with Nasdaq’s other listing requirements.

In addition, SEC rules and regulations require additional disclosure in connection with certain transactions involving a penny stock. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common shares, and therefore shareholders may have difficulty selling their shares.

Risks Related to the Business Combination

If the Business Combination is consummated, Grafiti shareholders will experience substantial dilution.

It is anticipated that, upon the consummation of the Business Combination, holders of Grafiti Holding common shares, including the participating securityholders and management that hold Grafiti Holding common shares immediately prior to the closing of the Business Combination, will retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes the common shares held by the Registered Shareholders, constituting approximately 5% of our expected fully diluted outstanding common shares as of the closing of the Business Combination. In addition, see above “Risks Related to Grafiti’s Common Shares — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.”

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

Even if the Business Combination is approved by the Damon securityholders and the applicable British Columbia court, other specified conditions such as Nasdaq Stock Market approval of the initial listing of our shares and receipt of legally binding commitments for additional financing in the amount of at least $13 million in aggregate gross proceeds must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. Grafiti and Damon may not satisfy all of the conditions to the closing in the Business Combination Agreement prior to the outside date which was extended from March 31, 2024 to September 30, 2024, which may be tolled for up to thirty days at the request of either Grafiti Holding or Damon and may be further extended by mutual agreement of the parties (the “Outside Date”), and, accordingly, the Business Combination may not be completed. If the closing conditions are not satisfied or waived by the Outside Date, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Grafiti and Damon to each lose some or all of the intended benefits of the Business Combination. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time prior to the closing, or Grafiti or Damon may elect to terminate the Business Combination Agreement in certain other circumstances.

The Business Combination may be completed even though certain events occur prior to the closing that materially and adversely affect Grafiti or Damon.

The Business Combination Agreement provides that either Grafiti or Damon can refuse to complete the Business Combination if there is a material adverse change affecting the other party between October 23, 2023, the date of the Business Combination Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on either party, including:

●	general changes in the financial or securities markets or general economic or political conditions in the country or region in which either party does business, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes, conditions or effects that generally affect the industries in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States or the Public Health Agency of Canada), and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses; and

●	any failure to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

If adverse changes occur and Grafiti and Damon still complete the Business Combination, the market price of the combined company’s common shares may suffer. This in turn may reduce the value of the Business Combination to the shareholders of Grafiti, Damon or both.

Termination of the Business Combination Agreement could negatively impact Grafiti

If the Business Combination is not completed for any reason, including the Damon securityholders or the applicable British Columbia court failing to approve the Business Combination or the Nasdaq Stock Market failing to approve the initial listing of our common shares, the ongoing businesses of Grafiti may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Grafiti would be subject to a number of risks, including the following:

●	Grafiti may experience negative reactions from its customers, vendors and employees;

●	Grafiti will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

●	since the Business Combination Agreement restricts the conduct of Grafiti’s business prior to completion of the Business Combination, Grafiti may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and the board of directors of Grafiti seeks another merger or business combination, we cannot assure you that we will be able to find another acquisition target or that such other merger or business combination will be completed and there can be no assurance that Grafiti will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Business Combination Agreement.

Failure to complete the Business Combination may result in Damon paying a termination fee to Parent, although such termination fee payable to Parent may not enable us to pay our expenses incurred in connection with the proposed Business Combination.

If the Business Combination is not completed and the Business Combination Agreement is terminated under certain circumstances, Damon may be required to pay Parent a termination fee of $2,000,000, although such termination fee may not enable us to pay our expenses incurred in connection with the proposed Business Combination unless Inpixon pays such expenses on our behalf or otherwise loans such funds to us or invests further in our company to enable us to pay our expenses. If we are unable to pay our expenses incurred in connection with the Business Combination, our financial condition and results of operations will be adversely affected. Moreover, failure to complete the Business Combination may result in the failure of our common shares to ever become publicly traded.

Following the Business Combination, if consummated, the combined company will need to raise additional capital by issuing securities or debt or other strategic arrangements, which may cause dilution to the combined company’s shareholders or restrict the combined company’s operations.

Following the Business Combination, if consummated, the combined company may be required to raise additional funds sooner than currently planned. If either or both of Grafiti or Damon hold less cash at the time of the closing than the parties currently expect, the combined company will need to raise additional capital sooner than expected. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such issuances may cause significant dilution to the combined company’s shareholders’ ownership and the terms of any new equity securities may have preferences over the combined company’s common shares. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.

These restrictive covenants could deter or prevent the combined company from raising additional capital as and when needed. The combined company’s failure to raise capital as and when needed would have a negative effect on its financial condition and otherwise pursue the combined company’s business strategy and the combined company may be unable to continue as a going concern.

The lack of a public market for the Damon Shares makes it difficult to evaluate the value of the Damon Shares.

The outstanding Damon shares are privately held and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Damon. Because the percentage of outstanding Grafiti Holding common shares to be held by our shareholders on a fully diluted basis upon completion of the Business Combination was determined based on negotiations among the parties to the Business Combination Agreement, it is possible that the fair market value of Grafiti Holding common shares to be retained by our shareholders will be less than the value we ascribed to such shares in connection with the Business Combination.

Grafiti and Damon do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common shares of the combined company will be your sole source of gain, if any, for the foreseeable future.

Following the Business Combination, future sales of shares by existing shareholders could cause the combined company’s share price to decline.

If existing shareholders of Grafiti and Damon sell, or indicate an intention to sell, substantial amounts of the combined company’s common shares in the public market after the Business Combination, the trading price of the common shares of the combined company could decline.

Grafiti and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Business Combination, that may result in adverse outcomes, including preventing the Business Combination from becoming effective or from becoming effective within the expected time frame.

Transactions like the proposed Business Combination are frequently subject to litigation or other legal proceedings, including actions alleging that the Grafiti board of directors (“Grafiti Board”) breached its fiduciary duties to the Grafiti shareholders by entering into the Business Combination Agreement or otherwise. Grafiti and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Business Combination. Such claims, suits and legal proceedings are inherently uncertain, and their results cannot be predicted with certainty. An adverse outcome in such legal proceedings, as well as the costs and efforts of a defense even if successful, can have an adverse impact on Grafiti or Damon because of legal costs, diversion or distraction of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such legal proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders, which could in the future materially and adversely affect Grafiti’s or Damon’s business, operating results and financial condition. Furthermore, one of the conditions to the completion of the Business Combination is there must not be in force any governmental order enjoining or prohibiting the consummation of the Business Combination (provided that the governmental authority issuing such governmental order has jurisdiction over the parties to the Business Combination Agreement and the transactions contemplated thereby). As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the Business Combination, that injunction may prevent the Business Combination from becoming effective or from becoming effective within the expected time frame.

The announcement of the proposed Business Combination could disrupt Grafiti’s and Damon’s relationships with their respective customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks related to the impact of the announcement of the Business Combination on Damon’s business include the following:

●	employees may experience uncertainty about their future roles, which might adversely affect each party’s ability to retain and hire key personnel and other employees; and

●	the parties have expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the combined company’s results of operations and cash available to fund its business.

Grafiti and Damon will incur significant transaction and transition costs in connection with the Business Combination.

Each of Grafiti and Damon has incurred and expects that it will continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as an independent reporting company following the consummation of the Business Combination. Grafiti and Damon may also incur additional costs to retain key employees. Grafiti and Damon will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination, and will be for the account of the party incurring such fees, expenses and costs or paid by Grafiti following the closing of the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Additionally, if the Business Combination Agreement is terminated by Damon or Grafiti due to the other’s breach of certain representations, warranties and covenants, the breaching party will pay the other all reasonable and documented transaction expenses of the other up to $1 million.

Because Grafiti is not conducting an underwritten offering of its securities, no underwriter has conducted a due diligence review of Grafiti’s or Damon’s business, operations or financial condition or reviewed the disclosures in this prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such party, after reasonable investigation, believed that the statements in the registration statement were free from material misstatements and omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosures in the registration statement. Such due diligence may include calls with the registrant’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Damon intends to become publicly traded through the Business Combination rather than through an underwritten offering of Grafiti or Damon common shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Grafiti or Damon in order to establish a due diligence defense with respect to the disclosures presented in this prospectus. While management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by an underwriter in an underwritten public offering. If such review and analysis had occurred, it is possible that certain information in this prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Subsequent to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Grafiti may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on Grafiti’s financial condition, results of operations and the price of Grafiti Holding common shares, which could cause you to lose some or all of your investment.

Grafiti cannot assure you that the due diligence conducted in relation to Damon has identified all material issues or risks associated with Damon, its business or the industry in which it competes. Furthermore, Grafiti cannot assure you that factors outside of Grafiti’s and Damon’s control will not later arise. As a result of these factors, Grafiti and Damon may be exposed to liabilities and incur additional costs and expenses and Grafiti may be forced to later write-down or write-off assets, restructure its or Damon’s operations, or incur impairment or other charges that could result in Grafiti reporting greater losses. Even if Grafiti’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Grafiti’s financial condition and results of operations and could contribute to negative market perceptions about Grafiti’s securities or Damon. Additionally, we have no indemnification rights against the Damon securityholders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the closing of the Business Combination.

Past performance by our management team, directors, advisors and their respective affiliates may not be indicative of future performance of an investment in the combined company or in the future performance of Damon or Grafiti following the Business Combination.

Information regarding performance by, or businesses associated with, our management team, directors, advisors and their respective affiliates is presented for informational purposes only. Past performance by our management team, directors, advisors and such affiliates is not a guarantee of success with respect to the Business Combination. You should not rely on the historical performance of our management team, directors and advisors or that of their respective affiliates as indicative of the future performance of an investment in Grafiti or Damon or the returns the combined company will, or is likely to, generate going forward.

The dual class share structure proposed for the combined company upon consummation of the Business Combination, if consummated, consisting of multiple voting shares and subordinate voting shares, will have the effect of concentrating voting control with Damon’s founder, Chief Executive Officer and current controlling shareholder, Jay Giraud, which may have a negative impact on the trading price of our common shares.

If the Business Combination is consummated, we expect to amend our Articles to provide for a new class of shares titled “Multiple Voting Shares” to be held by Damon’s founder, Chief Executive Officer and current controlling shareholder, Jay Giraud. The Multiple Voting Shares will have 7 votes per share, constituting a 35% voting interest in the outstanding voting power of the combined company on a non-diluted basis and a 30% voting interest in the outstanding voting power of the combined company on a fully diluted basis, as of the consummation of the Business Combination. Our common shares (referred sometimes in this prospectus as “Subordinate Voting Shares” in the event the Business Combination is consummated) will continue to have only one vote per share.. As a result, Jay Giraud will have significant influence over the outcome of any matter requiring a vote of shareholders of the combined company.

The concentrated voting control of the holder of the Multiple Voting Shares will limit the ability of holders of Subordinate Voting Shares to influence corporate matters for the foreseeable future, including the election of directors as well as with respect to decisions regarding amendment of the combined company’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of the business, merging with other companies and undertaking other significant transactions. As a result, the holder of Multiple Voting Shares will have the ability to influence many matters affecting the combined company and actions may be taken that holders of Subordinate Voting Shares may not view as beneficial. The market price of the Subordinate Voting Shares could be adversely affected due to the significant influence and voting power of the holder of Multiple Voting Shares. Additionally, the significant voting interest of the holder of Multiple Voting Shares may discourage transactions involving a change in control, including transactions in which an investor, as a holder of the Subordinate Voting Shares, might otherwise receive a premium for the Subordinate Voting Shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed by the holder of Multiple Voting Shares.

If the Business Combination is terminated, the Parent will not be able to immediately recover its investment in the Bridge Note, which will remain outstanding in accordance with its terms.

In connection with the Business Combination and immediately following the execution of the Business Combination Agreement, the Parent purchased a convertible note from Damon in an aggregate principal amount of $3 million (the “Bridge Note”) together with a warrant to purchase common stock of Damon pursuant to a private placement, for an aggregate purchase price of $3 million. If the Business Combination is terminated in accordance with the Business Combination Agreement, the Parent may only receive a termination fee of $2 million in limited circumstances and will not be able to immediately recover the $3 million cash paid in respect of the Bridge Note. In case of such termination, the Parent shall continue to hold the Bridge Note until its maturity in accordance with the terms thereof.

USE OF PROCEEDS

Registered Shareholders may, or may not, elect to sell or distribute, as applicable, the common shares covered by this prospectus. To the extent any Registered Shareholder chooses to sell or distribute, as applicable, the common shares covered by this prospectus, we will not receive any proceeds from any such sales of our common shares. See “Principal and Registered Shareholders.”

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Price and Ticker Symbol

There is currently no market for our common shares. We have applied to have our common shares listed on Nasdaq under the symbol “DMN.”

Holders

As of the date of this filing, there were 7 holders of record of the Company’s common shares.

Dividend Policy

Grafiti does not currently expect to pay dividends on its common shares. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Grafiti’s board of directors. The Grafiti Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that Grafiti will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

BUSINESS OF GRAFITI

Introduction

Grafiti Holding is a holding company with operations through its subsidiary, Grafiti Limited, which operates the Grafiti UK Business. Grafiti is a primary distributor of data analytics and visualization software products referred to as “SAVES” primarily for scientists and engineers distributed in the UK and certain other European countries. These products can be downloaded to a user’s desktop. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the studying of the efficacy of established drugs and therapies, in epidemic propagation research among other applications. Engineers use our products to conduct surface modelling analysis and curve fitting in order to design new engineering processes, study signal attenuation and propagation in radio engineering among other applications. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti Holding was incorporated on October 17, 2023 in British Columbia, Canada. Grafiti UK was formed by Inpixon on May 13, 2020 as a distribution arm for the UK market and part of the European market for Inpixon’s SAVES business.

Our strategy is to build a broader, long term customer base by increasing the sales of Grafiti UK’s product offerings to include cloud and Macintosh compatible data analytics and statistical visualization software products. We believe this will enable the Grafiti UK Business to focus on generating more recurring revenues in the future.

Products and Services

We offer a comprehensive set of data analytics and statistical visualization software solutions for engineers and scientists. The suite of data analytics and statistical visualization tools includes SigmaPlot, SigmaStat, SYSTAT, PeakFit, TableCurve 2D, TableCurve 3D, SigmaScan and MYSTAT. In addition, over the last three years the next generation of the Sigmaplot Product called Sigmaplot NG was successfully developed. Sigmaplot NG is platform independent/Macintosh compatible and is a technological refresh of the past versions of Sigmaplot allowing it to leverage modern hardware architectures and computational capacity. In addition a cloud version of the Sigmaplot NG product which allows our customers to leverage the full power of the cloud and distribute our software among its users with low touch and/or no touch installation processes is anticipated to be released later this year.

SigmaPlot is the flagship product that goes beyond financially oriented spreadsheets and the “bells and whistles” of business graphing software by making the technical features that scientists and engineers need the highest priority. SigmaPlot provides more than 100 different 2D and 3D graph types. Researchers can choose from a full range of graphing options: technical axis scales, multiple axes, multiple intersecting 3-D graphs and more. With SigmaPlot, users create clear, compelling graphs that cannot be generated with basic spreadsheet packages.

Systat is a powerful statistical and graphical software package that is easy to use and highly integrated. The software includes basic and advanced statistics. The basic functions are usually the most commonly used statistics (e.g., user can do descriptive statistics, frequencies, correlations and etc.). Systat can also be used for advanced statistics (e.g., regression, ANOVA, MANOVA, factor analysis, cluster analysis, time series).

SigmaStat was sold as a separate product for decades and was recently integrated into SigmaPlot. SigmaStat is a user-friendly statistical software package scientists turn to when they want to be expertly guided through the analysis of their data. It is an ideal solution for anyone who needs to conduct statistical analysis but does not have the in-depth knowledge of the math behind the statistical procedures performed.

SigmaScan Pro Scientists, engineers or technicians face problems that are difficult to measure but easy to photograph. SigmaScan provides a complete image analysis package for studying the structure and size of the visual information — everything from image collection to data analysis. With powerful image analysis and data manipulation techniques, SigmaScan Pro transforms images into reliable statistics, understandable graphs and valuable scientific conclusions.

TableCurve 2D is a linear and non-linear curve fitting package for scientists. TableCurve 2D is the first and only program that completely eliminates endless trial and error by automating curve fitting.

TableCurve 3D performs linear and non-linear surface fitting. TableCurve 3D is the first and only program that combines a powerful surface fitter with the ability to find the ideal equation to describe three-dimensional empirical data.

PeakFit performs automated nonlinear peak separation and analysis. It was designed for scientists performing spectroscopy, chromatography and electrophoresis. PeakFit’s state-of-the-art nonlinear curve fitting is essential for accurate peak analysis and conclusive findings.

Sales and Marketing

Grafiti sales channels include direct sales as well as indirect sales through channel partners including resellers and distributors. Our five indirect sales partners distribute the Grafiti products in the western Europe region and also provide a wide range of pre- and post-sales services to Grafiti customers including installation and support services. There has not been any revenue concentration with any single channel distributor. The agreements with the channel distributions contain customary terms including a negotiated discount for the Manufacturer’s Suggested Retail Price.

Direct sales representatives are compensated with a base salary and, in certain circumstances, may participate in incentive plans such as commissions or bonuses.

Our products are marketed through industry-focused as well as account-based marketing strategies which utilize SEO, advertising, social media, trade shows, conferences, webinars, and other media.

Grafiti products are sold as annual or perpetual licenses along with maintenance subscriptions.

License, Distribution and Administrative Service Arrangements with Grafiti LLC

As described in “Corporate History” below, the Parent has assigned the License to Grafiti LLC.

On July 19, 2024, Grafiti UK entered into a Distributor Agreement with Grafiti LLC. Under the Distributor Agreement, Grafiti LLC granted Grafiti UK a non-exclusive, non-transferable right and license to market and distribute SAVES products in the United Kingdom and other agreed-upon territories. Grafiti UK will pay Grafiti LLC the then-current prices for the products, subject to a discount of up to 50% if certain revenue targets are met or other arrangements agreed upon by the parties. The deemed effective date of the Distributor Agreement is January 1, 2024, and will remain in effect for one year from the effective date, automatically renewing for successive one-year periods unless either party provides advance notice prior to the end of the current term to not extend. Either party may terminate the Agreement without cause by providing at least 90 days’ prior written notice, or immediately for specified reasons, including an uncured breach or bankruptcy.

Additionally, on July 19, 2024, Grafiti UK entered into an Administrative Support Service Agreement with Grafiti LLC. Under the Administrative Support Service Agreement, Grafiti LLC agreed to provide accounting, tax, and other administrative sales support services to Grafiti UK for $5,080 per month, with the amount subject to a 5% annual increase by Grafiti LLC. The Administrative Support Service Agreement is deemed to have commenced on January 1, 2024, and remains in effect for one year from the effective date, automatically renewing for successive one-year periods unless either party provides advance notice prior to the end of the current term to not extend.

The foregoing description of the Distributor Agreement and the Administrative Support Service Agreement is qualified in their entirety by reference to such agreements filed as Exhibits 10.4 and 10.5 to the registration statement on Form S-1 of which this prospectus is a part, and each is incorporated herein by reference.

Customers

Our customers include academic institutions, engineers and scientists in a variety of industries including environmental sciences, behavioral sciences, medical research, and engineering.

By understanding our customers unique needs and considering the markets we target, we provide expert guidance, demonstrations, and ongoing support to maximize the value our software brings. Over 60% of our customers are academic institutions or scientist associated with them. Our channel partners account for approximately 25% of our revenue.

During the year ended June 30, 2024, the Company had one customer that accounted for 11% of revenue and during the year ended June 30, 2023, the Company had one customer that accounted for 16% of revenues. See “Risk Factors - We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.”

Competition

We operate in a market characterized by intense competition from competitive products and their distributors and/or resellers, based on such factors as price, quality and depth of product lines and training, as well as service and support provided by the distributor to the customer. We believe we are well equipped to compete effectively with other distributors in all of these areas.

Our business is characterized by innovation and rapid change in the products we distribute. Originlab and Graphpad Prism are the main competitors of the products that we sell. These competitive products are characterized by the complexity of their user interfaces and the pre-supposition and in-depth understanding of statistics. Sigmaplot, on the other hand, has an interface that is as intuitive and simple to use and the statistical analyses available in Sigmaplot can be accessed through an intuitive and guided interface that makes the adoption of it by scientists and engineers less cumbersome and very time efficient. Sigmaplot is characterized by the richness of its graphs and their almost infinite customizability relative to our competitors’ graphing solutions. We offer multiple pricing models and believe our products are competitively priced.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Employees

As of the date of this filing, we have a principal executive officer and two employees in Grafiti UK, one of whom is responsible for sales and marketing efforts and the other being responsible for pre and post-sale support. We have another salesperson position open to be filled.

Facilities

As of the date of this filing, we did not own any facilities or real properties.

Legal Proceedings

As of the date of this filing, other than being subject to potential routine litigation and other claims that may arise in the normal course of business, we did not have any pending or threatened lawsuits or proceedings that are expected to have a material effect on our financial position, results of operations or liquidity.

The Separation and Distribution

Background and Reasons of the Separation and Distribution

In December 2021, the Parent’s board of directors authorized its management team to review strategic alternatives, including an asset sale, merger with another company or spin-off of one or more of its business units aimed at maximizing shareholder value. The Parent looked at a wide range of potential strategic transactions, companies, and structures to affect this strategy. The Parent evaluated over a dozen different companies and negotiated four non-binding letters of intent in its search for strategic partners and transactions that it believes could potentially increase shareholder value.

In March 2023, the Parent completed a spin-off of its enterprise apps business and business combination with KINS Technology Group, Inc. (“KINS”), a special purpose acquisition company pursuant to which the Parent stockholders received shares of KINS common stock valued at approximately $70 million. On July 25, 2023, the Parent also entered into the XTI Merger Agreement, which was closed on March 12, 2024. As a condition to closing the XTI Merger, the Parent was required to complete the Solutions Divestiture, by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing. To this end, the Parent has pursued the spin-off to fulfill its obligations under the XTI Merger Agreement, including transferring the Grafiti Holding common shares to the trust which holds the Grafiti Holding common shares for the benefit of the participating securityholders as of the record date, and is pursuing the Business Combination with the goal of further maximizing value for the Parent’s stockholders.

On October 18, 2023, the Parent’s board of directors approved the Business Combination and the spin-off under the terms of the Business Combination Agreement and Separation Agreement. The Parent determined that the spin-off and the Business Combination would be in the best interests of the Parent and its stockholders because the spin-off and the Business Combination create significant opportunities and benefits to maximize value for the Parent’s shareholders. In assessing and approving the spin-off and the Business Combination, the Parent considered the unavailability of alternative transactions that would produce similar or better results for the Parent and its stockholders. The Parent decided to pursue the spin-off and the Business Combination with Damon rather than a stand-alone spin-off transaction because it determined that the expected value to the Parent and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off transaction. The principal factor considered by the Parent in reaching this decision, in addition to the factors noted above, was Damon’s business and prospects, after giving effect to the proposed Business Combination with Grafiti.

The principal countervailing factors considered by the Parent in its deliberations concerning the spin-off and the Business Combination were:

●	the fact that the Damon transaction necessarily involved another party and therefore presented execution risks that would not be present in a single party transaction like a stand-alone spin-off;

●	the possibility that the Damon business will not perform in the anticipated manner;

●	risks relating to integrating the Grafiti UK Business with Damon’s current operations and the potential effects on the value of Grafiti Holding common shares to be received in the spin-off and the Business Combination; and

●	the additional cost and expense that would be incurred to consummate the spin-off and Business Combination, in addition to significantly higher operating costs and expenses that would be incurred in connection with the acquisition of the Damon business following the consummation of the Business Combination.

After consideration of the above factors and based on information furnished by Damon to the Parent, particularly in respect of the anticipated value of the combined business that the Parent stockholders are anticipated to retain in relation to the Parent’s current market cap value, the Parent concluded that the expected value to the Parent and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off of the Grafiti UK Business.

Nevertheless, the Parent acknowledges that there is no assurance that the Business Combination will be completed within the expected timeframe, or at all. Despite this uncertainty, the Parent deems it advisable to pursue the spin-off without the Business Combination. The Parent believes that this strategic move can enable Grafiti Holding and the Parent to effectively pursue their distinct operating priorities and strategies. Additionally, it allows investors to independently understand and evaluate Grafiti Holding and the Parent based on their unique businesses and investment identities.

Conditions to the Distribution

The Parent transferred the Grafiti Holding common shares to the trust for the benefit of participating securityholders at the close of business on the record date. The Grafiti Holding common shares will be held by the trust until the Form 10 Registration Statement has been declared effective by the SEC, at which time the Grafiti Holding common shares will be delivered to the participating securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares or underlying shares of Parent common stock as of the record date and time, provided that the following conditions are satisfied (or waived by the Parent in its sole discretion):

●	the transfer of assets and liabilities to Grafiti and the Parent, respectively, in accordance with the Separation Agreement will have been completed, which condition has been satisfied;

●	our common shares shall have been registered under the Exchange Act and the SEC will have declared effective the Form 10 Registration Statement, no stop order suspending the effectiveness of the Form 10 Registration Statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been made available to the Parent stockholders and participating warrant holders;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions; and

●	no event or development will have occurred or exist that, in the judgment of the Parent’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The Parent cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. The satisfaction of the foregoing conditions does not create any obligations on the Parent’s part to effect the separation and distribution, and the Parent’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation and distribution, including by accelerating or delaying the timing of the consummation of all or part of the separation and distribution, at any time prior to the effective time of the distribution. To the extent that the Parent’s board of directors determines that any modifications by the Parent materially change the material terms of the distribution, the Parent will notify it stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Recent Developments

Proposed Business Combination with Damon

On October 23, 2023, Grafiti Holding entered into a Business Combination Agreement, by and among the Parent, Damon Motors Inc., Grafiti Holding, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti Holding, which agreement was amended by the Amendment to Business Combination Agreement dated June 18, 2024 (the “First Amendment”) and by the Second Amendment to Business Combination Agreement dated September 26, 2024 (the “Second Amendment,” as may be further amended from time to time, the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, it is proposed that Amalco Sub and Damon amalgamate pursuant to Section 276 of the Business Corporations Act (British Columbia) (the “Amalgamation”) with the amalgamated company continuing as a wholly-owned subsidiary of Grafiti Holding. The Amalgamation will be in accordance with a plan of arrangement (the “Plan of Arrangement”) made in accordance with the terms of the Business Combination Agreement, or made at the direction of the Supreme Court of British Columbia or another applicable court (the “Court”) in its interim order and/or final order with the prior written consent of Grafiti Holding and Damon, each acting reasonably (the “Arrangement,” collectively with the Amalgamation and other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Damon Motors is engaged in developing high-performance electric motorcycles. Damon’s electric motorcycles, which started as prototypes, are currently in the advanced stages of product validation and moving towards production.

In accordance with the Plan of Arrangement, upon the consummation of the Business Combination:

(i)	Each convertible note of Damon (“Damon Notes”) issued and outstanding immediately prior to the effective time of the Arrangement (the “Effective Time”) shall be automatically converted into such number of common shares of Damon (“Damon Common Shares”) as is equal to the principal and accrued interest under each Damon Note as of September 30, 2024 divided by the quotient equal to the Valuation Cap (as defined in the Damon Note) divided by the Diluted Capitalization (as defined in the Damon Note), where “Diluted Capitalization” is calculated taking into account the Damon Common Shares issuable on exchange of Damon Preferred Shares pursuant to paragraph (ii) below;;

(ii)	Each share of Class A Series 1 preferred shares, Class A Series 2 preferred shares, Class B preferred shares, seed preferred shares of Damon and any other class or series of Damon preferred shares (collectively, the “Damon Preferred Shares”) issued and outstanding immediately prior to the Effective Time (other than Damon Preferred Shares held by dissenting holders) shall be automatically converted into such number of Damon Common Shares as set out on a schedule to be attached to the Plan of Arrangement;

(iii)	All Damon Common Shares issued and outstanding immediately prior to the Effective Time, inclusive of all Damon Common Shares issued pursuant to the foregoing paragraphs (i) and (ii) (other than Damon Common Shares and Damon Preferred Shares (collectively, “Damon Shares”) held by dissenting holders) will be transferred and assigned to Grafiti Holding in consideration for a number of Grafiti Holding common shares determined by multiplying such number of Damon Common Shares by the Exchange Ratio (as defined below);.

(iv)	All multiple voting shares of Damon (“Damon Multiple Voting Shares”) issued and outstanding immediately prior to the Effective Time (other than Damon Shares held by dissenting holders) will be transferred and assigned to Grafiti Holding in consideration for a number of Grafiti Holding’s Multiple Voting Shares determined by multiplying such number of Damon Multiple Voting Shares by the Exchange Ratio;

(v)	Each option (whether vested or unvested) to purchase Damon Shares (“Damon Options”) issued and outstanding immediately prior to the Effective Time will be exchanged for an option (a “Converted Option”) to acquire, subject to substantially the same terms and conditions as were applicable to the Damon Options, a number of Grafiti Holding common shares (rounded down to the nearest whole share) (i) equal to the product of (A) the number of Damon Common Shares underlying such Damon Option, multiplied by the Exchange Ratio, and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of such Damon Option immediately prior to the Effective Time divided by (B) the Exchange Ratio;

(vi)	Each warrant to purchase Damon Shares (“Damon Warrant”) issued and outstanding immediately prior to the Effective Time, will be exchanged for a warrant (a “Converted Warrant”) to acquire, subject to substantially the same terms and conditions as were applicable under such Damon Warrant, a number of Grafiti Holding common shares (rounded down to the nearest whole share) (i) equal to the product of (A) the number of Damon Common Shares underlying such Damon Warrant, multiplied by (B) the Warrant Ratio (as defined below), (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) $2.7364 divided by (B) the Warrant Ratio, which Converted Warrants shall contain no comparable option of the holders thereof to force any repurchase of the Converted Warrants as provided in the Damon Warrants.;

(vii)	Each share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be exchanged into and become one newly issued, fully paid and nonassessable share of the corporate entity resulting from the amalgamation (“Damon Surviving Company”); and

(viii)	As consideration for the issuance by Grafiti Holding of Grafiti Holding common shares or Grafiti Holding Multiple Voting Shares described in paragraphs (iii) and (iv) above, Damon Surviving Company shall issue to Grafiti Holding one common share in its capital for each Grafiti Holding common share or Grafiti Holding Multiple Voting Share issued pursuant to the transactions described in paragraphs (iii) and (iv) above.

The Exchange Ratio is defined in the Business Combination Agreement as the quotient of (A) the difference of (i) the quotient of the fully diluted shares of Grafiti Holding immediately prior to the Effective Time divided by 18.75% minus (ii) the fully diluted shares of Grafiti Holding immediately prior to the Effective Time; divided by (B) the fully diluted shares of Damon immediately prior to the Effective Time, provided, that for the purpose of calculating the fully diluted shares of Damon immediately prior to the Effective Time, a dilution factor of 1.664184 will apply to the Damon Warrants. Additionally, any commitment fee or similar fee payable by Grafiti Holding in equity securities in respect of any equity financing transaction involving Grafiti Holding or Damon entered into in connection with the Amalgamation or the Arrangement, (ii) any investment banking advisory fees or placement agent fees payable by Grafiti Holding in equity securities in connection with the Amalgamation or the Arrangement, (iii) the Damon shares issued to Parent as consideration for entering into the First Amendment, (iv) any Damon Common Shares issuable on exercise or conversion of any securities of Damon issued upon approval of Damon and Grafiti Holding after September 6, 2024 for aggregate gross consideration not to exceed $2,000,000, (v) certain Damon Common Shares issued or issuable upon exercise or conversion of securities held by certain financial advisers in connection with the Amalgamation or Arrangement, shall not be included in the fully diluted shares of Grafiti Holding or Damon, as applicable, for the purpose of the above calculation. The Warrant Ratio means 0.3503839.

Additionally, subject to compliance with the applicable rules of Nasdaq, the parties shall take all actions necessary to (a) cause the Grafiti Holding articles, as amended, to provide for the issuance of multiple voting shares and (b) cause the Amalgamation consideration issuable to Jay Giraud, Damon’s Chief Executive Officer, to include such number of multiple voting shares as necessary to endow Mr. Giraud with an aggregate of 30% of the total votes of Grafiti Holding immediately following the closing of the Business Combination on a fully diluted basis. The multiple voting shares shall not provide any economic preference over the common shares of Grafiti Holding.

All Grafiti Holding common shares and other securities of Grafiti Holding issued and outstanding prior to the consummation of the Business Combination will remain unaffected by the Amalgamation and Arrangement.

The Business Combination is subject to material conditions, including:

(i) satisfaction of the initial listing criteria of the Nasdaq and Nasdaq approval of the listing of the Grafiti Holding common shares after giving effect to the Business Combination, which may require additional financing;

(ii) approval of the issuance of Grafiti Holding common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court (the “Court”) after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act;

(iii) a vote in favor of a resolution approving the Business Combination by (a) two-thirds of the votes cast on such resolution by the Damon shareholders present in person or represented by proxy at the applicable Damon shareholders meeting; (b) two-thirds of the votes cast on such resolution by the holders of Damon Class B Preferred Shares and Class A Series 2 Company Preferred Shares, voting together as a single class on an as converted basis; (c) two-thirds of the votes cast on such resolution by the holders of Damon warrants; (d) two-thirds of the votes cast on such resolution by the holders of Damon options; (e) three-quarters of the underlying value of the votes cast on such resolution by the holders of Damon convertible notes and a majority of the holders of such Damon convertible notes; and (f) any approval requirements as may be imposed by the Court;

(iv) an outstanding requirement that Damon obtain support agreements from Damon securities holders holding each threshold of Damon securities as described in (iii) above;

(v) an outstanding requirement that Damon obtain lock-up agreements from holders of the foregoing Damon securities holding at least 95% of the Damon fully diluted shares, excluding holders of certain Damon convertible notes and any other securityholders agreed by Grafiti Holding;

(vi) a requirement that Damon maintain a bank account balance of at least $3,000,000 for the sole purpose of satisfying potential obligations that Damon may have to pay Inpixon a termination fee or reimburse Inpixon or Grafiti Holding for certain transaction fees and expenses pursuant to the Business Combination Agreement if such agreement is terminated under certain circumstances, until the earliest to occur of (a) Damon’s satisfaction of such payment obligations in full, (b) the termination of the Business Combination Agreement under circumstances which do not require Damon to satisfy any such payment obligations, (c) the effective time of the Business Combination This requirement shall be deemed satisfied if Damon’s bank account balance equals or exceeds $3,000,000 as of immediately prior to the Effective Time; and

(vii) Grafiti Holding and/or Damon having received legally binding commitments for additional financing in the amount of no less than $13,000,000 in aggregate gross proceeds.

If the Business Combination is completed, both Grafiti UK and the Damon Surviving Corporation will be wholly-owned subsidiaries of Grafiti Holding, which will adopt a new name as determined by Damon. We cannot assure you that the conditions to consummating the Business Combination will be satisfied.

Pursuant to the Business Combination Agreement, the parties will take all necessary action so that at the closing, the board of directors of the combined company will consist of such directors as Damon may determine, subject to the independent requirements under the Nasdaq rules, and provided that at least one director will be nominated by Grafiti Holding.

Upon the consummation of the Business Combination, holders of Grafiti Holding common shares, including the participating securityholders and management that hold Grafiti Holding common shares immediately prior to the closing, are anticipated to retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which have been issued to the Registered Shareholders.

Except as expressly contemplated by the Business Combination Agreement or any ancillary documents, without the consent of the other party, Damon will, during the period commencing on the date of the Business Combination Agreement and continuing until the earlier to occur of the Closing and the termination of the Business Combination Agreement (the “Interim Period”), conduct its business in the ordinary course of business, comply with all applicable laws, and take all commercially reasonable measures necessary or appropriate to preserve intact its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its assets; and Grafiti will, during the Interim Period, comply with all applicable laws.

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including that each party may terminate the Business Combination Agreement if the closing does not occur on or prior to the outside date, which was extended from March 31, 2024 to September 30, 2024 pursuant to the First Amendment, and which may be tolled for up to thirty days at the request of either Grafiti Holding or Damon and may be further extended by mutual agreement of the parties, unless such failure is due to a breach of representations or warranties, or failure to fulfill covenants under the Business Combination Agreement by such party.

Certain additional agreements were entered into in connection with the transactions contemplated by the Business Combination Agreement, including, among others, the lock-up agreement by and between Grafiti Holding, Damon and Damon securityholders (both insiders and non-insiders), and certain securityholder support agreement by and among the Parent, Grafiti Holding, Damon and certain Damon securityholders. These agreements were filed as Exhibits 10.5, 10.6 and 10.4, respectively, to the Current Report on Form 8-K filed by the Parent with the SEC on October 23, 2023 and incorporated herein by reference.

Note Purchase Agreement with Streeterville and Related Security Documents

On June 26, 2024, Grafiti Holding and Streeterville Capital LLC (the “Investor”, or “Streeterville”) entered into a note purchase agreement, pursuant to which Grafiti Holding agreed to sell, and the Investor agreed to purchase, a secured promissory note in an aggregate original principal amount of $6,470,000 in a private offering in reliance on exemptions from registration under applicable securities laws. The note and the note purchase agreement were amended by Amendment No. 1 as of October 31, 2024 (as amended, the “Streeterville Note” and the “Note Purchase Agreement”).

The Streeterville Note carries an original issue discount of $1,450,000 and $20,000 of issuance costs to cover legal, accounting, due diligence, monitoring and other transaction costs. On the same day, the Investor paid the purchase price of $5,000,000 as follows: (a) $1,150,000 to Grafiti Holding; (b) $350,000 to Damon as a loan from Grafiti Holding to Damon, and (c) $3,500,000 into escrow pursuant to the Escrow Agreement (as defined below).

The Streeterville Note will mature on December 26, 2025, or 18 months from issuance. It bears interest at 10% per annum, which will increase to the lesser of 22% or the maximum permitted by applicable law upon the occurrence of an event of default as defined in the Streeterville Note. In such an event, the Investor may declare the outstanding balance, multiplied by 110%, immediately due. Upon a change of control, the balance, multiplied by 110%, will also become due. Additionally, starting on the earlier of 13 months after the closing of the Business Combination or January 1, 2026, the Investor may require the borrower to redeem up to one-sixth of the note’s initial principal and accrued interest monthly, and any unexercised redemption amounts can be carried over to future months. Grafiti Holding has also agreed to not issue or sell any equity securities for capital raising purposes without the Investor’s prior consent.

In connection with the closing of the Streeterville Note, the Investor delivered $3,500,000 of the note purchase price (the “Escrow Amount”) to counsel for the Investor, as escrow agent, under an escrow agreement dated June 26, 2024 (the “Escrow Agreement”). The Escrow Amount will be distributed to Grafiti Holding upon satisfaction of certain conditions, including: (a) consummation of the Business Combination; (b) the combined company’s common shares being listed on Nasdaq; and (c) immediately following the closing of the Business Combination, the combined company having no outstanding debt other than the Streeterville Note, certain other specified debts and trade payables incurred in the ordinary course of business, the Business Combination Notes and other debt consented to by Investor (the “Escrow Conditions”). Pursuant to the Escrow Agreement, if the Escrow Conditions have not been satisfied by August 31, 2024 (the “Deadline Date”), the escrow agent may return the escrow amount to the Investor and the Guaranties in favor of Streeterville (as defined below) to Damon and Damon Subsidiary (as defined below). In accordance with the amendments to the escrow agreement, the Deadline Date has been extended to November 30, 2024.

In connection with the Streeterville loan transaction, Damon and the Damon Subsidiary each entered in to a Guaranty, dated as of June 26, 2024, whereby Damon and the Damon Subsidiary guaranteed the performance of Grafiti Holding’s obligations under the Streeterville Note. Additionally, Grafiti Holding’s obligations under the Streeterville Note are secured by a lien on the Grafiti Holding Note payable by Damon to Grafiti Holding and all related claims, rights, and interests in the Grafiti Holding Note, pursuant to a Security Agreement between Streeterville and Grafiti Holding, dated June 26, 2024 (the “Security Agreement in favor of Streeterville”).

The foregoing description of the Note Purchase Agreement, the original Streeterville Note, the original Security Agreement in favor of Streeterville, the Amendment No. 1, the Guaranties in favor of Streeterville, the Escrow Agreement and the first, second and third amendments to the Escrow Agreement is qualified in their entirety by reference to these documents filed as Exhibits 10.6, 10.7, 10. 27, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13 and 10.28, respectively, to the registration statement on Form S-1 of which this prospectus is a part, and each is incorporated herein by reference.

Grafiti Holding Note and Related Security Documents

On June 26, 2024, Grafiti Holding purchased from Damon a senior secured promissory note which was subsequently amended on September 25, 2024 (the “Grafiti Holding Note”). Pursuant to the Grafiti Holding Note, as amended by the amendment dated September 25, 2024, Grafiti Holding has loaned to Damon an aggregate original principal amount of $1,146,000. The Grafiti Holding Note was issued in a private offering in reliance on exemptions from registration under applicable securities laws.. In accordance with the terms of the Grafiti Holding Note, as amended by the amendment dated September 25, 2024, Damon may request and Grafiti Holding may loan, in its discretion, additional funds up to an aggregate principal amount, including the original principal amount, of $1,150,000.

Interest on the outstanding principal amount under the Grafiti Holding Note accrues at 10% per annum, which will increase to 18% per annum if amounts are unpaid when due or if an event of default as defined in the Grafiti Holding Note occurs. The maturity date is the earlier of (a) December 31, 2024, (b) when declared due and payable by Grafiti Holding upon the occurrence of an event of default, or (c) within three business days following the termination of the Business Combination Agreement by Grafiti Holding or Damon pursuant to Section 9.1(b) or by Grafiti pursuant to Section 9.1(d) of the Business Combination Agreement. Additionally, Damon agreed to certain financial and operational covenants in the Grafiti Holding Note, including limitations on borrowing and expenses.

In connection with the Grafiti Holding Note, on June 26, 2024, Grafiti Holding and Damon also entered into the Damon Security Agreement, and Grafiti Holding received a guaranty from the Damon Subsidiary in favor of Grafiti Holding. Under the Damon Security Agreement, Grafiti received a continuing first priority security interest in all of the existing and future assets of Damon to secure Damon’s obligations under the Grafiti Holding Note. Under the Damon Subsidiary Guaranty, the Damon Subsidiary agreed to guarantee the performance of Damon’s obligations under the Grafiti Holding Note and the Damon Security Agreement.

The foregoing description of the Grafiti Holding Note, the amendment to the Grafiti Holding Note, Damon Security Agreement and Damon Subsidiary Guaranty is qualified in their entirety by reference to such documents filed as Exhibits 10.14, 10.15, 10.16 and 10.17, respectively, to the registration statement on Form S-1 of which this prospectus is a part, and each is incorporated herein by reference.

Proposed Debt Financing and Related Transactions

Prior to the consummation of the Business Combination, Grafiti Holding intends to enter into note purchase agreements with certain accredited investors. Pursuant to the proposed note purchase agreements, for an aggregate cash purchase price of $13,000,000 payable in tranches and subject to the conditions set forth in the notes as described below, Grafiti Holding will agree to sell, and the investors will agree to purchase, secured promissory notes in an initial aggregate principal amount of up to $16,770,000 under the notes (collectively, the “Business Combination Notes”), in a private offering exempt from registration under applicable securities laws. The Business Combination Notes are expected to carry an aggregate original issue discount of $3,770,000. For each $1.00 funded under the Business Combination Notes, an additional $0.29 in original issue discount will be added to the outstanding balance.

Funding under the Business Combination Notes, collectively, are expected to be in accordance with the following schedule: (a) $4,000,000 on January 31, 2025, (b) $3,000,000 on April 30, 2025, (c) $3,000,000 on July 31, 2025, and (d) $3,000,000 on September 30, 2025, for an aggregate funding amount of $13,000,000. Following the closing of the Business Combination, for each $1.00 in funds raised by Grafiti Holding through the sale of common or preferred shares in a capital raising financing, the investors may reduce their next funding obligation by $0.50. Additionally, starting on the earlier of 13 months after the closing of the Business Combination or January 1, 2026, each lender may require the borrower to redeem up to one-sixth of the note’s initial principal and accrued interest monthly, and any unexercised redemption amounts can be carried over to future months.

Each of the Business Combination Notes will be subject to the satisfaction the following conditions on each of the funding dates: (i) no event of default (as defined in the Business Combination Notes) shall have occurred, (ii) Grafiti Holding’s common shares shall be listed for trading on Nasdaq, (iii) Grafiti Holding shall be current on all of its filings with the SEC under the Exchange Act, and (iv) neither Grafiti Holding nor Damon has granted any security interest, lien or encumbrance on any of their assets after the date of the Business Combination Note. In the event the Business Combination does not occur by November 30, 2024, the Business Combination Notes and the related note purchase agreements will immediately and automatically terminate and be deemed void ab initio.

In connection with the proposed issuance of the Business Combination Notes, the Damon Subsidiary and Damon each intend to enter into a Guaranty, whereby Damon and the Damon Subsidiary will guarantee the performance of Grafiti Holding’s obligations under the Business Combination Notes. Additionally, Grafiti Holding’s obligations under the Business Combination Notes is expected to be secured by a lien on all the assets of Grafiti Holding and Damon, pursuant to a security agreement and intellectual property security agreement, respectively, with each of Grafiti Holding and Damon. The investors are expected to enter into an intercreditor agreement in connection with the Business Combination Notes whereby they will agree to share their respective security interests in Grafiti Holding and Damon on a pari passu basis.

The foregoing description of the proposed note purchase agreement, securities promissory note, security agreement, intellectual property security agreement and guarantees is qualified in their entirety by reference to such documents filed as Exhibits 10.18, 10.19, 10.20, 10.21, 10.22 and 10.23, respectively, to the registration statement on Form S-1 of which this prospectus is a part, and each is incorporated herein by reference.

Recent Consulting Agreements

Consulting Agreement with Melanie Figueroa

Grafiti Holding has entered into a consulting agreement on September 25, 2024 with Ms. Melanie Figueroa, formerly General Counsel of Parent prior to the XTI Merger, a current owner of more than 5% of the outstanding Graffiti Holding common shares, and currently the sole trustee of the trust. Pursuant to this consulting agreement, Grafiti Holding has agreed to pay a fee of $15,000 per month for services rendered to Grafiti Holding since April 1, 2024 until the closing of the Business Combination. Under this consulting agreement, Ms. Figueroa is providing advisory services related to Grafiti Holding’s public company registration, reporting and compliance matters, corporate business development initiatives and growth strategies.

As compensation under the Consulting Agreement, Grafiti Holding will pay Ms. Figueroa a fee of $175,000 upon closing the Business Combination and her monthly fee will increase to $29,166.67 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Figueroa Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Ms. Figueroa, the monthly fee will continue to be paid for the remainder of the Figueroa Guaranteed Period. Ms. Figueroa will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Figueroa Guaranteed Period will continue to be paid.

Consulting Agreement with Wendy Loundermon

Grafiti Holding has entered into a consulting agreement on September 25, 2024 with Ms. Wendy Loundermon, formerly the Chief Financial Officer of Parent prior to the XTI Merger and a current owner of more than 5% of the outstanding Graffiti Holding common shares. Pursuant to this agreement, Grafiti Holding has agreed to pay a fee of $10,000 per month for services rendered to the Company since April 1, 2024 until the closing of the Business Combination pursuant to which Ms. Loundermon is providing advisory services in connection with the transition of the Company’s financial reporting function to ensure continuity of business operations following the Business Combination.

As compensation under the Consulting Agreement, Grafiti Holding will pay Ms. Loundermon a fee of $150,000 upon closing the Business Combination and her monthly fee will increase to $25,000 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Loundermon Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Ms. Loundermon, the monthly fee will continue to be paid for the remainder of the Loundermon Guaranteed Period. Mrs. Loundermon will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Loundermon Guaranteed Period will continue to be paid.

The foregoing description of the consulting agreements with Ms. Figueroa and Ms. Loundermon is qualified in their entirety by reference to such documents filed as Exhibits 10.25 and 10.26, respectively, to the registration statement on Form S-1 of which this prospectus is a part, and each is incorporated herein by reference.

Corporate History

On June 19, 2020, the Parent acquired an exclusive license to use, market, distribute, and develop the SYSTAT and SigmaPlot software suite of products (referred to as “SAVES”) pursuant to an Exclusive Software License and Distribution Agreement, by and among the Parent, Cranes Software International Ltd. (“Cranes”) and Systat Software, Inc. (“Systat” and, together with Cranes, the “Systat Parties”), as amended on June 30, 2020 and February 22, 2021 (as amended, the “License Agreement”). In connection with the License Agreement, the Parent received an exclusive, worldwide license to use, modify, develop, market, sublicense and distribute the SAVES software, software source, user documentation and related Systat Intellectual Property (as defined in License Agreement) (the “License”); and an option to acquire the assets underlying the License (the “Purchase Option”). In connection with the Solutions Divestiture, the Parent contributed the License, along with other assets and businesses, to Grafiti LLC, then a wholly-owned subsidiary of the Parent. As reported in the current report on Form 8-K filed by the Parent on February 23, 2024, the Parent sold 100% of the equity interest in Grafiti LLC to an entity controlled by Nadir Ali, our Chief Executive Officer and sole director.

Grafiti UK was incorporated by the Parent in May of 2020 to operate as a distributor of the SAVES products in the UK and western European region. Grafiti UK is responsible for maintaining all aspects of the relationship with the end customer. All customer interaction from solicitation, pre-sale activities, sale and invoicing, delivery and customer support is the responsibility of Grafiti UK.

Corporate Information

As of the date of this filing, we had one operating subsidiary, Grafiti Limited (100% ownership) based in Slough, United Kingdom.

Our principal executive offices are located at 268 Bath Road, Slough, UK. Our Internet website is https://grafiti.co.uk/ and is currently under development. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making any investment decision relating to our common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRAFITI

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited financial statements and related notes included elsewhere in this report. In addition to historical information, this discussion and analysis here and throughout this report contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements, due to a number of factors, including but not limited to, risks described in the section entitled “Risk Factors.”.

Overview of Our Business

Grafiti Holding Inc. (collectively the “Company,” “we,” “us” or “our”) (“Grafiti Holding”) was incorporated in British Columbia, Canada on October 17, 2023. The Company is the parent non-operating holding company of Grafiti Limited (formerly known as Inpixon Limited) or “Grafiti UK”. Grafiti UK was formed in May 2020 as a distribution arm for the SAVES (as defined below) U.K. market and part of the European market.

Grafiti is a primary distributor of data analytics and visualization products known as “SAVES” primarily for scientists and engineers distributed in the UK and certain other European countries. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the studying of the efficacy of established drugs and therapies, in epidemic propagation research among other applications. Engineers use our products to conduct surface modelling analysis and curve fitting in order to design new engineering processes, study signal attenuation and propagation in radio engineering among other applications. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

On October 23, 2023, XTI Aerospace Inc. (f/k/a “Inpixon” or “XTI”) and Grafiti Holding entered into a Separation & Distribution Agreement, pursuant to which Inpixon formed a newly wholly owned subsidiary, Grafiti Holding for the sole purpose of consummating the Spin-off (defined below). Inpixon contributed the assets and liabilities of Grafiti Limited, a wholly owned subsidiary of Inpixon, to the then Inpixon wholly owned subsidiary Grafiti Holding in accordance with the separation and distribution agreement. As the registration statement for the Spin-Off was not expected to become effective until 2024, on December 27, 2023 Inpixon transferred the Grafiti Holding common shares to a newly-created liquidating trust (the “Spin-Off:), titled the Grafiti Holding Inc. Liquidating Trust (the “Trust”) which holds the Grafiti Holding common shares for the benefit of the participating Inpixon security holders. As of December 27, 2023, the date the transfer of shares occurred, Grafiti Limited was assigned by Inpixon to the Company. Grafiti Holding consolidates Grafiti Limited via the voting interest model, as Grafiti Limited is wholly owned by Grafiti Holding. This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values except that equity reflects the equity of Grafiti Holdings. This change in reporting entity did not impact net income for the periods presented. The Grafiti Holding common shares will be held by the Trust until our registration statement on Form 10 related to such shares (the “Form 10 Registration Statement”) has been declared effective by the Securities and Exchange Commission (the “SEC”). Promptly following the effective time of the Form 10 Registration Statement, Inpixon will deliver the Grafiti Holding common shares to the participating Inpixon security holders, as beneficiaries of the Trust, pro rata in accordance with their ownership of shares or underlying shares of Inpixon common stock as of the record date.

On October 23, 2023, a Business Combination Agreement (the “Damon Business Combination Agreement”) was entered into by and among XTI, Grafiti Holding, 1444842 B.C. LTD (“Amalco Sub”), and Damon Motors, Inc. (“Damon”), pursuant to which Damon will combine and merge with Amalco Sub, a British Columbia corporation and a wholly-owned subsidiary of Grafiti Holding, with Damon continuing as the surviving entity and a wholly-owned subsidiary of Grafiti Holding (the “Grafiti Holding Transaction”). Amalco Sub, a wholly-owned, direct subsidiary of Grafiti Holding, will merge with Damon resulting in Damon as the surviving entity post-merger (“Damon Surviving Corporation”). Upon the consummation of the Merger, both Grafiti Limited and Damon will be wholly-owned subsidiaries of Grafiti Holding. Following the Merger, Grafiti Holding shall be known as the “Grafiti Combined Company.” The combined company will be renamed Damon, Inc., and following approval of the listing of the combined company’s common shares on the Nasdaq Global Market, the combined company will trade under the ticker symbol “DMN”.

In June 2024, we raised debt financing from an institutional investor and received $1,500,000 in loan proceeds as an initial loan tranche and received another $350,000 from the debt financing on September 23, 2024, of which we may loan up to an aggregate of $1,150,000 to Damon. The principal balance of the Grafiti Holding Note was $550,000 with interest accrued of $548 as of June 30, 2024. Subsequent to June 30, 2024 and through the date of this filing, the Company has loaned Damon $596,000 of additional funds.

Critical Accounting Estimates

Our financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Our discussion and analysis of its financial condition and operating results require us to make judgments, assumptions and estimates that affect the amounts reported. We base our estimates on historical experience, current trends, and various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition

The Company recognizes revenue when control of the promised products or services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. Our licenses are sold as perpetual or term licenses and the arrangements may include maintenance services which are accounted for as separate performance obligations. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The most critical judgements required in applying ASC 606 Revenue Recognition from Customers, and our revenue recognition policy relate to the determination of distinct performance obligations.

●	Revenue from licenses for on-premises software is recognized at a point in time when the software is made available to the customer.

●	Software as a service revenue is recognized over time over the service period using a time-based measure, as the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.

We also consider whether an arrangement has any discounts, material rights, or specified future upgrades that may represent additional performance obligations. Discounts have not historically been significant, but we continue to monitor and evaluate these estimates based on historical experience, anticipated performance, and our best judgment. Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a particular period.

Long-Lived Assets - Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

We evaluate the remaining useful lives of long-lived assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended June 30, 2024, 2023 or 2022, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

Based on its assessments, the Company has not recorded any impairment of long-lived assets during the years ended June 30, 2024, 2023 and 2022.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of June 30, 2024, June 30, 2023 and June 30, 2022, based upon certain economic conditions and historical losses through June 30, 2024, June 30, 2023 and June 30, 2022. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for the Company.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax filings that do not meet these recognition and measurement standards. As of June 30, 2024, June 30, 2023 and June 30, 2022, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended June 30, 2024, 2023 and 2022.

Results of operations

Year Ended June 30, 2024 compared to the Year Ended June 30, 2023 and Year Ended June 30, 2023 compared to the Year Ended June 30, 2022

The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Years Ended June 30,
	2024	2023	2022	Variation 2024 - 2023	% Change 2024 - 2023	Variation 2023 - 2022	% Change 2023 - 2022
Revenues	$336,562	$391,848	$456,076	$(55,286)	(14)%	$(64,228)	(14)%
Cost of revenues	$82,084	$95,220	$95,499	$(13,136)	(14)%	$(279)	—%
Gross profit	$254,478	$296,628	$360,577	$(42,150)	(14)%	$(63,949)	(18)%
Operating expenses	$1,593,521	$370,456	$424,444	$1,223,065	330%	$(53,988)	(13)%
Loss from operations	$(1,339,043)	$(73,828)	$(63,867)	$(1,265,215)	(1,714)%	$(9,961)	(16)%
Other expense	$(9,314)	$—	—	$(9,314)	—%	$—	—%
Income tax benefit (provision)	$—	$—	$—	$—	—%	$—	—%
Net loss	$(1,348,357)	$(73,828)	$(63,867)	$(1,274,529)	(1,726)%	$(9,961)	(16)%

Revenues

Fiscal 2024 compared to Fiscal 2023

Revenues for the year ended June 30, 2024 were $336,562 compared to $391,848 for the comparable period in the prior year for a decrease of $55,286, or approximately 14%. This decrease is primarily attributable to budget cuts in the UK universities’ customer bases and some delays in orders as we transitioned from Inpixon to Grafiti.

Fiscal 2023 compared to Fiscal 2022

Revenues for the year ended June 30, 2023 were $391,848 compared to $456,076 for the comparable period in the prior year for a decrease of $64,228, or approximately 14%. This decrease is primarily attributable to the loss of a sales manager during the year ended June 30, 2023.

Gross Margin

Fiscal 2024 compared to Fiscal 2023

Cost of revenues for the year ended June 30, 2024 were $82,084 compared to $95,220 for the comparable period in the prior year. This decrease in cost of revenues was due to the lower sales in the fiscal year 2024 period.

The gross profit margin for the year ended June 30, 2024 was 76% which was consistent with the gross margin of the fiscal year ended June 30, 2023 of 76%.

Fiscal 2023 compared to Fiscal 2022

Cost of revenues for the year ended June 30, 2023 were $95,220 compared to $95,499 for the comparable period in the prior year and relatively flat.

The gross profit margin for the year ended June 30, 2023 was 76% compared to 79% for the year ended June 30, 2022. This lower margin was primarily due to the lower revenue during the year ended June 30, 2023.

Operating Expenses

Fiscal 2024 compared to Fiscal 2023

Operating expenses for the year ended June 30, 2024 were $1,593,521 and $370,456 for the comparable period ended June 30, 2023 for an increase of $1,223,065 which was due to $280,789 of costs of the Damon transaction, $108,568 provision for credit losses and $627,478 of stock based compensation charges.

Fiscal 2023 compared to Fiscal 2022

Operating expenses for the year ended June 30, 2023 were $370,456 and $424,444 for the comparable period ended June 30, 2022. This decrease of $53,988 was primarily attributable to decreased rent due to the movement to a shared office space, decreased salaries due to the reduction in sales staff and advertising in the year ended June 30, 2023.

Other Expense

Other expense for the year ended June 30, 2024 was $9,314 and primarily consisted of interest expense on the Streeterville debt which was entered into in June 2024. There was no other expense in the years ended June 30, 2023 and 2022.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.

Adjusted EBITDA for the year ended June 30, 2024 was a loss of $430,081 compared to a loss of $72,582 for the year ended June 30, 2023.

Adjusted EBITDA for the year ended June 30, 2023 was a loss of $72,582 compared to a loss of $62,548 for the year ended June 30, 2022.

The following table presents a reconciliation of the net loss of Grafiti Holding, which is our GAAP operating performance measure, to Adjusted EBITDA for the years ended June 30, 2024, 2023 and 2022:

	For the Years Ended June 30,
	2024	2023	2022
Net loss attributable to common stockholders	$(1,348,357)	$(73,828)	$(63,867)
Interest expense, net	9,314	—	—
Depreciation and amortization	695	1,246	1,319
EBITDA	(1,338,348)	(72,582)	(62,548)
Adjusted for:
Non-recurring one-time charges:
Acquisition transaction/financing costs	280,789	—	—
Stock-based compensation - compensation and related benefits	627,478	—	—
Adjusted EBITDA	$(430,081)	$(72,582)	$(62,548)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	To review and assess the operating performance of our Company as permitted by ASC Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net loss. By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as a supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non-cash items including one time charges such as professional fees.

●	We believe it is useful to provide to investors a standard operating metric used by management to evaluate our operating performance; and

●	We believe the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

1)	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Liquidity and Capital Resources as of June 30, 2024

Our current capital resources and operating results as of and through June 30, 2024, consist of:

●	an overall working capital surplus of $1,050,245;

●	cash of $1,148,904;

●	net cash used in operating activities for the year ended June 30, 2024 of $129,551.

The breakdown of our overall working capital surplus is as follows:

Working Capital	Assets	Liabilities	Net
Cash	$1,148,904	$—	$1,148,904
Accounts receivable, net / Accounts payable	30,572	440,688	(410,116)
Accrued liabilities	—	56,620	(56,620)
Deferred revenue	—	144,390	(144,390)
Notes and other receivables / Short-term debt	441,980	—	441,980
Other	70,487	—	70,487
Total	$1,691,943	$641,698	$1,050,245

The Company had $1,148,904 in cash as of June 30, 2024. The Company believes their current liquidity position has the ability to mitigate any inability to continue as a going concern indicators for a period of at least one year from the date these consolidated financial statements are issued.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered into during our normal course of business. Our contractual obligations consist of an operating lease. As of June 30, 2024, the total obligation for operating leases was $3,016, which is expected to be paid in the next twelve months.

Financial Obligations and Requirements

Net cash used in operating activities during the fiscal year ended June 30, 2024 of $129,551 consists of a net loss of $1,348,357 offset by non-cash adjustments of $740,563 plus net cash changes in operating assets and liabilities of $478,243. Net cash used in operating activities during the fiscal year ended June 30, 2023 of $75,616 consists of a net loss of $73,828 offset by non-cash adjustments of $1,246 less net cash changes in operating assets and liabilities of $3,034. Net cash used in operating activities during the fiscal year ended June 30, 2022 of $154,813 consists of a net loss of $63,867 offset by non-cash adjustments of $9,495 less net cash changes in operating assets and liabilities of $100,441. As the Company was part of Inpixon group of companies prior to December 27, 2023, the Company was dependent upon Inpixon for all of its working capital and financing requirements as Inpixon uses a centralized approach to cash management and financing of its operations. This arrangement is not reflective of the way the Company would have financed its operations had the Company been a standalone public company during the periods presented. Prior to December 27, 2023, financial transactions relating to the Company are accounted for through Stockholders’ Equity. As a result of the Grafiti Holding Transaction, the Company no longer participates in Inpixon’s corporate-wide cash management and financing approach, and therefore the Company’s ability to fund operating needs will depend on the Company’s ability to generate positive cash flows from operations, and on the Company’s ability to obtain debt financing on acceptable terms or to issue additional equity or equity-linked securities as needed.

Management’s plans to address the uncertainty that the Company will continue as a going concern include the Damon business combination as well as obtaining associated debt and equity financing. There is no assurance that the Company’s plans to consummate the business combination will be successful and the Company cannot provide assurance that the Company will secure financing in a timely manner, nor can they provide assurance that the business combination will be completed. As such, the substantial doubt of the Company’s ability to continue as a going concern has not been alleviated by management’s plans. The financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Capital Resources as of June 30, 2024 Compared With June 30, 2023 and June 30, 2022

The Company’s net cash flows used in operating, investing and financing activities for the years ended June 30, 2024, 2023 and 2022 and certain balances as of the end of those periods are as follows:

	For the Years Ended June 30,
	2024	2023	2022
Net cash used in operating activities	$(129,551)	$(75,616)	$(154,813)
Net cash used in investing activities	(552,871)	—	—
Net cash provided by financing activities	1,567,330	166,471	177,053
Effect of foreign exchange rate changes on cash	(248)	3,223	(16,541)
Net increase in cash	$884,660	$94,078	$5,699

	As of June 30, 2024	As of June 30, 2023	As of June 30, 2022
Cash	$1,148,904	$264,244	$170,166
Working capital surplus	$1,050,245	$201,921	$102,886

Operating Activities for the year ended June 30, 2024

Net cash used in operating activities during the year ended June 30, 2024 was $129,551. The cash flows related to the year ended June 30, 2024 consisted of the following:

Net loss	$(1,348,357)
Non-cash income and expenses	740,563
Net change in operating assets and liabilities	478,243
Net cash used in operating activities	$(129,551)

The non-cash income and expense of $740,563 consisted primarily of the following:

$695	Depreciation and amortization expenses
627,478	Stock-based compensation expense
4,941	Amortization of original issue discount
3,301	Accrued interest expense
1,620	Accrued monitoring fee expense
(548)	Accrued interest income
(5,492)	Unrealized gain on foreign currency transactions
108,568	Provision for credit losses
$740,563	Total non-cash expenses

The net cash for the change in operating assets and liabilities aggregated $478,243 and consisted primarily of the following:

$64,381	Decrease in accounts receivable and other receivables
(68,496)	Increase in prepaid expenses, current assets and other assets
440,241	Increase in accounts payable
(15,535)	Decrease in accrued liabilities and other liabilities
57,652	Increase in deferred revenue
$478,243	Net cash used in the changes in operating assets and liabilities

Operating Activities for the year ended June 30, 2023

Net cash used in operating activities during the years ended June 30, 2023 was approximately $75,616. The cash flows related to the year ended June 30, 2023 consisted of the following:

Net loss	$(73,828)
Non-cash income and expenses	1,246
Net change in operating assets and liabilities	(3,034)
Net cash used in operating activities	$(75,616)

The non-cash income and expense of $1,246 consisted of depreciation and amortization expenses.

The net cash for the change in operating assets and liabilities aggregated $3,034 and consisted primarily of the following:

$(22,768)	Increase in accounts receivable and other receivables
3,901	Decrease in prepaid expenses, other current assets and other assets
(2,625)	Decrease in accounts payable
31,607	Increase in accrued liabilities and other liabilities
(13,149)	Decrease in deferred revenue
$(3,034)	Net use of cash in the changes in operating assets and liabilities

Operating Activities for the year ended June 30, 2022

Net cash used in operating activities during the years ended June 30, 2022 was $154,813. The cash flows related to the year ended June 30, 2022 consisted of the following:

Net loss	$(63,867)
Non-cash income and expenses	9,495
Net change in operating assets and liabilities	(100,441)
Net cash used in operating activities	$(154,813)

The non-cash income and expense of $9,495 consisted primarily of the following:

$1,319	Depreciation and amortization expenses
8,176	Amortization of right-of-use asset
$9,495	Total non-cash expenses

The net cash for the change in operating assets and liabilities aggregated $100,441 and consisted primarily of the following:

(21,372)	Increase in accounts receivable and other receivables
4,146	Decrease in prepaid expenses, other current assets and other assets
(2,379)	Decrease in accounts payable
(18,368)	Decrease in accrued liabilities and other liabilities
(8,259)	Decrease in operating lease liabilities
(54,209)	Decrease in deferred revenue
$(100,441)	Net use of cash in the changes in operating assets and liabilities

Investing Activities as of June 30, 2024, 2023, and 2022

Net cash flows used in investing activities during the year ended June 30, 2024 was $552,871 which consisted of a loan to Damon for $550,000 and an investment in property and equipment of $2,871. There were no cash flows from investing activities during the years ended June 30, 2023 and 2022.

Cash Flows from Financing Activities as of June 30, 2024, 2023 and 2022

Net cash flows provided by financing activities during the year ended June 30, 2024 was $1,567,330 which consisted of proceeds from a note payable of $1,500,000 and $67,330 from an investment by Inpixon. Net cash flows provided by financing activities during the years ended June 30, 2023 and 2022 were $166,471 and 177,053, respectively, which were investments by Inpixon.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Recently Issued Accounting Standards

For a discussion of recently issued accounting pronouncements, please see Note 2 to our audited financial statements for the years ended June 30, 2024, 2023, and 2022, which are included in this report beginning on page F-1.

MANAGEMENT

The following table sets forth the name and age of our sole executive officer and director. Following the distribution, Mr. Ali will continue as the Chief Executive Officer, President and the sole director. Directors are elected annually. The Grafiti Holding Board does not have a fixed maximum number of directors, but the mechanics for the number of board seats can be set by ordinary resolution by the shareholders, in accordance with its Articles. Currently, there is no specific number of directors in the Grafiti Holding Board in accordance with its Articles and while the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed. However, if the Business Combination closes, the new board of directors of the combined company is anticipated to appoint independent directors and establish committees in compliance with Nasdaq listing rules including phase-in exemptions.

Officers are appointed by, and serve at the pleasure of, the sole director of Grafiti Holding. Pursuant to the Business Combination Agreement, the parties will take all necessary action so that at the closing, the board of directors of the combined company will consist of such directors as Damon may determine, subject to the independence requirements and phase-in exemptions under the Nasdaq listing rules, and provided that at least one director will be nominated by Grafiti Holding. Accordingly, it is anticipated that following the closing, Mr. Ali will resign from the board from all officer positions of the Company, and Damon’s chief executive officer and chief financial officer, respectively, will be appointed as the chief executive officer and chief financial officer, respectively, of the combined company.

Name	Age	Position
Nadir Ali	55	Chief Executive Officer, President and Director

Nadir Ali

Mr. Ali has served as our sole officer and director since our inception in October of 2023 and as the Chief Executive Officer and Managing Director of Grafiti UK since May 2020. As the Chief Executive Officer of Grafiti Holding, Mr. Ali is responsible for establishing the vision, strategy and the operational aspects of Grafiti. Mr. Ali has over 20 years of experience in the consulting and high-tech industries. Mr. Ali served as the Chief Executive Officer and a director of Inpixon (NASDAQ: INPX) from September 2011 to March 2024. From November 2015 until August 2018, Mr. Ali served as the Chief Executive Officer of Sysorex Inc. (OTCQB: SYSX) and a member of its board of directors until May 14, 2021. Mr. Ali is also the Managing Director of 3AM Investments LLC, a company that advises and invests in certain asset classes including real estate and other asset classes since April 26, 2011 and the Managing Director of Next Move Partners, LLC, a company that provides advisory services to emerging growth companies navigating the U.S. public markets as part of their strategic growth initiatives. Mr. Ali also serves as the Chief Executive Officer of Grafiti LLC and in the capacities set forth below for each of Grafiti LLC’s direct and indirect subsidiaries (a) director of Inpixon India Limited since April 1, 2005, (b) Managing Director of Grafti GmbH since May 8, 2020, (c) director of Game Your Game, Inc. since April 9, 2021, and (d) director of Active Mind Technology Ltd.

From 1998 to 2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up, which was acquired by VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems, a computer systems integrator, which was acquired by Vanstar Government Systems in 1997. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, mergers and acquisitions and technology experience together with his in-depth knowledge of the business of Grafiti and Inpixon led us to the conclusion that he should serve as a director of the Grafiti Holding board of directors.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC. Pursuant to these rules, our sole director is not independent within the meaning of Nasdaq Listing Rule 5605. Other than that, there are no family relationships between the sole director and our executive officers.

Committees

The Grafiti Holding Board does not have a fixed maximum number of directors, but the mechanics for the number of board seats can be set by ordinary resolution by the shareholders, in accordance with its Articles. The Company will not have any independent directors at the time of the spin-off and therefore does not intend to have a standing compensation committee, audit committee or corporate governance and nominating committee until such time as independent directors have been appointed. While the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed. It is anticipated that Nadir Ali will serve as the sole director of the Grafiti Board at the effective time of the spin-off. However, if the Business Combination closes, the new board of directors of the combined company is anticipated to appoint independent directors and establish committees in compliance with Nasdaq listing rules including phase-in exemptions.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Our sole officer and director has historically received compensation from the Parent and has not received any cash or other compensation from Grafiti for his services as the sole officer and director of Grafiti Holding. The information included in the Summary Compensation Table below reflects compensation awarded or paid by Grafiti during fiscal years ended June 30, 2024 and 2023 to our sole officer and director. The individual included in the table is referred to herein as Grafiti Holding’s named executive officer (“NEO”).

Future compensation levels at Grafiti Holding will be determined based on the compensation policies, programs and procedures to be established by the Grafiti Holding board of directors or, if formed, the Compensation Committee of the board of directors. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that Grafiti Holding’s NEO will receive following the spin-off.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)			All Other Compensation ($)(1)		Total ($)
Nadir Ali,	2024	$	None	$	None	$	None		$219,627	(2)		$45,000		$264,627
Chief Executive Officer	2023	$	None	$	None	$	None	$	None		$	None	$	None

(1)	Includes service fees paid by Grafiti Holding to Mr. Ali for the period from April 1, 2024 through June 30, 2024.
(2)

The fair value of employee option grants were estimated on the date of grant using the Black-Scholes option valuation model with probability weighted scenarios of the company “As-Is” on a standalone basis and on a “Merger” basis assuming the completion of the Business Combination.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our NEO as of June 30, 2024.

Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares of restricted stock #	Market value of shares of restricted stock ($)
Nadir Ali	06/11/2024	355,384	(1)	—	—	$0.06336	12/31/2024	—	—

(1)	This option is 100% vested.

Advisory Services and Consulting Agreement

Grafiti Holding has paid Mr. Ali a fee of $15,000 per month for services rendered to the Company since April 1, 2024 and plans to continue such monthly payments until the closing of the Business Combination. Grafiti Holding has entered into a Consulting Agreement with Mr. Ali on September 25, 2024, pursuant to which Mr. Ali will advise on public company reporting and compliance matters, business development, growth strategies and other operational matters as requested.

As compensation under the anticipated Consulting Agreement, Grafiti Holding will pay Mr. Ali a fee of $325,000 upon closing the Business Combination and his monthly fee will increase to $54,167 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Ali Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Mr. Ali, the monthly fee will continue to be paid for the remainder of the Ali Guaranteed Period. Mr. Ali will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Guaranteed Period will continue to be paid.

The foregoing description of the consulting agreement with Mr. Ali is qualified in its entirety by reference to the agreement filed as Exhibit 10.24 to the registration statement on Form S-1 of which this prospectus is a part, which is incorporated herein by reference.

Stock Incentive Plan

On June 11, 2024 (the “Effective Date”), the Grafiti Holding board of directors adopted the Stock Incentive Plan, which was approved by the trust as the sole shareholder on June 11, 2024. Below is a summary of the Stock Incentive Plan, which is qualified in its entirety by the full text of the Stock Incentive Plan, which is attached hereto as Exhibit 10.3 to the registration statement on Form S-1 of which this prospectus is a part, which is incorporated herein by reference.

Overview and Purpose

The Stock Incentive Plan provides flexibility to the Company to grant equity-based incentive awards (each, an “Award”) in the form of Options, RSUs, Restricted Shares, PSUs and DSUs, as described in further detail below.

The purpose of the Stock Incentive Plan is to, among other things, provide the Company with a share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of the Company and its subsidiaries, to reward such of those directors, employees and consultants as may be granted awards under the Stock Incentive Plan by the Board from time to time for their contributions toward the long-term goals and success of the Company, and to enable and encourage such directors, employees and consultants to acquire Shares as long-term investments and proprietary interests in the Company.

Material Terms of the Stock Incentive Plan

Shares Subject to the Stock Incentive Plan

The maximum aggregate number of Subordinate Voting Shares that may be issued pursuant to Awards granted under the Plan (the “Share Reserve”) shall initially be 10,000,000, and the Share Reserve shall automatically increase on the first day of each calendar year beginning January 1, 2025, by a number of shares equal to the greatest of (i) 3,000,000 Shares, (ii) twenty percent (20%) of the outstanding Subordinate Voting Shares on the last day of the immediately preceding calendar quarter, or (iii) such number of Subordinate Voting Shares determined by the Committee. The Company shall at all times while the Stock Incentive Plan is in effect reserve such number of Subordinate Voting Shares as will be sufficient to satisfy the requirements of outstanding Awards granted under the Stock Incentive Plan. The Subordinate Voting Shares subject to the Stock Incentive Plan shall be either authorized and unissued or treasury Subordinate Voting Shares. Notwithstanding the foregoing, the aggregate number of Subordinate Voting Shares that may be issued during the term of the Stock Incentive Plan may not exceed 40,000,000. For clarity, the Share Reserve is a limitation on the number of Subordinate Voting Shares that may be issued pursuant to the Stock Incentive Plan. As a single Subordinate Voting Share may be subject to grant more than once (e.g., if a Subordinate Voting Share subject to an Award is forfeited, it may be made subject to grant again under the Stock Incentive Plan), the Share Reserve is not a limit on the number of Awards that can be granted. Up to 10,000,000 Subordinate Voting Shares may (but need not be) issued pursuant to the exercise of “incentive stock options” (within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”)) granted under the Stock Incentive Plan.

To the extent any Awards (or portion(s) thereof) (a) expire, terminate or are cancelled for any reason prior to exercise or settlement in full, (b) are forfeited because of the failure to meet a contingency or condition required to vest or otherwise return to the Company, or (c) are surrendered to the Company by the participant, reacquired, withheld (or not issued) to satisfy a tax withholding obligation or to satisfy the purchase price or exercise price of an Award, the Subordinate Voting Shares subject to such Awards (or portion(s) thereof) will again become available for issuance pursuant to the exercise of Awards granted under the Stock Incentive Plan.

Any Subordinate Voting Shares issued by the Company through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company will not reduce the number of Subordinate Voting Shares available for issuance pursuant to the exercise of Awards granted under the Stock Incentive Plan.

Administration of the Stock Incentive Plan

The Stock Incentive Plan designates the Board as the initial Plan Administrator (as defined in the Stock Incentive Plan), subject to the ability of the Board to delegate from time to time all or any of the powers conferred on the Plan Administrator to a committee of the Board. The Board has resolved to delegate all powers of administration of the Stock Incentive Plan to the Compensation Committee.

The Plan Administrator determines which directors, officers, consultants and employees are eligible to receive Awards under the Stock Incentive Plan, the time or times at which Awards may be granted, the conditions under which awards may be granted or forfeited to the Company, the number of Subordinate Voting Shares to be covered by any Award, the exercise price of any Award, whether restrictions or limitations are to be imposed on the Subordinate Voting Shares issuable pursuant to grants of any Award, and the nature of any such restrictions or limitations, any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine.

In addition, the Plan Administrator interprets the Stock Incentive Plan and may adopt guidelines and other rules and regulations relating to the Stock Incentive Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Stock Incentive Plan.

Eligibility

All directors, employees and consultants are eligible to participate in the Stock Incentive Plan. The extent to which any such individual is entitled to receive a grant of an Award pursuant to the Stock Incentive Plan will be determined in the sole and absolute discretion of the Plan Administrator.

Types of Awards

Awards of Options, RSUs, Restricted Shares, PSUs and DSUs may be made under the Stock Incentive Plan. All of the Awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Plan Administrator, in its sole discretion, subject to such limitations provided in the Stock Incentive Plan and will generally be evidenced by an Award agreement. In addition, subject to the limitations provided in the Stock Incentive Plan and in accordance with applicable law, the Plan Administrator may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards and waive any condition imposed with respect to Awards or Subordinate Voting Shares issued pursuant to Awards.

Options

An Option entitles a holder thereof to purchase a prescribed number of Subordinate Voting Shares at an exercise price set at the time of the grant. The Plan Administrator will establish the exercise price at the time each Option is granted. Except as otherwise determined by the Plan Administrator and specified in an Award agreement, exercise price of an Option granted under the Stock Incentive Plan will not be less than the greater of the closing market price of the Subordinate Voting Shares on (i) the trading day prior to the date of grant of the Option or (ii) the date of grant of the Option. Subject to any accelerated termination as set forth in the Stock Incentive Plan, each Option expires on its respective expiry date. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Options. Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as otherwise set forth in any written employment agreement, Award agreement or other written agreement between the Company or a subsidiary of the Company and the participant. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable. The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in the Stock Incentive Plan, such as vesting conditions relating to the attainment of specified performance goals.

Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award agreement, an exercise notice must be accompanied by payment of the exercise price. A participant may, in lieu of exercising an Option pursuant to an exercise notice, elect to surrender such Option to the Company (a “Cashless Exercise”) in consideration for an amount from the Company equal to (i) the closing market price of the Subordinate Voting Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate exercise price of the Option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”), by written notice to the Company indicating the number of Options such participant wishes to exercise using the Cashless Exercise, and such other information that the Company may require. Subject to the provisions of the Stock Incentive Plan, the Company will satisfy payment of the In-the-Money Amount by delivering to the participant such number of Subordinate Voting Shares having a fair market value equal to the In-the-Money Amount.

Restricted Share Units

A RSU is a unit equivalent in value to a Subordinate Voting Shares credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Subordinate Voting Shares (or the value thereof) for each RSU after a specified vesting period. The Plan Administrator may, from time to time, subject to the provisions of the Stock Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year.

The number of RSUs (including fractional RSUs) granted at any particular time under the Stock Incentive Plan will be calculated by dividing: (a) the amount that is to be paid in RSUs, as determined by the Plan Administrator; by (b) the greater of (i) the market price of a Subordinate Voting Shares on the date of grant and (ii) such amount as determined by the Plan Administrator in its sole discretion.

The Plan Administrator shall have the authority to determine the settlement and any vesting terms applicable to the grant of RSUs, provided that the terms applicable to RSUs granted to U.S. taxpayers comply with Section 409A of the Code, to the extent applicable.

Upon settlement, holders will redeem each vested RSU for one fully paid and non-assessable Subordinate Voting Shares in respect of each vested RSU.

Restricted Shares

The Plan Administrator may, from time to time, subject to the provisions of the Stock Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Restricted Shares to any participant. Restricted Shares shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter. During the restricted period applicable to a Restricted Share, the Restricted Share may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant.

As a condition to the grant of an Award of Restricted Shares, the Plan Administrator may allow a participant to elect, or may require, that any cash dividends paid on a Restricted Share be automatically reinvested in additional Restricted Shares, applied to the purchase of additional Awards under this Plan or deferred without interest to the date of vesting of the associated Award of Restricted Shares; provided, that, to the extent applicable, any such election is intended to comply with Section 409A. Unless otherwise determined by the Plan Administrator and specified in the applicable Award Agreement, Subordinate Voting Shares distributed in connection with a share split or share dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Share with respect to which such share or other property has been distributed.

Performance Share Units

A PSU is a unit equivalent in value to a Subordinate Voting Shares credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Subordinate Voting Share for each PSU after specific performance-based vesting criteria determined by the Plan Administrator, in its sole discretion, have been satisfied. The Plan Administrator may, from time to time, subject to the provisions of the Stock Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any participant in respect of services rendered by the applicable participant in a tax year. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the effect of termination of a participant’s service and the settlement terms pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable Award agreement.

The Plan Administrator shall have the authority to determine the settlement and any vesting terms applicable to the grant of PSUs, provided that the terms applicable to PSUs granted to U.S. taxpayers comply with Section 409A of the Code, to the extent applicable. Upon settlement, holders will redeem each vested PSU for one fully paid and non-assessable Subordinate Voting Share in respect of each vested PSU.

Deferred Share Units

A DSU is a unit equivalent in value to a Subordinate Voting Shares credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Subordinate Voting Share (or, at the election of the holder and subject to the approval of the Plan Administrator, the cash value thereof) for each DSU on a future date. The Board may fix from time to time a portion of the total compensation (including annual retainer) paid by the Company to a director in a calendar year for service on the Board (the “Director Fees”) that are to be payable in the form of DSUs. In addition, each director is given, subject to the provisions of the Stock Incentive Plan, the right to elect to receive a portion of the cash Director Fees owing to them in the form of DSUs.

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award agreement, DSUs shall vest immediately upon grant. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing: (a) the amount of Director Fees that are to be paid in DSUs, as determined by the Plan Administrator; by (b) the market price of a Subordinate Voting Share on the date of grant. Upon settlement, holders will redeem each vested DSU for: (a) one fully paid and non-assessable Subordinate Voting Share in respect of each vested DSU, or (b) at the election of the holder and subject to the approval of the Plan Administrator, a cash payment on the date of settlement. Any cash payments made under the Stock Incentive Plan by the Company to a participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the market price per Subordinate Voting Share as at the settlement date.

Dividend Equivalents

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award agreement, RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, as applicable, as of each dividend payment date in respect of which normal cash dividends are paid on Subordinate Voting Shares. Dividend equivalents shall vest in proportion to, and settle in the same manner as, the Awards to which they relate. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Subordinate Voting Share by the number of RSUs, PSUs and DSUs, as applicable, held by the participant on the record date for the payment of such dividend; by (b) the market price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places.

Black-out Periods

In the event an Award expires, at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of the Company exists, the expiry of such Award will be the date that is ten business days after which such scheduled blackout terminates or there is no longer such undisclosed material change or material fact.

Term

No Awards may be granted under the Stock Incentive Plan on or after the tenth anniversary of the Effective Date.

While the Stock Incentive Plan does not stipulate a specific term for Awards granted thereunder, as discussed below, Awards may not expire beyond 10 years from its date of grant, except where shareholder approval is received or where an expiry date would have fallen within a blackout period of the Company. All Awards must vest and settle in accordance with the provisions of the Stock Incentive Plan and any applicable Award agreement, and which Award agreement may include an expiry date for a specific Award.

Termination of Employment or Services

The following describes the impact of certain events upon the participants under the Stock Incentive Plan, including termination for cause, resignation, termination without cause, disability, death or retirement, subject, in each case, to the terms of a participant’s applicable employment agreement, Award agreement or other written agreement:

(a)	Termination for Cause or upon Termination: Any Option or other Award held by the participant that has not been exercised, surrendered or settled as of the termination date (as defined in the Stock Incentive Plan) shall be immediately forfeited and cancelled as of the termination date.

(b)	Termination without Cause: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the termination date multiplied by a fraction the numerator of which is the number of days between the date of grant and the termination date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Options may be exercised by the participant at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the date that is 90 days after the termination date. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled within 90 days after the termination date.

(c)	Disability: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the termination date multiplied by a fraction the numerator of which is the number of days between the date of grant and the termination date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the participant at any time until the expiry date of such Option. Any vested Option may be exercised by the participant at any time until the expiry date of such Option. Any vested Award other than an Option will be settled within 90 days after the termination date.

(d)	Death: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the termination date multiplied by a fraction the numerator of which is the number of days between the date of grant and the termination date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the participant’s beneficiary or legal representative (as applicable) at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the first anniversary of the date of the death of such participant. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled with the participant’s beneficiary or legal representative (as applicable) within 90 days after the date of the Participant’s death.

(e)	Retirement: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the termination date multiplied by a fraction the numerator of which is the number of days between the date of grant and the termination date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the participant at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the third anniversary of the participant’s date of retirement. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled within 90 days after the participant’s retirement. Notwithstanding the foregoing, if, following his or her retirement, the participant commences on the Commencement Date (as defined in the Stock Incentive Plan) employment, consulting or acting as a director of the Company or any of its subsidiaries (or in an analogous capacity) or otherwise as a service provider to any person that carries on or proposes to carry on a business competitive with the Company or any of its subsidiaries, any Option or other Award held by the participant that has not been exercised or settled as of the commencement date shall be immediately forfeited and cancelled as of the Commencement Date.

Change in Control

Under the Stock Incentive Plan, except as may be set forth in an employment agreement, Award agreement or other written agreement between the Company or a subsidiary of the Company and a participant:

(a) the Plan Administrator may, without the consent of any participant, take such steps as it deems necessary or desirable, including to cause: (i) the conversion or exchange of any outstanding Awards into or for rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control (as defined below); (ii) outstanding Awards to vest and become exercisable, realizable or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of a Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction; (iv) the replacement of such Award with other rights or property selected by the Board in its sole discretion where such replacement would not adversely affect the holder; or (v) any combination of the foregoing; provided that: (A) in taking any of the foregoing actions, the Plan Administrator will not be required to treat all Awards similarly in the transaction; and (B) in the case of Options, RSUs and PSUs held by a Canadian taxpayer, the Plan Administrator may not cause the Canadian taxpayer to receive any property in connection with a Change in Control other than rights to acquire shares of a corporation or units of a “mutual fund trust” (as defined in the Income Tax Act (Canada) (the “Tax Act”)) of the Company or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Company, as applicable, at the time such rights are issued or granted;

(b) if within 12 months following the completion of a transaction resulting in a Change in Control (as defined below), a participant’s employment, consultancy or directorship is terminated by the Company or a subsidiary of the Company without Cause (as defined in the Stock Incentive Plan), without any action by the Plan Administrator:

(i) any unvested Awards held by the participant at the termination date shall immediately vest; and

(ii) any vested Awards may be exercised, surrendered to the Company, or settled by the participant at any time during the period that terminates on the earlier of: (i) the expiry date of such Award; and (ii) the date that is 90 days after the termination date. Any Award that has not been exercised, surrendered or settled at the end of such period being immediately forfeited and cancelled; and

(c) unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Subordinate Voting Shares will cease trading on NASDAQ, the Company may terminate all of the Awards (other than an Option, RSU or PSU held by a participant that is a resident of Canada for the purposes of the Tax Act) at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such participant as determined by the Plan Administrator, acting reasonably, provided that any vested Awards granted to U.S. taxpayers will be settled within 90 days of the Change in Control.

Subject to certain exceptions, a “Change in Control” includes: (i) any transaction pursuant to which a person or group acquires more than 50% of the outstanding Subordinate Voting Shares (assuming conversion of the other Shares); (ii) the sale of all or substantially all of the Company’s assets; (iii) the dissolution or liquidation of the Company; (iv)  the acquisition of the Company via consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise; (v) individuals who comprise the Board at the last annual meeting of shareholders (the “Incumbent Board”) cease to constitute at least a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, in which case such new director shall be considered as a member of the Incumbent Board; or (vi) any other event which the Board determines to constitute a change in control of the Company.

Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon the death of a participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the participant’s death.

Amendments to the Stock Incentive Plan

The Plan Administrator may also from time to time, without notice and without approval of the holders of Shares, amend, modify, change, suspend or terminate the Stock Incentive Plan or any Awards granted pursuant thereto as it, in its discretion, determines appropriate, provided that: (a) no such amendment, modification, change, suspension or termination of the Stock Incentive Plan or any Award granted pursuant thereto may materially impair any rights of a participant or materially increase any obligations of a participant under the Stock Incentive Plan without the consent of such participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or stock exchange requirements; and (b) any amendment that would cause an Award held by a U.S. Taxpayer to be subject to the income inclusion under Section 409A of the Code shall be null and void ab initio.

Notwithstanding the above, and subject to the NASDAQ Listing Rules, the approval of shareholders is required to effect any of the following amendments to the Stock Incentive Plan:

(a)	increasing the number of Subordinate Voting Shares reserved for issuance under the Stock Incentive Plan, except pursuant to the provisions in the Stock Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(b)	extending the term of an Option award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the participant or within ten business days following the expiry of such a blackout period);

(c)	extending the term of an Option award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the participant or within ten business days following the expiry of such a blackout period);

(d)	permitting an Option award to be exercisable beyond ten years from its date of grant (except where an expiry date would have fallen within a blackout period);

(e)	increasing or removing the limits on the participation of directors;

(f)	permitting Awards to be transferred to a person;

(g)	changing the eligible participants; and

(h)	deleting or reducing the range of amendments which require approval of the shareholders.

Except for the items listed above, amendments to the Stock Incentive Plan will not require shareholder approval. Such amendments include (but are not limited to): (a) amending the general vesting provisions of an Award; (b) amending the provisions for early termination of Awards in connection with a termination of employment or service; (c) adding covenants of the Company for the protection of the participants; (d) amendments that are desirable as a result of changes in law in any jurisdiction where a participant resides; and (e) curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error. Further, the Plan Administrator retains discretion under the Stock Incentive Plan to reprice out-of-the-money Options without obtaining shareholder approve.

Anti-Hedging Policy

Participants are restricted from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of Awards granted to them.

Director Compensation

We have not yet paid any compensation to the sole director who will become Grafiti Holding’s sole director in relation to his directorship. We intend to establish a director compensation policy prior to the consummation of the spin-off. It is currently expected that the non-management directors of the board of directors of the combined company will be paid an annual directors’ fee, consisting of both cash and equity or other compensation of similar value. Additional annual cash stipends will be paid to each of the committee chairs and to the lead director. The stipend amounts and form of equity awards are subject to the determination of our board of directors in establishing and approving the final director compensation policy. Fees to independent directors may be made by issuance of common shares, based on the value of such common share at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We expect that any of our executive officers who also serve as directors, however, will not be separately compensated by us for their service as directors. We expect that all members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Principal shareholders

As of the date of this prospectus, we have a total of 4,615,384 outstanding common shares. These shares are composed of (i) 3,600,001 Grafiti Holding common shares held in trust for the benefit of the participating securityholders, and (ii) 1,015,383 Grafiti Holding common shares held by the Registered Shareholders, which the Registered Shareholders acquired upon exercise of their stock options granted under our 2024 Stock Incentive Plan. The Parent does not currently own any of our common shares, as it transferred the common shares owned by it to the trust on December 27, 2023 for the benefit of the participating securityholders.

The table below sets forth the expected beneficial ownership of Grafiti Holding common shares immediately after the completion of the distribution and is derived from information relating to the beneficial ownership of any Grafiti Holding common shares as of the date of this filing. The following table provides information with respect to the anticipated beneficial ownership of our common shares by the following:

●	each person known to beneficially own more than 5% of our common shares;

●	each director;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

We assume immediately following the distribution, there will be 4,615,384 common shares issued and outstanding. The actual distributed amount will be adjusted to account for round-ups of fractional shares.

Name of Beneficial Owner	Amount and nature of beneficial ownership(1)		Percent of Class
Nadir Ali	355,659	(2)	7.7%
All Directors and Executive Officers as a Group (1 persons)	355,659	(2)	7.7%

Five Percent and Greater Holders
Melanie Figueroa	253,982		5.5%
Wendy Loundermon	253,941		5.5%

(1)	Nadir Ali serves as our sole officer and director.
(2)	Includes (i) 355,657 common shares held of record by Nadir Ali, (i) 1 common share held of record by Lubna Qureishi, Mr. Ali’s wife, and (iii) 1 common share held of record by the Qureishi Ali Grandchildren Trust, of which Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has shared voting and investment control over the shares held.

Certain Relationships and related party transactions

Related-person transactions

This section does not include any equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive and Director Compensation.”

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since July 1, 2022, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Grafiti is a primary distributor in the UK and Western European region of the SAVES products. Historically, Grafiti UK relied on advances from the Parent, as its parent to satisfy expenses. The expenses incurred that were settled by the Parent consist of salaries and benefits to certain employees of the Parent that provided services for the company. In addition, Grafiti UK recorded cost of sales for the purchase of the SAVES software from the Parent at market value based on the price that the Parent would charge third parties for the purchase of its software with industry consistent margins.

In connection with the Solutions Divestiture, the Parent contributed the License, along with other assets and businesses, Grafiti LLC, then a wholly-owned subsidiary of the Parent. As reported in the current report on Form 8-K filed by the Parent on February 23, 2024, the Parent sold 100% of the equity interest in Grafiti LLC to an entity controlled by Nadir Ali, our Chief Executive Officer and sole director who currently owns more than 5% of the outstanding common shares. We have entered into a Distributor Agreement and an Administrative Support Service Agreement with Grafiti LLC. See the description of the terms of these agreements in “Business of Grafiti - License, Distribution and Administrative Service Arrangements with Grafiti LLC.”

Grafiti Holding has agreed to pay Melanie Figueroa $15,000 a month for advisory services with respect to her knowledge and expertise related to Company’s public company reporting and compliance matters and corporate business development and growth strategies. Ms. Figueroa is the trustee of the Grafiti Holding Inc. Liquidating Trust and also individually currently owns more than 5% of the outstanding common shares. As of the date of this filing, Grafiti Holding has paid Ms. Figueroa $60,000 for services provided during the months of April through June 2024. Grafiti Holding has entered into a consulting agreement on September 25, 2024 with Ms. Figueroa. See the description of the terms of the agreement in “Business of Grafiti - Recent Developments – Recent Consulting Agreements.”

Additionally,  Grafiti Holding has entered into a consulting agreement on September 25, 2024 with Ms. Wendy Loundermon, who currently owns more than 5% of the outstanding common shares. See the description of the terms of the agreement in “Business of Grafiti - Recent Developments – Recent Consulting Agreements.”

Policy for approval of related-person transactions

Historically, we have not had a formal policy regarding approval of transactions with related persons. In connection with our proposed listing on Nasdaq, our audit committee will be responsible for the identification, review, consideration and approval or ratification for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and one of our executive officers, directors, director nominees or each person whom we know to beneficially own more than 5% of our outstanding common shares (a “5% shareholder”) (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

The audit committee will have the authority to establish specific procedures for reviewing potential conflicts of interest and will evaluate each transaction based on the specific facts and circumstances presented. To the extent a potential related party transaction is presented to the audit committee, the Company expects that the audit committee would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the audit committee would only approve a related party transaction that was in the best interests of, and fair to, the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party.

Registered shareholders

The following table sets forth the number of our common shares held by the Registered Shareholders and registered as common shares for resale by means of this prospectus. We anticipate that the registration statement on Form S-1 of which this prospectus is a part will become effective on or around the effective date of our Form 10 Registration Statement. The table below is based on a total of 4,615,384 common shares expected to be outstanding immediately after the completion of the distribution, including (i) 3,600,001 Grafiti Holding common shares currently held by the trust to be distributed to the participating securityholders promptly following the effectiveness of the Form 10 Registration Statement, and (ii) 1,015,383 common shares held by the Registered Shareholders. The actual distributed amount in the distribution will be adjusted to account for round-ups of fractional shares.

This prospectus registers for resale our common shares which are currently considered “restricted” securities under the applicable securities laws and regulations, because they acquired their common shares from an affiliate or from us in a transaction not involving a public offering within the prior 12 months from the date of any proposed sale. The Registered Shareholders would otherwise be unable to sell the shares pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days. See “Shares Eligible for Future Sale” for further information regarding sales of such “restricted” securities if not sold pursuant to this prospectus.

Information concerning the Registered Shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Shareholders may sell all, some, or none of the common shares covered by this prospectus, we cannot determine the number of such common shares that will be sold by the Registered Shareholders, or the amount or percentage of our common shares that will be held by the Registered Shareholders upon consummation of any particular sale. In addition, the Registered Shareholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common shares in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. See “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Shareholders.

We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of common shares by the Registered Shareholders (see “Plan of Distribution” section below).

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

	Beneficial Ownership Prior to the Effectiveness of the Registration Statement			Beneficial Ownership After the Effectiveness of the Registration Statement(1)
	Number of Common Shares Beneficially Owned+	Total Number of Common Shares Being Registered Pursuant to this Prospectus(2)	Percentage Ownership of Common Shares+	Number of Common Shares Beneficially Owned+	Percentage Ownership of Common Shares+
Nadir Ali	355,384	355,384	7.7%	-	-
Wendy Loundermon	253,846	253,846	5.5%	-	-
Melanie Figueroa	253,846	253,846	5.5%	-	-
Soumya Das	50,769	50,769	1.1%	-
Shirish Tangirala	50,769	50,769	1.1%	-	-
David Westgate	50,769	50,769	1.1%	-	-

Total	1,015,383	1,015,383	22.00%	-	-

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common shares.

+	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to common shares. Common shares subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding.

(1)	Assumes that the Registered Shareholders sell all of the common shares being registered for resale. These amounts are based upon information available to the Company as of the date of this filing.

(2)

The common shares held by the Registered Shareholders are subject to Lock-Up Restrictions Pursuant to the Business Combination Agreement as described elsewhere in this registration statement to which this prospectus forms a part. However, the Second Amendment to the Business Combination Agreement provides that if any shareholder of Damon Motors is released early from the lock-up agreement contemplated by the Business Combination Agreement, then the Registered Shareholders will also be released from their respective lock-up obligations to the same extent. An institutional shareholder of Damon Motors, expected to own approximately 3.6 million common shares of the combined company, is expected to enter into a lock-up release agreement whereby such shares will be released entirely from the lock-up agreement upon issuance of the Business Combination Notes. If this release occurs, the Registered Shareholders will also be entirely released from their respective lock-up agreements in accordance with the Second Amendment to the Business Combination Agreement.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of Grafiti Holding’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Grafiti Holding’s Articles, which you must read for complete information about Grafiti Holding’s capital stock as of the time of the distribution. The Articles are included as an exhibit to this registration statement on Form S-1, of which this prospectus forms a part. The summaries and descriptions below do not purport to be complete statements of the Business Corporations Act (British Columbia) (“BCBCA”).

Authorized and Outstanding Capital Stock

Upon the completion of the distribution, our authorized capital stock will consist of an unlimited number of shares, without par value. Upon the completion of the distribution to participating securityholders, we expect that there will be 4,615,384 common shares issued and outstanding and that no shares of preferred stock will be issued and outstanding. The actual distributed amount will be adjusted to account for round-ups of fractional shares.

Common Shares

The holders of Grafiti Holding’s common shares will be entitled to one vote per share. In addition, the holders of our common shares will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that the Grafiti Holding board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common shares will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common shares will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares, which may be designated solely by action of our board of directors and issued in the future.

Equity Compensation Plan Information

The following table reflects the securities authorized for issuance under our Stock Incentive Plan as of June 30, 2024. The material features of our Stock Incentive Plan are described above under “Executive and Director Compensation --- Stock Incentive Plan.”

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	---	---	---
Equity compensation plans not approved by security holders	1,015,383	$0.06336	8,984,617
Total	1,015,383	$0.06336	8,984,617

Sales of Unregistered Securities

There have been no sales of unregistered securities of Grafiti Holding within the last three years except for the issuance in August 2024 of an aggregate of 1,015,383 common shares to Mr. Ali and certain members of the Parent’s management team prior to the consummation of the XTI Merger, which they acquired through the exercise of stock options granted under our Stock Incentive Plan. Each transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) or Rule 701 of the Securities Act..

Anti-takeover Provisions in Grafiti Holding’s Articles and BCBCA

Certain provisions in our Articles, as well as certain provisions of the BCBCA, may make more difficult or discourage a takeover of our business.

Under the BCBCA and our Articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution. A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is not unusual for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

According to our Articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting but are eligible for re-election or re-appointment. Under Section 14.10 of Grafiti Holding’s Articles, shareholders of Grafiti Holding may remove any director before the expiration of his or her term of office by a special resolution of shareholders. This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of our directors.

Under the BCBCA, the holders of not less than 5% of the Grafiti Holding common shares may require that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of Grafiti Holding that carry the right to vote at general meetings may call the meeting.

Under the BCBCA, shareholder proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of shareholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCBCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

Nominations of persons for election to the Grafiti Holding board of directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors: (a) by or at the direction of the board of directors, including pursuant to a notice of meeting; (b) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the BCBCA, or a requisition of the shareholders made in accordance with the provisions of the BCBCA; or (c) by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in our Articles.

These provisions may have the effect of deterring unsolicited offers to acquire Grafiti Holding or delaying changes in control of our management. These provisions could also have the effect of delaying until the next shareholder meeting any shareholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Section 21.2 of Grafiti Holding’s Articles requires Grafiti Holding, subject to the BCBCA, to indemnify a director, former director or alternate director and his or her heirs and legal representatives against all eligible penalties to which such person is or may be liable and after the disposition of an eligible proceeding pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Pursuant to Section 21.3 of Grafiti Holding’s Articles, Grafiti Holding may indemnify any person subject to the restrictions of the BCBCA.

Pursuant to Section 162 of the BCBCA, prior to the final disposition, Grafiti Holding may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, if Grafiti Holding first receives from such person a written undertaking that if the indemnification is ultimately determined to be prohibited pursuant to the Grafiti Holding, such person will repay the amounts advanced.

Indemnification under the Grafiti Holding is prohibited if any of the following circumstances apply: (1) if the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made the company was prohibited from doing so under its memorandum or articles; (2) if the indemnity or payment is made otherwise than under an earlier agreement and at the time the indemnity or payment is made, the company is prohibited from doing so under its memorandum or articles; (3) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation; or (4) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, by or on behalf of Grafiti Holding or an associated corporation, Grafiti Holding must not indemnify that person for any penalties such person is or may be liable for and must not pay the expenses of that person in respect of the proceeding.

In addition, on the application of Grafiti Holding or an eligible party, a court may: (a) order Grafiti Holding to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; (b) order Grafiti Holding to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding; (c) order the enforcement of, or any payment under, an agreement of indemnification entered into by Grafiti Holding; (d) order Grafiti Holding to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under the BCBCA; (e) make any other order the court considers appropriate.

Authorized but Unissued Shares

The Grafiti Holding board of directors has the authority, without action by the Grafiti Holding shareholders, to issue all or any portion of the authorized but unissued shares of the Grafiti Holding common shares, which would reduce the percentage ownership of the Grafiti Holding shareholders and which may dilute the book value of the Grafiti Holding common shares. Grafiti Holding shareholders have no pre-emptive rights to acquire additional shares of Grafiti Holding common shares. The Grafiti Holding common shares is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the common shares are entitled to share equally in corporate assets after satisfaction of all liabilities. The common shares, when issued, will be fully paid and non-assessable.

Listing

In connection with the Business Combination, Grafiti Holding will apply to have its common shares listed on the Nasdaq Stock Market under the symbol “DMN.”

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Grafiti Holding’s common shares will be Odyssey Transfer and Trust Company. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact them with any questions relating to the distribution. For registered holders, with questions relating to the transfer or mechanics of the stock distribution, you should contact Odyssey Transfer and Trust Company at:

Toll free, by phone:	888-290-1175 or 612-482-5100
Email:	uscorporateactions@odysseytrust.com
By regular mail or courier:	Odyssey Transfer and Trust Company 2155 Woodlane Drive, Suite 100 Woodbury, MN 55125

Proposed Amendments to the Articles Following the Business Combination

If the Business Combination is closed, the existing Articles are anticipated to be amended, among other things, to create an additional class of issued and outstanding shares titled “Multiple Voting Shares” and to rename the common shares described above as “Subordinate Voting Shares”. All the issued and outstanding Multiple Voting Shares, if issued, will, directly or indirectly, be held or controlled by Damon’s founder, Chief Executive Officer and current controlling shareholder, Jay Giraud. Below is a summary of the anticipated key terms of the amended and restated Articles following the closing of the Business Combination, as well as certain ancillary agreements in respect thereof. The term “Articles” used below reflects the Articles as amended and restated.

Subordinate Voting Shares and Multiple Voting Shares

Except as described below, the Subordinate Voting Shares and Multiple Voting Shares will have the same rights, will be equal in all respects and will be treated by the combined company as if they were one class of shares.

Ranking

The Subordinate Voting Shares and Multiple Voting Shares will rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of our liquidation, dissolution or winding up.

Dividend Rights

Holders of Subordinate Voting Shares and Multiple Voting Shares will be entitled to receive dividends on a pari passu basis out of the combined company’s assets legally available for the payment of dividends at such times and in such amount and form as the board of directors may from time to time determine. In the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares will receive Subordinate Voting Shares, and holders of Multiple Voting Shares will receive Multiple Voting Shares, unless otherwise determined by the board of directors.

Voting Rights

Holders of Subordinate Voting Shares will be entitled to one (1) vote per Subordinate Voting Share, and holders of Multiple Voting Shares will be entitled to seven (7) votes per Multiple Voting Share, on all matters upon which shareholders are entitled to vote.

Conversion

The Subordinate Voting Shares will not convertible into any other class of shares. In addition, the Multiple Voting Shares shall convert to Subordinate Voting Shares as follows:

●	Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one Subordinate Voting Share;

●	On the first business day following the fifth annual meeting of shareholders of the combined company following the Subordinate Voting Shares being listed and posted for trading on a U.S. national securities exchange such as Nasdaq, the Multiple Voting Shares shall automatically convert to Subordinate Voting Shares; and

●	If Jay Giraud or his permitted transferees no longer beneficially owns, directly or indirectly and in the aggregate, at least 2% of the issued and outstanding Subordinate Voting Shares and Multiple Voting Shares on a non-diluted basis (on an as converted basis), the Multiple Voting Shares shall automatically convert to Subordinate Voting Shares.

In addition, in connection with the amendment and restatement of the Articles, Jay Giraud is anticipated to enter into an agreement, pursuant to which Jay Giraud will agree to convert his Multiple Voting Shares into Subordinate Voting Shares upon:

●	The shipment of 1,000 motorcycles to customers by the combined company; and

●	Jay Giraud ceasing to be an executive officer of the combined company due to his voluntary resignation as both a director and an officer of the combined company, or his termination as an executive officer for cause (which termination has been confirmed by a court of competent jurisdiction, or in respect of which a claim is not brought within 90 days following such termination).

Meetings of Shareholders

Holders of Subordinate Voting Shares and Multiple Voting Shares will be entitled to receive notice of any meeting of shareholders and may attend and vote at such meetings, except those meetings where only the holders of shares of another class or of a particular series are entitled to vote. A quorum for the transaction of business at a meeting of shareholders is present if at least two shareholders who, together, hold not less than 5% of the votes attaching to the issued and outstanding shares entitled to vote at the meeting are present in person or represented by proxy.

Redemption Rights

The combined company will have no redemption or purchase for cancellation rights.

Liquidation Rights

Upon a liquidation, dissolution or winding-up, whether voluntary or involuntary, of the combined company, the holders of Subordinate Voting Shares and Multiple Voting Shares, without preference or distinction, will be entitled to receive ratably all of our assets remaining after payment of all debts and other liabilities.

Subdivision, Consolidation and Issuance of Rights

No subdivision or consolidation of the Subordinate Voting Shares or Multiple Voting Shares may occur unless both classes of shares are concurrently subdivided or consolidated and in the same manner and proportion. No new rights to acquire additional shares or other securities or property of ours will be issued to holders of Subordinate Voting Shares or Multiple Voting Shares unless the same rights are concurrently issued to the holders of both classes of shares.

Certain Amendments

In addition to any other voting right or power to which the holders of Subordinate Voting Shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of Subordinate Voting Shares shall be entitled to vote separately as a class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Articles which would adversely affect the rights or special rights of the holders of Subordinate Voting Shares or affect the holders of Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis.

Pursuant to the Articles, holders of Subordinate Voting Shares and Multiple Voting Shares will be treated equally and identically, except with respect to voting and conversion, on a per share basis, in certain change in control transactions that require approval of the shareholders under the BCBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of the Subordinate Voting Shares and Multiple Voting Shares, each voting separately as a class.

Take-Over Bid Protection

Under applicable securities laws in Canada, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares. In order to ensure that, in the event of a take-over bid, the holders of Subordinate Voting Shares will be entitled to participate on an equal footing with holder of Multiple Voting Shares, it is anticipated that Jay Giraud, as the sole holder of Multiple Voting Shares, will enter into a customary coattail agreement with us and a trustee (the “Coattail Agreement”) in connection with the amendment and restatement of the Articles. The Coattail Agreement will contain provisions customary for dual-class corporations designed to prevent transactions that otherwise would deprive the holders of Subordinate Voting Shares of rights under applicable securities laws in Canada to which they would have been entitled if the Multiple Voting Shares had been Subordinate Voting Shares.

The undertakings in the Coattail Agreement will not apply to prevent a sale by the holder of Multiple Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares that:

●	offers a price per Subordinate Voting Share at least as high as the highest price per share to be paid pursuant to the take-over bid for the Multiple Voting Shares;

●	provides that the percentage of outstanding Subordinate Voting Shares to be taken up (exclusive of Subordinate Voting Shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Multiple Voting Shares to be sold (exclusive of Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

●	has no condition attached other than the right not to take up and pay for Subordinate Voting Shares tendered if no Multiple Voting Shares are purchased pursuant to the offer for Multiple Voting Shares; and

●	is in all other material respects identical to the offer for Multiple Voting Shares.

Coattail Agreement

Under the Coattail Agreement, any sale of Multiple Voting Shares (other than a transfer to a pledgee as security) by a holder of Multiple Voting Shares party to the Coattail Agreement will be conditional upon the transferee becoming a party to the Coattail Agreement, to the extent such transferred Multiple Voting Shares are not automatically converted into Subordinate Voting Shares in accordance with the Articles.

The Coattail Agreement will contain provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Subordinate Voting Shares. The obligation of the trustee to take such action will be conditional on the combined company or holders of the Subordinate Voting Shares providing such funds and indemnity as the trustee may reasonably require. No holder of Subordinate Voting Shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee.

Other than in respect of non-material amendments and waivers that do not adversely affect the interests of holders of Subordinate Voting Shares, the Coattail Agreement provides that, among other things, it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of any applicable securities regulatory authority in Canada or the United States; and (b) the approval of at least two-thirds of the votes cast by holders of Subordinate Voting Shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to Subordinate Voting Shares held by the holder of Multiple Voting Shares or their affiliates and related parties and any persons who have an agreement to purchase Multiple Voting Shares on terms which would constitute a sale or disposition for purposes of the Coattail Agreement, other than as permitted thereby. Non-material amendments and waivers that do not adversely affect the interests of holders of Subordinate Voting Shares shall be subject to the approval of any applicable exchange on which the Subordinate Voting Shares trade but shall not require approval of holders of Subordinate Voting Shares.

The Coattail Agreement will provide that, in the event that a lender transfers or takes beneficial ownership of Multiple Voting Shares pursuant to an enforcement by a lender of a pledge of, or other security interest in, such Multiple Voting Shares, the applicable Multiple Voting Shares will automatically be converted into Subordinate Voting Shares pursuant to the Articles such that, as a result of such enforcement, the applicable lender does not hold Multiple Voting Shares. Any Multiple Voting Share held by a lender pursuant to a pledge or other grant of a security interest shall be deemed to continue to be held by Jay Giraud so long as the lender has not transferred or taken beneficial ownership of such Multiple Voting Share pursuant to an enforcement by the lender of a pledge of, or other security interest in, such Multiple Voting Shares. A lender will have no rights as a shareholder until the occurrence of an event of default under the loan agreement.

No provision of the Coattail Agreement will limit the rights of any holders of Subordinate Voting Shares under applicable law.

Forum Selection

The Articles include a forum selection provision that provides that, unless the combined company consents in writing to the selection of an alternative forum, the British Columbia Supreme Court and appellate Courts therefrom will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the combined company’s behalf; (ii) any action or proceeding asserting a breach of fiduciary duty owed by any of the combined company’s directors, officers or other employees to the combined company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the Articles; or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the BCBCA) of the combined company. The forum selection provision also provides that the combined company’s securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the Articles. To the fullest extent permitted by law, the forum selection provision applies to claims arising under U.S. federal securities laws. In addition, investors cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder.

Advance Notice Provisions

The Articles include certain advance notice provisions with respect to the election of directors (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of the board of directors nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the combined company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days before the meeting date, notice must be given not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice and access is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

sHARES ELIGIBLE FOR FUTURE SALE

Before our direct listing, there has not been a public market for our common shares. Future sales of substantial amounts of our common shares in the public market after our direct listing, or the possibility of these sales occurring, could cause the prevailing market price for our common shares to fall or impair our ability to raise equity capital in the future.

Following the completion of the spin-off and the Business Combination, the combined company is expected to have 20,744,639 common shares outstanding, based on the number of securities of Grafiti Holding and Damon as of the date of this filing, and the Exchange Ratio determined in accordance with the Business Combination Agreement. This total amount will include:

●	1,015,383 common shares held by the Registered Shareholders, which the Registered Shareholders acquired upon exercise of their stock options granted under our 2024 Stock Incentive Plan, which may be sold by the Registered Shareholders pursuant to this prospectus,

●	Up to 3,600,001 common shares (subject to adjustment to account for round-ups of fractional shares at the time of distribution) to be distributed from the trust to the participating securityholders in the spin-off upon the effectiveness of the Form 10 Registration Statement,

●	14,738,073 common shares to be issued to Damon securityholders pursuant to the Business Combination Agreement and in accordance with Section 3(a)(10) of the Securities Act, subject to the lock-up terms described below.

The Second Amendment to the Business Combination Agreement provides that if any shareholder of Damon Motors is released early from the lock-up agreement contemplated by the Business Combination Agreement, then the Registered Shareholders will also be released from their respective lock-up obligations to the same extent. An institutional shareholder of Damon Motors, expected to own approximately 3.6 million common shares of the combined company, is expected to enter into a lock-up release agreement whereby such shares will be released entirely from the lock-up agreement upon issuance of the Business Combination Notes. If this release occurs, the Registered Shareholders will also be entirely released from their respective lock-up agreements in accordance with the Second Amendment to the Business Combination Agreement. Except as described above, shareholders of the combined company will be subject to lock-up restrictions for the period from the closing of the Business Combination to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% upon the closing of the Business Combination, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold. Additionally, any shareholders as of the completion of the spin-off and the Business Combination who are directors or officers of the combined company, excluding the Registered Shareholders if the Damon Holder Release occurs, will be subject to lock-up restrictions for the period from the closing of the Business Combination to 180 days after the closing.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of common shares that does not exceed the greater of:

●	1% of the number of our common shares then outstanding; and

●	the average weekly trading volume of our common shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling our common shares on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Registration Statement on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register common shares subject to any outstanding equity awards, as well as common shares reserved for future issuance under our Stock Incentive Plan or other equity incentive plans we may adopt in the future. We expect to file these registration statements as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-RESIDENTS OF CANADA

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations promulgated thereunder (the “Tax Act”) to a holder who acquires, as beneficial owner, our common shares, and who, for purposes of the Tax Act and at all relevant times: (i) holds the common shares as capital property; (ii) deals at arm’s length with, and is not affiliated with, us; (iii) is not, and is not deemed to be, resident in Canada; and (iv) does not use or hold and will not be deemed to use or hold, our common shares in the course of carrying on, or otherwise in connection with, a business carried on in Canada (a “Non-Resident Holder”). Generally, our common shares will be considered to be capital property to a Non-Resident Holder provided the Non-Resident Holder does not hold our common shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or is an authorized foreign bank (as defined in the Tax Act). All such Non-Resident Holders should seek advice from their own tax advisors.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and management’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative policies or practices, whether by legislative, governmental, or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Non-Resident Holders should consult their own tax advisors with respect to an investment in our common shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or holder of our common shares, and no representations with respect to the income tax consequences to any prospective purchaser or holder are made. Consequently, prospective purchasers or holders of our common shares should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding, or disposition of our common shares, including dividends, adjusted cost base, and proceeds of disposition, which are denominated in a currency other than the Canadian dollar, must be converted into Canadian dollars using the applicable rate of exchange quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Disposition of Common Shares

A Non-Resident Holder will generally not be subject to income tax under the Tax Act on a disposition or deemed disposition of a common share, unless the common share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Provided that the common shares are listed on a “designated stock exchange,” as defined in the Tax Act (which includes the NASDAQ), at the time of disposition, the common shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of our shares; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the common shares could be deemed to be taxable Canadian property. Even if the common shares are taxable Canadian property to a Non-Resident Holder, such Non-Resident Holder may be exempt from tax under the Tax Act on the disposition of such common shares by virtue of an applicable income tax treaty or convention. A Non-Resident Holder who disposes of taxable Canadian property may be required to file a Canadian income tax return for the year in which the disposition occurs, regardless of whether the Non-Resident Holder is liable for tax under the Tax Act in respect of such disposition.

A Non-Resident Holder contemplating a disposition of common shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

Dividends on Common Shares

Dividends paid or credited, or deemed to be paid or credited, on a Non-Resident Holder’s common shares will be subject to Canadian withholding tax under the Tax Act. The general rate of withholding tax under the Tax Act is 25% of the gross amount of the dividend, although such rate may be reduced under the provisions of an applicable income tax treaty or convention between Canada and the Non-Resident Holder’s country of residence. For example, under the Canada-United States Income Tax Convention, 1980, as amended, the rate is generally reduced to 15% where the Non-Resident Holder beneficially owns such dividends and is a resident of the United States for the purposes of, and is fully entitled to the benefits of, that treaty. Non-Resident Holders should seek advice from their own tax advisors in this regard.

Material U.S. Federal Income Tax considerations

The following discussion provides information based on present law of the material U.S. federal income tax consequences that may be relevant to U.S. holders (defined below) who hold and dispose of our common shares acquired following registration pursuant to this prospectus. This discussion is based upon the Code, Treasury Regulations, judicial decisions and published positions of the Internal Revenue Service (“IRS”), all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

This discussion does not address any U.S. federal income tax considerations or consequences relating to the spin-off or the Business Combination, and does not address any U.S. federal income tax considerations or consequences to any Registered Shareholders or with respect to common shares held in the Grafiti Holding Inc. Liquidating Trust.

This discussion is for general information purposes only and does not purport to be a complete description of all tax considerations that may be relevant to U.S. holders. It applies only to U.S. holders that will hold the common shares as capital assets within the meaning of Section 1221(a) of the Code (generally, property held for investment) and that use the U.S. dollar as their functional currency. It does not describe all of the U.S. federal income tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it apply to holders subject to special rules under the U.S. federal income tax laws, such as, for example, banks or other financial institutions, insurance companies, tax-exempt entities and organizations, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations) and investors therein, U.S. expatriates or former long-term residents of the United States, pension funds, individual retirement and other tax-deferred accounts, “controlled foreign corporations,” “passive foreign investment companies,” “personal holding companies,” persons liable for the alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” persons that directly, indirectly or constructively, own or at any time during the five-year period ending on the closing date, 5% or more of the total combined voting power or value of any class of Grafiti common shares, persons who received their common shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, U.S. holders who will hold the common shares, in connection with a permanent establishment or fixed base outside the U.S., or U.S. holders that hold the common shares as part of a hedge, straddle, conversion, constructive sale or other integrated or risk reduction financial transaction. This summary also does not address any considerations relating to U.S. federal taxes other than the income tax (such as estate or gift taxes), any U.S. state and local, or non-U.S. tax laws or considerations, the Medicare tax on net investment income, any considerations with respect to any withholding required under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or, except as expressly addressed below, any U.S. tax reporting requirements.

As used in this prospectus the term “U.S. holder” means a beneficial owner of our common shares acquired following registration pursuant to this prospectus that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the U.S., (ii) a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of such entity or a partner (or other owner) of such entity holding or disposing of our common shares generally will depend on the status of the partner (or other owner) and the activities of the partnership. This summary does not address the tax consequences to any such partner (or owner). Partnerships and persons treated as partners in partnerships should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of owning and disposing of our common shares.

The following discussion is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. holder of U.S. federal income tax considerations relating to the ownership and disposition of our common shares acquired following registration pursuant to this prospectus. No ruling from IRS has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to U.S. holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary. All shareholders should consult their own tax advisors as to the specific tax consequences to them of the ownership and disposition of our common shares, including with respect to reporting requirements and the applicability and effect of any U.S. federal, state, local, non-U.S. or other tax laws in light of their particular circumstances.

U.S. Federal Income Taxation of U.S. Holders of Grafiti Common Shares

Dividends

Subject to the discussion below of special rules applicable to passive foreign investment companies (“PFICs”), the gross amount of any distribution, including a constructive distribution, with respect to Grafiti common shares will be included in a U.S. holder’s gross income as a dividend to the extent of Grafiti’s current and accumulated earnings and profits as determined under U.S. federal income tax laws. To the extent that a distribution exceeds Grafiti’s current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. However, Grafiti does not expect to maintain calculations of earnings and profits for U.S. federal income tax purposes. Therefore, a U.S. holder should expect that any such distribution will generally be treated as a dividend from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. Grafiti will be treated as a qualified foreign corporation if its shares are readily tradable on an established securities market in the United States or Grafiti qualifies for comprehensive benefits under the U.S.-Canada income tax treaty and Grafiti is not a PFIC for either the taxable year of distribution or prior taxable year. U.S. Treasury guidance indicates that shares listed on the NASDAQ will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that Grafiti common shares will be considered readily tradable on an established securities market in future years. The dividend rules are complex, and each U.S. holder should consult its own tax advisor regarding the application of such rules.

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is distributed, whether or not the currency is converted into U.S. dollars at that time. A U.S. holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are distributed, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. Each U.S. holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

A U.S. holder must include any tax withheld from a dividend payment in this gross amount even though they do not in fact receive such withheld tax. Subject to certain limitations, Canadian tax withheld and paid over to Canada will be creditable or deductible against the U.S. holder’s U.S. federal income tax liability. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to preferential tax rates for qualified dividend income. To the extent a refund of the tax withheld is available to a U.S. holder under Canadian law or under the U.S.-Canada income tax treaty, the amount of tax withheld that is refundable will not be eligible for credit against such U.S. holder’s U.S. federal income tax liability, regardless of whether such benefits are claimed by the U.S. holder. The rules governing foreign tax credits are complex and involve the application of rules that depend on a U.S. holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Sales or Other Dispositions of Grafiti Common Shares

Subject to the discussion below of special rules applicable to PFICs, a U.S. holder generally will recognize capital gain or loss on the sale or other disposition of Grafiti common shares in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder’s adjusted tax basis in the Grafiti common shares disposed. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. holder’s holding period exceeds one year. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). Deductions for capital loss are subject to significant limitations.

Passive Foreign Investment Company Considerations

Grafiti generally will be a PFIC if, after the application of certain “look-through” rules with respect to subsidiaries in which Grafiti holds at least 25% of the value of such subsidiary, for a tax year, (a) 75% or more of the gross income of Grafiti for such tax year is passive income (the “income test”) or (b) 50% or more of the average value of Grafiti’s assets (generally calculated as a quarterly average) is attributable to assets that either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Based on the composition of Grafiti’s current gross assets and income, Grafiti believes that it should not be classified as a PFIC for U.S. federal income tax purposes for its current taxable year. However, no analysis has been undertaken regarding whether or not it is anticipated that Grafiti would be classified as a PFIC following the Business Combination. No opinion of legal counsel or ruling from the IRS concerning the status of Grafiti as a PFIC has been obtained or is currently planned to be requested. Further, the tests to determine whether a company is a PFIC apply annually and a company’s status can change depending, among other things, on changes in the composition and relative value of its gross receipts and assets, changes in its operations and changes in the market value of its stock. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Accordingly, there can be no assurance that Grafiti will not be a PFIC for its current or any future taxable year.

If Grafiti were to be a PFIC for any taxable year during which a U.S. holder owned Grafiti common shares, unless the U.S. holder makes a “mark-to-market” election “ or a “QEF” election (each as described below), such holder generally would be subject to special rules with respect to “excess distributions” made by Grafiti on the common shares and with respect to gain from the disposition of common shares, regardless of whether Grafiti continues to be a PFIC in subsequent tax years (unless Grafiti ceases to be a PFIC and the U.S. holder makes a special “purging” election). An “excess distribution” generally is defined as the excess of distributions with respect to the common shares received by a U.S holder in any tax year over 125% of the average annual distributions such U.S. holder has received from Grafiti during the shorter of the three preceding tax years, or such U.S. holder’s holding period for the common shares. Generally, a U.S. holder would be required to allocate any excess distribution or gain from the disposition of the common shares ratably to each day in its holding period for the common shares. Such amounts allocated to the year of the disposition or excess distribution or any year prior to the first year in which Grafiti was a PFIC would be taxed as ordinary income in the current year, and amounts allocated to other tax years would be taxed as ordinary income at the highest marginal U.S. federal income tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our common shares cannot be treated as capital gains, even if a U.S. holder holds our common shares as capital assets.

If Grafiti is treated as a PFIC with respect to a U.S. holder for any taxable year, to the extent any of our subsidiaries are also PFICs, such U.S. holder may be deemed to own a proportionate interest in such lower-tier PFICs that are directly or indirectly owned by Grafiti, and such U.S. holder may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs such U.S. holder would be deemed to own. As a result, a U.S. holder may incur liability for any excess distribution described above if Grafiti receives a distribution from a lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). Each U.S. holder should consult its tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If a U.S. holder makes a valid mark-to-market election for our common shares, such U.S. holder will include in income for each year that Grafiti is treated as a PFIC with respect to such U.S. holder an amount equal to the excess, if any, of the fair market value of our common shares as of the close of such U.S. holder’s taxable year over its adjusted basis in such common shares. Such U.S. holder will be allowed a deduction for the excess, if any, of the adjusted basis of our common shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on our common shares included in such U.S. holder’s income for prior taxable years. Amounts included in such U.S. holder income under a mark-to-market election, as well as gain on the actual sale or other disposition of our common shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our common shares, as well as to any loss realized on the actual sale or disposition of our common shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such common shares previously included in income. Such U.S. holder’s basis in our common shares will be adjusted to reflect any such income or loss amounts. If a U.S. holder makes a mark-to-market election, any distributions we make would generally be subject to the rules discussed below under “—Dividends,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The NASDAQ is a qualified exchange, but there can be no assurance that the trading in our common shares will be sufficiently regular to qualify our common shares as marketable stock. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs we own, a U.S. holder generally will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” or QEF election to include in income its share of the entity’s income on a current basis. However, a U.S. holder may make a QEF election with respect to common shares only if we furnish such U.S. holder annually with certain tax information, and we currently do not intend to prepare or provide such information.

In any year in which Grafiti is classified as a PFIC, a U.S. holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require, which filing obligation would generally commence in the first tax year in which Grafiti is classified as a PFIC and in which such U.S. holder holds common shares. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

Each U.S. holder is urged to consult your tax advisor regarding the application of the PFIC rules to an investment in common shares.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to cash payments made to U.S. holders in in respect of Grafiti common shares, unless an exemption applies. Backup withholding may apply to amounts subject to information reporting if the applicable U.S. holder fails to provide an accurate taxpayer identification number, fails to report all interest and dividends required to be shown on its U.S. federal income tax returns or otherwise fails to establish an exemption from backup withholding. U.S. holders can claim a credit against their U.S. federal income tax liability for the amount of any backup withholding and a refund of any excess, provided that all required information is timely provided to the IRS. U.S. holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Grafiti common shares, subject to certain exceptions (including an exception for Grafiti common shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Grafiti common shares. Substantial penalties apply to any failure to file IRS Form 8938 unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Grafiti common shares.

THE DISCUSSION ABOVE DOES NOT COVER SPECIFIC TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. THE TAX CONSEQUENCES OF THE TRANSACTION AND OF HOLDING AND DISPOSING OF Grafiti COMMON SHARES WILL DEPEND ON A U.S. HOLDER’S SPECIFIC SITUATION. EACH U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF HOLDING AND DISPOSING OF Grafiti COMMON SHARES IN LIGHT OF THE U.S. HOLDER’S OWN CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Plan of distribution

The common shares beneficially owned by the Registered Shareholders covered by this prospectus may be offered and sold from time to time by the Registered Shareholders. The term “Registered Shareholders” includes donees, pledgees, transferees or other successors in interest selling common shares received after the date of this prospectus from a Registered Shareholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from the sale of the common shares by the Registered Shareholders. The Registered Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Registered Shareholders may offer, sell or distribute all or a portion of the common shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We are not party to any arrangement with any Registered Shareholders or any broker-dealer with respect to sales of common shares by the Registered Shareholders. As such, we do not anticipate receiving notice as to if and when any Registered Shareholders may, or may not, elect to sell their shares common shares or the prices at which any such sales may occur, and there can be no assurance that any Registered Shareholders will sell any or all of the common shares covered by this prospectus. The Company’s common shares have no history of trading in private transactions.

On the day that our common shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our common shares are ready to trade, Nasdaq will calculate the Current Reference Price for our common shares in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of our common shares on Nasdaq will commence.

Under the Nasdaq rules, the Current Reference Price means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our common shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder.

In determining the Current Reference Price, Nasdaq’s cross algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy common shares at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of common shares at an entered asking price that is less than or equal to such potential Current Reference Price. To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s cross algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 common shares at an entered bid price of $12.01 per share and a limit order to sell 200 common shares at an entered asking price of $12.00 per share — the Current Reference Price would be selected as follows:

●	Under clause (i), if the Current Reference Price is $12.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $12.01, then the maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $12.00 or $12.01.

●	Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price). Selecting either $12.00 or $12.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 shares would not be matched.

●	Because more than one price under clause (ii) exists, under clause (iii), the Current Reference Price would be the entered price at which orders for common shares at such entered price will remain unmatched. In such case, choosing $12.01 would cause 300 shares of the 500 share limit order with the entered price of $12.01 to remain unmatched, compared to choosing $12.00, where all 200 shares of the limit order with the entered price of $12.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $12.01 as the Current Reference Price, because orders for shares at such entered price will remain unmatched.

The above example (including the prices) is provided solely by way of illustration.

The Advisor will determine when our common shares are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), the Advisor will request that Nasdaq delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade. Further, in the highly unlikely event that Nasdaq consults with the Advisor as described in clause (iv) of the definition of Current Reference Price, the Advisor would request that Nasdaq delay the opening to ensure a single opening price within clauses (i), (ii) or (iii) of the definition of the Current Reference Price. Neither we nor the Registered Shareholders will be involved in Nasdaq’s price-setting mechanism, nor will they or we coordinate or be in communication with the Advisor including with respect to any decision by the Advisor to delay or proceed with trading.

Similar to a Nasdaq-listed firm-commitment underwritten initial public offering, in connection with the listing of our common shares, buyers and sellers who have subscribed will have access to Nasdaq’s Order Imbalance Indicator (the “Net Order Imbalance Indicator”), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of common shares that can be paired off the Current Reference Price, the number of common shares that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.

However, because this is not an initial public offering being conducted on a firm-commitment underwritten basis, there will be no traditional book building process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold common shares to the public, as there would be in a firm-commitment underwritten initial public offering. The lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of our common shares may be more volatile than in an initial public offering underwritten on a firm-commitment basis and could, upon being listed on Nasdaq, decline significantly and rapidly. See “Risk Factors—Risks Related to Our Proposed Direct Listing on Nasdaq and Ownership of Our Common Shares.”

In addition, to list on Nasdaq, we are also required to have at least three registered and active market makers. We expect that the Advisor will act as a registered and active market maker and will engage other market makers, although any such market-making, if commenced, may be discontinued at any time.

In addition to sales made pursuant to this prospectus, the common shares covered by this prospectus may be sold by the Registered Shareholders in private transactions exempt from the registration requirements of the Securities Act.

Under the securities laws of some states, common shares may be sold in such states only through registered or licensed brokers or dealers.

If any of the Registered Shareholders utilize a broker-dealer in the sale of the common shares being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such Registered Shareholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal.

We have engaged Maxim as our financial advisor to advise and assist us with respect to certain matters relating to our proposed listing on Nasdaq. The services expected to be performed by the Advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring and planning the listing.

However, the Advisor will not be engaged to otherwise facilitate or coordinate price discovery activities or sales of our common shares in consultation with us, and will not be permitted to, and will not be instructed by us to, plan or actively participate in any investor education activities, except as described herein.

Prior to the financial advisory services provided by the Advisor to us in connection with the listing of our common shares, neither the Advisor nor any affiliates of the Advisor have provided services of any kind to us. The Advisor is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. After the listing of our common shares, the Advisor and their affiliates may, from time to time, perform financial advisory and investment banking services for us, for which they would receive customary fees, discounts and other customary payments including but not limited to certain expense reimbursements.

Legal matters

The validity of common shares offered hereby will be passed upon for Grafiti Holding by Norton Rose Fulbright Canada LLP, Vancouver, British Columbia.

experts

The audited consolidated financial statements of Grafiti Holding as of June 30, 2024, 2023 and 2022 and for each of the years in the period ended June 30, 2024, 2023 and 2022, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph as to Grafiti Holding’s ability to continue as a going concern). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of Damon as of June 30, 2024 and for the year ended June 30, 2024, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph as to Damon’s ability to continue as a going concern). Such consolidated financial statements have been so included in reliance on the report of Marcum LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated balance sheet of Damon as of June 30, 2023 and the audited consolidated statements of loss and comprehensive loss, consolidated statements of changes in (deficit) equity, and the consolidated statements of cash flows for each of the two years in the period ended June 30, 2023 and 2022 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO Canada LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act, with respect to our common shares covered by this prospectus. This prospectus is part of, and does not contain all of the information set forth in, the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common shares, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

Upon the effectiveness of the Form 10 Registration Statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect them without charge at the SEC’s website. Upon completion of the spin-off, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC.

You should rely only on the information contained in this registration statement or to which this registration statement has referred you. Grafiti Holding has not authorized any person to provide you with different information or to make any representation not contained in this registration statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Grafiti Holding Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Grafiti Holding Inc. (the “Company”) as of June 30, 2024, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the three years in the period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has suffered recurring losses from operations, recurring negative cash flows from operations and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2023.

New York, NY

September 26, 2024

GRAFITI HOLDING INC.

CONSOLIDATED BALANCE SHEETS

	As of June 30, 2024	As of June 30, 2023	As of June 30, 2022
Assets

Current Assets
Cash	$1,148,904	$264,244	$170,166
Accounts receivable, net	30,572	94,838	68,437
Note receivable, net of $108,568 allowance for credit losses	441,980	—	—
Prepaid expenses	70,487	682	483
Other current assets	—	1,307	902

Total Current Assets	1,691,943	361,071	239,988

Property and equipment, net	2,392	216	1,447
Other assets	251	251	4,650

Total Assets	$1,694,586	$361,538	$246,085

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities
Accounts payable	$440,688	$447	$3,041
Accrued liabilities	56,620	72,068	37,758
Deferred revenue	144,390	86,635	96,303
Total Current Liabilities	641,698	159,150	137,102

Long Term Liabilities
Long-term debt, net	1,509,862	—	—
Total Liabilities	2,151,560	159,150	137,102

Commitments and Contingencies

Stockholders’ (Deficit) Equity
Common Stock - $0 par value, 3,600,001 shares authorized, issued and outstanding as of June 30, 2024, June 30, 2023 and June 30, 2022	679,302	611,972	445,501
Additional paid-in capital	627,478	—	—
Accumulated other comprehensive loss	(8,828)	(3,015)	(3,777)
Accumulated deficit	(1,754,926)	(406,569)	(332,741)

Total Stockholders’ (Deficit) Equity	(456,974)	202,388	108,983

Total Liabilities and Stockholders’ (Deficit) Equity	$1,694,586	$361,538	$246,085

The accompanying notes are an integral part of these consolidated financial statements

GRAFITI HOLDING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2024	2023	2022
Revenues	$336,562	$391,848	$456,076

Cost of Revenues	82,084	95,220	95,499

Gross Profit	254,478	296,628	360,577

Operating Expenses
Sales and marketing	174,061	196,907	229,450
General and administrative	402,625	173,549	194,994
Share based compensation ($219,627 to related parties)	627,478	—	—
Acquisition-related costs	280,789	—	—
Provision for credit losses	108,568	—	—

Total Operating Expenses	1,593,521	370,456	424,444

Loss From Operations	(1,339,043)	(73,828)	(63,867)

Other Expense
Interest expense, net	(9,314)	—	—
Total Other Expense	(9,314)	—	—

Loss, before benefit (provision) for income taxes	(1,348,357)	(73,828)	(63,867)
Income tax benefit (provision)	—	—	—
Net Loss	$(1,348,357)	$(73,828)	$(63,867)

Net Loss Per Share - Basic and Diluted	$(0.37)	$(0.02)	$(0.02)

Weighted Average Shares Outstanding
Basic and Diluted	3,600,001	3,600,001	3,600,001

The accompanying notes are an integral part of these consolidated financial statements

GRAFITI HOLDING INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the Years Ended June 30,
	2024	2023	2022
Net Loss	$(1,348,357)	$(73,828)	$(63,867)
Other comprehensive loss, net of tax
Unrealized foreign exchange gain (loss) from cumulative translation adjustments	(5,813)	762	(3,957)
Total other comprehensive loss	(5,813)	762	(3,957)
Total Comprehensive Loss	$(1,354,170)	$(73,066)	$(67,824)

The accompanying notes are an integral part of these consolidated financial statements

GRAFITI HOLDING INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity (Deficit)
Balance - July 1, 2021 (retroactively adjusted)	3,600,001	$268,448	$—	$180	$(268,874)	$(246)
Net investments from Inpixon	—	177,053	—	—	—	177,053
Cumulative translation adjustment	—	—	—	(3,957)	—	(3,957)
Net loss	—	—	—	—	(63,867)	(63,867)
Balance - June 30, 2022 (retroactively adjusted)	3,600,001	$445,501	$—	$(3,777)	$(332,741)	$108,983
Net investments from Inpixon	—	166,471	—	—	—	166,471
Cumulative translation adjustment	—	—	—	762	—	762
Net loss	—	—	—	—	(73,828)	(73,828)
Balance - June 30, 2023 (retroactively adjusted)	3,600,001	611,972	—	(3,015)	(406,569)	202,388
Net investments from Inpixon	—	67,330	—	—	—	67,330
Stock options granted to consultants	—	—	627,478	—	—	627,478
Cumulative translation adjustment	—	—	—	(5,813)	—	(5,813)
Net loss	—	—	—	—	(1,348,357)	(1,348,357)
Balance - June 30, 2024	3,600,001	$679,302	$627,478	$(8,828)	$(1,754,926)	$(456,974)

The accompanying notes are an integral part of these consolidated financial statements

GRAFITI HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended June 30,
	2024	2023	2022
Operating Activities:
Net loss	$(1,348,357)	$(73,828)	$(63,867)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	695	1,246	1,319
Stock options granted to consultants ($219,627 to related parties)	627,478	—	—
Amortization of right-of-use asset	—	—	8,176
Amortization of original issue discount	4,941	—	—
Provision for credit losses	108,568	—	—
Accrued interest income	(548)	—	—
Accrued interest expense	3,301	—	—
Accrued monitoring fee expense	1,620	—	—
Unrealized gain on foreign currency transactions	(5,492)	—	—

Changes in operating assets and liabilities:
Accounts receivable	64,381	(22,768)	(21,372)
Prepaid expenses and other current assets	(68,496)	(529)	4,962
Other assets	—	4,430	(816)
Accounts payable	440,241	(2,625)	(2,379)
Accrued liabilities	(15,535)	31,607	(18,368)
Deferred revenue	57,652	(13,149)	(54,209)
Operating lease obligation	—	—	(8,259)

Net Cash Used in Operating Activities	(129,551)	(75,616)	(154,813)

Investing Activities:
Purchase of property and equipment	(2,871)	—	—
Loan to Damon Motors	(550,000)	—	—

Net Cash Used in Investing Activities	(552,871)	—	—

Financing Activities:
Proceeds from note payable	1,500,000	—	—
Net investments from Inpixon	67,330	166,471	177,053

Net Cash Provided By Financing Activities	1,567,330	166,471	177,053

Effect of Foreign Exchange Rate on Changes on Cash	(248)	3,223	(16,541)

Net Increase in Cash	884,660	94,078	5,699

Cash - Beginning of year	264,244	170,166	164,467

Cash - End of year	$1,148,904	$264,244	$170,166

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

Non-cash financing activities
Original issue discount related to long term debt	$450,059	$—	$—
Transaction costs	$20,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Note 1 - Organization and Nature of Business

Grafiti Holding Inc. (collectively the “Company,” “we,” “us” or “our”) (“Grafiti Holding”) was incorporated in British Columbia, Canada on October 17, 2023. The Company is the parent non-operating holding company of Grafiti Limited (formerly known as Inpixon Limited).

Grafiti Limited was incorporated in England and Wales on May 13, 2020. Grafiti Limited provides specialized scientific software products and services for the environmental sciences, life sciences, behavioral sciences, medical research and engineering domains. Grafiti Limited provides effective solutions to the scientific and engineering community to compress the time intensive process of data analysis and presentation, thus enhancing productivity. Users of Grafiti Limited’s products include government organizations, academic institutions and leading corporations. Grafiti Limited’s headquarters are located in Slough, United Kingdom, and operations for Grafiti Limited are primarily performed in the United Kingdom.

On October 23, 2023, a Business Combination Agreement (the “Damon Business Combination Agreement”) was entered into by and among XTI Aerospace Inc. (f/k/a “Inpixon” or “XTI”), Grafiti Holding, 1444842 B.C. LTD (“Amalco Sub”), and Damon Motors, Inc. (“Damon”), pursuant to which Damon will combine and merge with Amalco Sub, a British Columbia corporation and a wholly-owned subsidiary of Grafiti Holding, with Damon continuing as the surviving entity and a wholly-owned subsidiary of Grafiti Holding (the “Grafiti Holding Transaction”).

Pursuant to the Damon Business Combination Agreement, Inpixon formed a newly wholly owned subsidiary, Grafiti Holding for the sole purpose of consummation of the Grafiti Holding Transaction. Inpixon contributed the assets and liabilities of Grafiti Limited, a wholly owned subsidiary of Inpixon, to the then Inpixon wholly owned subsidiary Grafiti Holding in accordance with the separation and distribution agreement. As the Registration Statement for the Damon Business Combination Agreement is not expected to become effective until 2024, on December 27, 2023 Inpixon transferred the Grafiti Holding common shares to a newly-created liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust (the “Trust”)(the “Spin-Off:), which holds the Grafiti Holding common shares for the benefit of the participating Inpixon security holders. As of December 27, 2023, the date the transfer of shares occurred, Grafiti Limited was assigned by Inpixon to the Company. Grafiti Holding consolidates Grafiti Limited via the voting interest model, as Grafiti Limited is wholly owned by Grafiti Holding. This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values except that equity reflects the equity of Grafiti Holdings. This change in reporting entity did not impact net income for the periods presented. The Grafiti Holding common shares will be held by the Trust until the Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”). Promptly following the effective time of the Registration Statement, Inpixon will deliver the Grafiti Holding common shares to the participating Inpixon security holders, as beneficiaries of the Trust, pro rata in accordance with their ownership of shares or underlying shares of Inpixon common stock as of the record date. Amalco Sub, a wholly-owned, direct subsidiary of Grafiti Holding, will merge with Damon resulting in Damon as the surviving entity post-merger (“Damon Surviving Corporation”). Upon the consummation of the Merger, both Grafiti Limited and Damon will be wholly-owned subsidiaries of Grafiti Holding. Following the Merger, Grafiti Holding shall be known as the “Grafiti Combined Company.” The combined company will be renamed Damon Motors, Inc., and the ticker symbol will be changed to a symbol to be determined concurrent with the closing. The Company incurred $280,789 of acquisition related costs related to the Damon Business Combination Agreement during the fiscal year ended June 30, 2024. These costs are included in the acquisition-related costs line in the consolidated statements of operations.

The accompanying consolidated financial statements of Grafiti Holding, show the historical financial position, results of operations, changes in stockholders’ equity (deficit) and cash flows of the Company. Prior to December 27, 2023, the Company operated as a segment of Inpixon and not as a separate entity.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

The operating results of the Company prior to December 27, 2023 have been specifically identified by Inpixon’s management based on the Company’s existing divisional organization and are presented on a carve-out basis. The assets and liabilities of the Company as of June 30, 2023 have been identified based on the existing divisional structure. The historical costs and expenses reflected in our consolidated financial statements prior to December 27, 2023 include an allocation by time spent for certain corporate and shared service functions. See Note 11 for further additional information regarding the Investments by Inpixon prior to December 27, 2023.

Management believes the assumptions underlying our consolidated financial statements are reasonable but may not necessarily be indicative of the costs that would have incurred if the Company had been operated on a standalone basis for the entire periods presented. Actual costs that would have been incurred if we had operated as a standalone company for the entirety of the periods presented would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations, prior to December 27, 2023, and therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

Note 2 - Summary of Significant Accounting Policies

Liquidity and Going Concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern in accordance with U.S. GAAP. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

As of June 30, 2024, the Company has a working capital surplus of $1,050,245, inclusive of cash of $1,148,904. For the year ended June 30, 2024, the Company incurred a net loss attributable to common stockholders of $1,348,357 and net cash used in operating activities during the year ended June 30, 2024 was $129,551. As the Company was part of Inpixon group of companies prior to December 27, 2023, the Company was dependent upon Inpixon for all of its working capital and financing requirements as Inpixon uses a centralized approach to cash management and financing of its operations. This arrangement is not reflective of the way the Company would have financed its operations had the Company been a standalone public company during the periods presented. Prior to December 27, 2023, financial transactions relating to the Company are accounted for through Stockholders’ Equity. Accordingly, none of Inpixon’s cash, cash equivalents, or debt at the corporate level have been assigned to the Company in the consolidated financial statements. As a result of the Grafiti Holding Transaction, the Company will no longer participate in Inpixon’s corporate-wide cash management and financing approach, and therefore the Company’s ability to fund operating needs will depend on the Company’s ability to generate positive cash flows from operations, and on the Company’s ability to obtain debt financing on acceptable terms or to issue additional equity or equity-linked securities as needed.

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, the Company supplemented the revenues earned with funding from Inpixon and other third parties. The adverse conditions detailed above indicate material uncertainties that cast substantial doubt upon the Company’s ability to continue as a going concern within one year after financial statement issuance date.

When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Management’s plans to address the uncertainty that the Company will continue as a going concern include the business combination described in Note 1 above as well as obtaining associated debt and equity financing. There is no assurance that the Company’s plans to consummate the business combination will be successful and the Company cannot provide assurance that the Company will secure financing in a timely manner, nor can they provide assurance that the business combination will be completed. As such, the substantial doubt of the Company’s ability to continue as a going concern has not been alleviated by management’s plans. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, the Company supplemented the revenues earned with funding from Inpixon and other third parties.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets;

Cash and Concentration of Credit Risk

Cash consist of savings and checking accounts. Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions in the UK. Cash in UK financial institutions as of June 30, 2024, 2023 and 2022 was $1,148,904, $264,244, and $170,166,respectively. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

Consolidations

The consolidated financial statements have been prepared using the accounting records of Grafiti Holding and Grafiti Limited. All material inter-company balances and transactions have been eliminated.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivable are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are determined based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. After reviewing the collectability of the receivables the Company’s allowance for credit losses was not material as of June 30, 2024, 2023 or 2022 .

Financial Instruments — Credit Losses (“CECL”) - (ASU 2016-13)

The CECL impairment model is applicable to financial assets measured at amortized cost, including loans, held-to-maturity debt securities and off-balance sheet credit exposures. The CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, that considers forecasts of future economic conditions in addition to information about past events and current conditions. Based on this model, we analyze the following criteria, as applicable in developing allowances for credit losses: historical loss information, the borrower’s ability to make scheduled payments, the remaining time to maturity, the value of underlying collateral, projected future performance of the borrower and macroeconomic trends.

The Company carries its note receivable from Damon (the “Grafiti Holding Note”) at its amortized cost basis in the consolidated balance sheets since management has the intent and ability to hold the Grafiti Holding Note for the foreseeable future or until maturity or payoff. The Company reviews its loans carried at amortized cost for expected credit losses under ASC 326, Financial Instruments - Credit Losses, on an ongoing basis. The Company utilized probability-of-default (“PD”) and loss-given-default (“LGD”) methodologies to calculate the allowance for expected credit losses.

Under the PD×LGD method, the loss rate is a function of two components: (1) the lifetime default rate (“PD”); and (2) the loss given default (“LGD”). Due to the Company’s limited operating history and lack of loss history, the Company derived its PD and LGD rates by considering average historical default and recovery rates for corporate debt instruments, the borrower’s current financial position, and unsupportable forecasts utilizing default studies and hybrid quantitative regression models provided by multiple industry leading sources. The Company uses PD and LGD rates that correspond to the customer’s assumed credit rating and the contractual term of the note.

The amortized cost, including accrued interest, of the Company’s Grafiti Holding Note was $441,980, net of the allowance for expected credit losses of $108,568, as of June 30, 2024.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which is 3 years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Leases and Right-of-Use Assets

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year. All leases as of June 30, 2024, 2023 and 2022 were considered short-term in nature.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Income Taxes

The Company accounts for income taxes using the separate return method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is enacted. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain. The Company recorded no income tax provision or benefit for the year ended June 30, 2024, 2023, or 2022. See Note 9 - Income Taxes for further details.

Foreign Currency Translation

Assets and liabilities related to the Company’s foreign operations in the United Kingdom are calculated using the British Pound, Grafiti Limited’s functional currency, and are translated to the U.S. Dollar, the Company’s reporting currency, at end-of-period exchange rates. The Company’s related revenues and expenses are translated from the British Pound to U.S. Dollar at average exchange rates prevailing during the period. Translation adjustments are recorded as a separate component of stockholder’s equity, totaling a gain/(loss) of approximately $(5,813), $762, and $(3,957) for the years ended June 30, 2024, 2023, and 2022 respectively. Gains or losses resulting from transactions denominated in foreign currencies are included in general and administrative expenses in the statements of operations. Realized gains/(losses) from transactions for the years ended June 30, 2024, 2023 and 2022 totaled $947, ($3,808), and ($8,744), respectively. Unrealized gains/(losses) from transactions for the year ended June 30, 2024 was a gain of $5,492. Unrealized gains/(losses) from transactions for the years ended June 30, 2023 and 2022 were not material.

Comprehensive Loss

The Company reports comprehensive loss and its components in its financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments affecting parent’s net investment from Inpixon that, under GAAP, are excluded from net loss.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from the sale of software and software as a service.

License Revenue Recognition

The Company enters into contracts with its customers whereby it grants a non-exclusive license for the use of its proprietary software. The contracts provide for either (i) a one year stated term with a one year renewal option, (ii) a perpetual term or (iii) a two year term with the option to upgrade to a perpetual license at the end of the term. The contracts may also provide for yearly on-going maintenance services for a specified price, which includes maintenance services, designated support, and enhancements, upgrades and improvements to the software (the “Maintenance Services”), depending on the contract. Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a good or service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. A software arrangement that is provided through an access code or key represents the transfer of a good. Licenses for on-premises software represents a good and provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized at a point in time when the software is made available to the customer.

Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. Therefore, the Company recognizes revenue resulting from renewal of licensed software starting at the beginning of the license renewal period.

The Company recognizes revenue related to software as a service evenly over the service period using a time-based measure because the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $144,390, $86,635 and $96,303 as of June 30, 2024, 2023, and 2022, respectively, related to cash received in advance for product license and maintenance services to be performed in future periods. The Company expects to satisfy its remaining performance obligations for these license and maintenance services, and recognize the deferred revenue and related contract costs over the next twelve months. The Company recognized revenue of $67,688 during the year ended June 30, 2024 that was included in the contract liability balance at the beginning of the period.

Costs to Obtain a Contract

The Company does not have a history of incurring incremental costs to obtain a contract with a customer, but if the Company incurs these costs in the future, the Company will recognize these costs as an asset that will be amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained, but before transferring goods or services to the customer. The Company has determined that these costs are immaterial. Therefore, the Company expenses the costs as they are incurred.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Multiple Performance Obligations

The Company enters into contracts with customers for its technology licenses that may include multiple performance obligations. Each distinct performance obligation was determined by whether the customer could benefit from the good or service on its own or together with readily available resources. The Company allocates revenue to each performance obligation based on its standalone selling price. The Company’s contracts with its customers outline the terms of the number of software licenses to be issued and any Maintenance Services, along with the agreed-upon prices. The price for both the licenses and any related Maintenance Fees are fixed and stated in the contract.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Segments

The Company and its Chief Executive Officer (“CEO”), acting as the Chief Operating Decision Maker (“CODM”) determines its operating segments in accordance with Segment Reporting (“ASC 280”). If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be separated into separate segments. The Company has one operating segment. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred advertising costs, which are included in sales and marketing expense of $1,696, $8,237 and $18,510 during the years ended June 30, 2024, 2023, and 2022, respectively.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options in the calculation of diluted net loss per common shares would have been anti-dilutive. The Company notes that there were common share equivalents of 1,015,383 in the form of stock options that were excluded from the calculation of diluted net loss per common share for the year ended June 30, 2024 as they are considered to be anti-dilutive. The Company notes that there were no such shares outstanding for the years ended June 30, 2023 and 2022.

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, note receivable, and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company has not recorded any impairment on long-lived assets during the years ended June 30, 2024, 2023, and 2022, respectively.

Reclassifications

Certain prior year amounts have been reclassified to conform to June 30, 2024 presentation. The Company notes that these reclassifications only impacted the balance sheet and did not impact cash flows or net income.

Recently Issued Accounting Standards Not Yet Adopted

The Company reviewed recently issued accounting pronouncements and concluded that they were not applicable to the consolidated financial statements, except for the following:

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718)”, which updates codification on how an entity would apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The effective date of this update is for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing potential impacts of ASU 2023-03 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which amends the disclosure to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on an annual and interim basis for to enable investors to develop more decision-useful financial analyses. All public entities will be required to report segment information in accordance with the new guidance starting in annual periods beginning after December 15, 2023. The Company is currently assessing potential impacts of ASU 2023-07 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures as the Company currently only has one reportable segment.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which amends the disclosure to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information and includes certain other amendments to improve the effectiveness of income tax disclosures. For entities other than public business entities, the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing potential impacts of ASU 2023-09 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

Note 3 - Disaggregation of Revenue

Disaggregation of Revenue

The Company recognizes revenue when control of the promised products or services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software sales. The Company’s revenue from contracts with customers are mainly sourced from the United Kingdom, Switzerland, France, and Italy.

Revenues consisted of the following:

	For the Years Ended June 30,
	2024	2023	2022

Recurring revenue	$202,031	$179,775	$268,121
Non-recurring revenue	134,531	212,073	187,955
Total Revenue	$336,562	$391,848	$456,076

	For the Years Ended June 30,
	2024	2023	2022

Revenue recognized at a point in time (1)	$134,531	$212,073	$187,955
Revenue recognized over time (2)	202,031	179,775	268,121
Total	$336,562	$391,848	$456,076

(1)	Software’s performance obligation is satisfied at a point in time when access to the software is provided to the customer.

(2)	Performance obligation from right to access software sales is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Note 4 - The Grafiti Holding Note

On June 26, 2024, Grafiti Holding purchased from Damon the Grafiti Holding Note with an original principal amount of $350,000 (the “Grafiti Holding Note”). In accordance with the terms of the Grafiti Holding Note, Grafiti Holding must loan to Damon, at Damon’s request, additional funds up to an aggregate principal amount, including the original principal amount, of $1,000,000. On September 25, 2024, the Grafiti Holding Note was amended to increase the maximum principal amount available for borrowing to $1,150,000. The Grafiti Holding Note accrues interest at a rate of 10% per year. The debt and accrued and unpaid interest is due and payable the earlier of (a) December 31, 2024, (b) when declared due and payable by Grafiti Holding upon the occurrence of an event of default, or (c) within three business days following termination of the Damon Business Combination Agreement. Concurrent with the original principal amount provided to Damon, Grafiti Holding also loaned an additional $200,000 to Damon on June 26, 2024. The principal balance of the Grafiti Holding Note was $550,000 with interest accrued of $548 as of June 30, 2024. Subsequent to June 30, 2024 and through the date of this filing, the Company has loaned Damon $596,000 of additional funds.

Our note receivables balance was as follows:

	June 30, 2024	June 30, 2023	June 30, 2022
Note receivable, amortized cost (inclusive of accrued interest)	$550,548	$—	$—
Less: allowance for credit losses	(108,568)	—	—
Note receivable, net	$441,980	$—	$—

Current note receivable, net	$441,980	$—	$—
Note receivable, net	$441,980	$—	$—

A roll forward of the Company’s allowance for credit losses was as follows:

Balance at June 30, 2023	$—
Provision	108,568
Balance at June 30, 2024	$108,568

There were neither charges against the allowance nor recoveries of previously written off amounts for the years ended June 30, 2024, 2023 and 2022.

The Company’s Grafiti Holding Note represents a variable interest in Damon Motors. As such, the Company applied ASC 810 to assess whether the Company is the primary beneficiary and Damon Motors should be consolidated. The Company determined they are not the primary beneficiary, as the Company does not have the power to direct the activities that most significantly affect Damon Motors’s economic performance. The Company’s support to Damon Motors, and the Company’s maximum exposure, consists only of the Grafiti Holding Note outlined above. The primary reason for the financial support is to assist Damon Motors’ operations until the close of the merger. As such, the Company concluded the Damon Motors legal entity should not be consolidated.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Note 5 - Property and Equipment, net

Property and equipment as of June 30, 2024, 2023 and 2022 consisted of the following:

	As of June 30,
	2024	2023	2022
Computer and office equipment	$2,871	$3,873	3720
Less: accumulated depreciation	(479)	(3,657)	(2,273)
Total Property and Equipment, Net	$2,392	$216	$1,447

Depreciation expense was approximately $695, $1,246 and $1,319 for the years ended June 30, 2024, 2023 and 2022, respectively. The Company disposed of $3,873 of computer and office equipment during the year ended June 30, 2024.

Note 6 - Accrued Liabilities

Accrued liabilities as of June 30, 2024, 2023 and 2022 consisted of the following:

	As of June 30,
	2024	2023	2022
Accrued compensation and benefits	$19,780	$20,112	$19,155
Accrued bonus and commissions	3,708	3,345	3,633
Accrued professional fees	17,393	31,585	—
Accrued sales and other indirect taxes payable	15,739	17,026	14,970
	$56,620	$72,068	$37,758

Note 7 - Long-Term Debt

On June 26, 2024, Grafiti Holding and Streeterville Capital, LLC (“Streeterville,” or “Investor”) entered into a note purchase agreement, pursuant to which Grafiti Holding agreed to sell, and Streeterville agreed to purchase, a secured promissory note in an aggregate original principal amount of $6,470,000 (the “Streeterville Note”). The Streeterville Note accrues interest on the outstanding balance of the note at the rate of 10% per annum, and all principal plus accrued interest is due and payable in December 2025. The Streeterville Note carries an original issue discount of $1,450,000 and $20,000 of issuance costs to cover legal, accounting, due diligence, monitoring and other transaction costs. On the same day, the Investor paid the purchase price of $5,000,000 as follows: (a) $1,150,000 to Grafiti Holding; (b) $350,000 to Damon as a senior secured loan from Grafiti Holding to Damon (the “Grafiti Holding Note”), and (c) $3,500,000 into escrow, which will be distributed to Grafiti Holding upon satisfaction of certain conditions including: (a) consummation of the Grafiti Holding Transaction; (b) the combined company’s common shares being listed on Nasdaq; and (c) immediately following the closing of the Grafiti Holding Transaction, the combined company having no outstanding debt other than the Streeterville Note, certain other specified debts and trade payables incurred in the ordinary course of business (the “Escrow Conditions”). Pursuant to the escrow agreement, if the Escrow Conditions have not been satisfied by August 31, 2024 (the “Deadline Date”), the escrow agent may return the escrow amount to the Investor and the Guaranties in favor of Streeterville (as defined below) to Damon and Damon Subsidiary (as defined below). In accordance with the first and second amendments to the escrow agreement, the Deadline Date has been extended to October 31, 2024. Additionally, the second amendment to the escrow agreement allows for the release of funds at the discretion of the Investor even if the funding conditions have not been satisfied. On September 23, 2024, $350,000 of the funds placed in escrow were released to Grafiti Holding.

Long-Term Debt as of June 30, 2024 consisted of the following:

Long-Term Debt	Maturity	2024
June 2024 10% Note (net of $450,059 unamortized debt discount and issuance costs)	12/26/2025	$1,509,862
Total Long-Term Debt		$1,509,862

Debt discount and issuance costs in the amount of $455,000 related to the Streeterville Note was recorded as a contra liability within long-term debt, which will be amortized over the term of the note. Additional debt discount and issuance costs will be recorded as the Company receives the remaining portions of the Streeterville Note. Interest expense on the long-term debt for the year ended June 30, 2024 totaled $9,862 which includes $3,301 of interest expense, $4,941 of amortized debt discount and $1,620 of monitoring fees. There was no interest expense in the years ended June 30, 2023 or 2022.

The Company had no short-term or long-term debt as of June 30, 2023 or 2022.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Note 8 - Stock Award Plan and Stock-Based Compensation

On June 11, 2024, the Grafiti Holding board of directors adopted a Stock Incentive Plan. The maximum aggregate number of Subordinate Voting Shares that may be issued pursuant to the awards granted under the Plan (the “Share Reserve”) shall initially be 10,000,000, and the Share Reserve shall automatically increase on the first day of each calendar year beginning January 1, 2025, by a number of shares equal to the greatest of (i) 3,000,000 Shares, (ii) twenty percent (20%) of the outstanding Subordinate Voting Shares on the last day of the immediately preceding calendar quarter, or (iii) such number of Subordinate Voting Shares determined by the Committee. As of June 30, 2024, 1,015,383 of options were granted to consultants of the Company and 8,984,617 options were available for future grant under the Stock Incentive Plan.

Incentive stock options granted under the Option Plans are granted at exercise prices not less than 100% of the estimated fair market value of the underlying common stock at date of grant. The exercise price per share for incentive stock options may not be less than 110% of the estimated fair value of the underlying common stock on the grant date for any individual possessing more that 10% of the total outstanding common stock of the Company. Options granted under the Option Plans vest over periods ranging from immediately to four years and are exercisable over periods not exceeding ten years.

During the year ended June 30, 2024, the Company granted options under the stock option plan for the purchase of 1,015,383 shares of common stock to Nadir Ali, CEO of the Company, and other consultants. Nadir Ali was considered a related party to the Company and $219,627 of the stock-based compensation expense is related to his options. Nadir Ali and the other consultants were granted these stock options for services performed in connection with the Spin Off. These options are 100% vested upon grant, expire on December 31, 2024, and have an exercise price of $0.06336 per share. The Company valued the stock options using the Black-Scholes option valuation model under probability weighted scenarios. The “As-Is” scenario represents the value of the Company on a standalone basis. The “Merger” scenario represents the agreed upon price for the reverse merger with Damon. The fair value of the awards was determined to be approximately $0.6 million. The fair values of the common stock as of the grant date under the “As-Is” and “Merger” scenarios were determined to be $0.0634 and $6.00 per share, respectively.

During the year ended June 30, 2024, the Company recorded a charge of approximately $0.6 million for stock option expense for the stock options granted during the fiscal year as they are 100% vested and exercisable upon grant, which is included in the general and administrative section of the consolidated statement of operations.

As of June 30, 2024, there were no non-vested stock options and no unrecognized stock option compensation so the fair value of non-vested options was $0.0 million.

Key weighted-average assumptions used to apply this pricing model under the two probability weighted scenarios during the year ended June 30, 2024 were as follows:

	For the Year Ended June 30, 2024
	As-Is	Merger
Risk-free interest rate	4.39%	4.40%
Expected life of option grants	3 months	3 months
Expected volatility of underlying stock	41.00%	67.00%
Dividends assumption	$—	$—

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The dividends assumptions was $0 as the Company historically has not declared any dividends and does not expect to. The Company accounts for forfeitures as they occur, rather than estimating expected forfeitures.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

See below for a summary of the stock options granted under the stock option plan:

	Total	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding at Outstanding at July 1, 2023	—	$—	$—
Granted	1,015,383	0.06336	—
Exercised	—	—	—
Expired	—	—	—
Forfeitures	—	—	—
Outstanding at June 30, 2024	1,015,383	$0.06336	$—

Exercisable at June 30, 2024	1,015,383	$0.06336	$—

All of the 1,015,383 of stock options granted during the fiscal year ended June 30, 2024 were exercised on various dates between August 21, 2024 and September 4, 2024.

Note 9 - Income Taxes

The domestic and foreign components of loss before income taxes for the years ended June 30, 2024, 2023 and 2022 are as follows:

	For the Years Ended June 30,
	2024	2023	2022
Domestic	$—	$—	$—
Foreign	(1,348,357)	(73,828)	(63,867)

Loss before tax	$(1,348,357)	$(73,828)	$(63,867)

The income tax provision (benefit) for the years ended June 30, 2024, 2023 and 2022 consists of the following:

	For the Years Ended June 30,
	2024	2023	2022
Foreign	$—	$—	$—
Deferred	132,407	13,195	10,359
	132,407	13,195	10,359
Change in valuation allowance	(132,407)	(13,195)	(10,359)

Income Tax Benefit	$—	$—	$—

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended June 30, 2024, 2023 and 2022 is as follows:

	For the Years Ended June 30,
	2024	2023	2022
U.S. federal statutory rate	21.0%	21.0%	21.0%
US-Foreign income tax rate difference	(8.0)%	(2.0)%	(2.0)%
Other permanent items	(3.2)%	(1.1)%	(2.8)%
Change in valuation allowance	(9.8)%	(17.9)%	(16.2)%
Effective Rate	—%	—%	—%

As of June 30, 2024, 2023 and 2022, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	As of June 30,
	2024	2023	2022
Deferred Tax Asset
Net operating loss carryovers	$123,875	$72,339	$56,353
Credit loss reserves	11,942	—	—
Share based compensation	69,023	—	—

Total Deferred Tax Asset	204,840	72,339	56,353
Less: valuation allowance	(204,840)	(72,339)	(56,353)

Deferred Tax Asset, Net of Valuation Allowance	$—	$—	$—

As of June 30, 2024, 2023 and 2022, Grafiti Limited, had approximately $461,913, $380,733, and $296,593 of UK NOL carryovers available to offset future taxable income, respectively. These NOLs do not expire. In the UK, there are limitations to the usage of prior losses after a change in ownership if either:

(1)	the scale of activities was small before the change of ownership and a considerable revival of the trade follows the change or

(2)	within any five-year period beginning no more than three years before the change in ownership there is a major change in the nature or conduct of the trade.”

As of June 30, 2024, Grafiti Holding has approximately $328,285 of Canadian NOLs. Canada allows for net operating losses to be carried back 3 years and forward up to 20 years. There are limitations in the event of a change in ownership. This is broadly defined as when a person or group of persons acquires shares of a corporation to hold more than 75% of the FMV of all of the shares of the corporation without otherwise acquiring control of the corporation and if it is reasonable to conclude that one of the main reasons that control was not acquired was to avoid the loss restriction rules.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets with respect to both Grafiti Holding and Grafiti Limited. Therefore, a full valuation allowance was established as of June 30, 2024, 2023 and 2022. As of June 30, 2024, 2023 and 2022, the change in valuation allowance was $132,501, $15,986, and $4,087, respectively.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United Kingdom and in Canada. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the years ended June 30, 2024, 2023 and 2022.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of income tax expense. There were no amounts accrued for interest or penalties for the years ended June 30, 2024, 2023 and 2022. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in the UK and in Canada and in the normal course of business, its tax returns are subject to examination by taxing authorities. Such examinations may result in future assessments by these taxing authorities. Grafiti Limited is subject to examination by UK tax authorities beginning May 13, 2020. In general, the UK Revenue & Customs Authority may reassess taxes four years from the date of filing. The tax years that remain open and subject to UK reassessment are 2020 – 2022. Grafiti Holding is subject to examination by Canadian tax authorities for their filings for up to four years.

Note 10 - Credit Risk and Concentrations

During the year ended June 30, 2024, the Company had one customer that accounted for 11% of revenue and during the year ended June 30, 2023, the Company had one customer that accounted for 16% of revenues. During the year ended June 30, 2022, the Company did not have any customers that accounted for over 10% of revenues.

As of June 30, 2024, three customers represented 16%, 17%, and 19% of accounts receivable. As of June 30, 2023, one customer represented approximately 63% of total accounts receivable. As of June 30, 2022, one customer represented 28% of total accounts receivable and another customer represented approximately 26% of total accounts receivable.

As of June 30, 2024, 2023 and 2022, the majority of cost of goods sold was related to related party expenses as discussed in Note 11. Therefore, there are no significant concentrations of purchases or accounts payable.

Note 11 - Net Investments from Inpixon

Prior to the transaction on December 27, 2023, the Company incurred expenses that were paid by Inpixon. The expenses incurred consist of salaries and benefits to certain employees of Inpixon that provided services for the Company. Inpixon allocated expenses to the Company based on the estimated time spent by each Inpixon employee. In addition, the Company recorded cost of sales for the use of Inpixon’s software. The Company also recorded adjustments to these consolidated financial statements to record cost of sales at market value based on the price Inpixon would charge third parties for the use of the Inpixon’s software with industry consistent margins. The Company settled the amounts through equity. The Company has recorded these amounts as a change in stockholders’ equity (deficit) of $67,330, $166,471 and $177,053 for the years ended June 30, 2024, 2023 and 2022, respectively.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Note 12 - Grafiti LLC Transactions

The Company notes that after the transaction on December 27, 2023, the software is owned by Grafiti LLC and the Company has negotiated a monthly license fee of 50% of the amount invoiced to customers during the month for the use/sale of its software (See Note 15 for distributor agreement details). The Company notes that Grafiti LLC is wholly owned by Grafiti Group LLC, which is owned by Nadir Ali, the former CEO of Inpixon. The Company has recorded the amounts related to the recognized revenue during the January 1, 2024 through June 30, 2024 period as cost of revenues on the Company’s consolidated statement of operations of approximately $34,474, $0 and $0 for the years ended June 30, 2024, 2023 and 2022, respectively. Additionally, starting from January 1, 2024, the Company pays an administrative service fee of $5,080 per month to Grafiti LLC for the administrative services provided by Grafiti LLC. The Company has recorded these amounts as general and administrative costs on the Company’s consolidated statement of operations of approximately $30,480, $0 and $0 for the years ended June 30, 2024, 2023 and 2022, respectively.

Note 13- Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. However, the performance of our Company’s business, financial position, and results of operations or cash flows may be affected by unfavorable resolution of any particular matter.

Leases

The Company had a six months operating lease for administrative offices in the United Kingdom for approximately $340 per month which expired on April 30, 2024. The Company signed a new lease for the May 1, 2024 to April 30, 2025 period for approximately $360 per month. The Company also has a storage space lease that it retains for approximately $300 per month that renews on an annual basis in October of each year.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Consulting Arrangements

Grafiti Holding agreed to pay Mr. Ali, a related party, $15,000 a month for advisory services on public company reporting and compliance matters related to the development of strategies in connection with public company financing, business opportunities and other strategic transactions, as well as operational matters as requested. As of the date of this filing, Grafiti Holding has paid Mr. Ali $45,000 for services provided during the months of April through June 2024 which is included in the general and administrative line in the consolidated statements of operations. See Note 15.

Grafiti Holding agreed to pay Ms. Figueroa $15,000 a month for advisory services with respect to her knowledge and expertise related to Company’s public company reporting and compliance matters and corporate business development and growth strategies. As of the date of this filing, Grafiti Holding has paid Ms. Figueroa $45,000 for services provided during the months of April through June 2024 which is included in the general and administrative line in the consolidated statements of operations. See Note 15.

Grafiti Holding agreed to pay Ms. Loundermon, the former CFO of Inpixon, $10,000 a month for advisory services with respect to her knowledge and expertise regarding the transition of the Company’s financial reporting function to ensure continuity of business operations. As of the date of this filing, Grafiti Holding has paid Ms. Loundermon $30,000 for services provided during the months of April through June 2024 which is included in the general and administrative line in the consolidated statements of operations. See Note 15.

The Company notes that the Company will continue to pay for the advisory services noted above until the Damon Business Combination is completed.

Note 14 - Foreign Operations

The Company’s operations are located in the United Kingdom and Canada. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows:

	Canada	United Kingdom	Total
For the Years Ended June 30, 2024:
Revenue by geographic area	$—	$336,562	$336,562
Operating loss by geographic area	$(1,263,106)	$(75,937)	$(1,339,043)
Net loss by geographic area	$(1,272,420)	$(75,937)	$(1,348,357)
As of June 30, 2024:
Total identifiable assets by geographic area	$1,473,723	$220,863	$1,694,586
Long lived assets by geographic area	$—	$2,643	$2,643

The Company notes that the Company’s Canadian operations consist of Grafiti Holdings while the Company’s United Kingdom operations consist of Grafiti Limited. As such, the years ended June 30, 2023 and 2022 only include the operations from United Kingdom.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Note 15 - Subsequent Events

Distributor Agreement

On July 19, 2024, Grafiti Limited entered into a Distributor Agreement with Grafiti LLC. Under the Distributor Agreement, Grafiti LLC granted Grafiti Limited a non-exclusive, non-transferable right and license to market and distribute SAVES (statistical analytics and visualization) products in the United Kingdom and other agreed-upon territories. Grafiti Limited will pay Grafiti LLC the then-current prices for the products, subject to a discount of up to 50% if certain revenue targets are met or other arrangements agreed upon by the parties. The deemed effective date of the Distributor Agreement is retroactive to January 1, 2024, and will remain in effect for one year from the effective date, automatically renewing for successive one-year periods unless either party provides advance notice prior to the end of the current term to not extend. Either party may terminate the Agreement without cause by providing at least 90 days’ prior written notice, or immediately for specified reasons, including an uncured breach or bankruptcy. As of June 30, 2024 Grafiti Limited owed Grafiti LLC $42,896 under the agreement which is included in the Accounts Payable line on the Consolidated Balance Sheets.

Administrative Support Service Agreement

Additionally, on July 19, 2024, Grafiti Limited entered into an Administrative Support Service Agreement with Grafiti LLC. Under the Administrative Support Service Agreement, Grafiti LLC agreed to provide accounting, tax, and other administrative sales support services to Grafiti Limited for $5,080 per month, with the amount subject to a 5% annual increase by Grafiti LLC. The Administrative Support Service Agreement is deemed to have commenced on January 1, 2024, and remains in effect for one year from the effective date, automatically renewing for successive one-year periods unless either party provides advance notice prior to the end of the current term to not extend. As of June 30, 2024, Grafiti Limited owed Grafiti LLC $15,240 under the agreement which is included in the Accounts Payable line on the Consolidated Balance Sheets.

Advisory Services and Consulting Agreements

Nadir Ali

Grafiti Holding has entered into a consulting agreement with Mr. Ali on September 25, 2024 pursuant to which it has agreed to pay a fee of $15,000 per month for services rendered to the Company since April 1, 2024 until the closing of the Business Combination pursuant to which Mr. Ali will advise on public company reporting and compliance matters, business development, growth strategies and other operational matters as requested.

As compensation under the Consulting Agreement, Grafiti Holding will pay Mr. Ali a fee of $325,000 upon closing the Business Combination and his monthly fee will increase to $54,167 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Mr. Ali, the monthly fee will continue to be paid for the remainder of the Guaranteed Period. Mr. Ali will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Guaranteed Period will continue to be paid.

GRAFITI HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2024, 2023, AND 2022

Melanie Figueroa

Grafiti Holding has entered into a consulting agreement on September 25, 2024 with Ms. Figueroa pursuant to which it has agreed to pay a fee of $15,000 per month for services rendered to the Company since April 1, 2024 until the closing of the Business Combination pursuant to which Ms. Figueroa will provide advisory services with respect to her knowledge and expertise related to Company’s public company reporting and compliance matters and corporate business development and growth strategies.

As compensation under the Consulting Agreement, Grafiti Holding will pay Ms. Figueroa a fee of $175,000 upon closing the Business Combination and her monthly fee will increase to $29,167 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Ms. Figueroa, the monthly fee will continue to be paid for the remainder of the Guaranteed Period. Ms. Figueroa will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Guaranteed Period will continue to be paid.

Wendy Loundermon

Grafiti Holding has entered into a consulting agreement with Mrs. Loundermon on September 25, 2024 pursuant to which it has agreed to pay a fee of $10,000 per month for services rendered to the Company since April 1, 2024 until the closing of the Business Combination pursuant to which Mrs. Loundermon will provide advisory services with respect to her knowledge and expertise regarding the transition of the Company’s financial reporting function to ensure continuity of business operations.

As compensation under the Consulting Agreement, Grafiti Holding will pay Mrs. Loundermon a fee of $150,000 upon closing the Business Combination and her monthly fee will increase to $25,000 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Mrs. Loundermon, the monthly fee will continue to be paid for the remainder of the Guaranteed Period. Mrs. Loundermon will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Guaranteed Period will continue to be paid.

DAMON MOTORS INC.

Consolidated Financial Statements

As of June 30, 2024 and 2023 and for each of the three years ended June 30, 2024

(Expressed in United States dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Damon Motors Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Damon Motors Inc. (the “Company”) as of June 30, 2024, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2024.

New York, NY

September 26, 2024

Tel: (604) 688-5421	BDO Canada LLP
Fax: (604) 688-5132	1100 Royal Centre
www.bdo.ca	1055 West Georgia Street, P.O. Box 11101
Vancouver, British Columbia
V6E 3P3

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Damon Motors Inc.

Vancouver, British Columbia, Canada

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Damon Motors Inc. (the “Company”) as of June 30, 2023, the related consolidated statements of loss and comprehensive loss, changes in (deficit) equity, and cash flows for each of the two years in the period ended June 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2023, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficit and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO Canada LLP

Chartered Professional Accountants

We have served as the Company's auditor since 2021.

Vancouver, British Columbia, Canada

December 28, 2023

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms

DAMON MOTORS INC.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2024 and June 30, 2023

(Expressed in United States dollars)

	Notes	June 30, 2024	June 30, 2023
		$	$
ASSETS

Current assets
Cash		395,580	2,069,056
Other current assets		90,921	255,582
Current assets		486,501	2,324,638
Non-current assets
Premises lease deposits		126,431	187,435
Property and equipment, net	4	1,138,420	2,004,066
Non-current assets		1,264,851	2,191,501
Total assets		1,751,352	4,516,139

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	5, 13	5,924,121	7,106,281
Customer deposits		482,575	488,569
Current portion of operating lease liabilities	6	443,519	740,486
Current portion of finance lease liabilities	6	7,141	12,363
Debt	7	1,099,489	1,857,550
Convertible notes	8	40,630,756	14,727,183
Derivative warrant liabilities	9	-	521,950
Financial liability convertible to equity	10	3,200,000	2,700,000
Current liabilities		51,787,601	28,154,382
Non-current liabilities
Non-current portion of operating lease liabilities	6	235,492	621,325
Non-current portion of finance lease liabilities	6	177,403	190,774
Other non-current liabilities		-	19,099
Non-current liabilities		412,895	831,198
Total liabilities		52,200,496	28,985,580

SHAREHOLDERS’ DEFICIT

Common shares without par value, unlimited shares authorized, 12,324,504 shares issued and outstanding as of June 30, 2024 (2023 – 11,829,386)	12	1,938,751	1,285,788
Preferred shares without par value, unlimited shares authorized, 16,758,528 shares issued and outstanding as of June 30, 2024 and 2023 (Liquidation preference : $48,215,054)	12	71,590,087	71,590,087
Additional paid in capital	12	16,629,612	9,294,030
Accumulated deficit		(140,607,594)	(106,639,346)
Total shareholders’ deficit		(50,449,144)	(24,469,441)
Total liabilities and shareholders’ deficit		1,751,352	4,516,139

Going Concern (Note 1)

Commitments and Contingencies (Note 11)

Subsequent Events (Note 24)

The accompanying notes are an integral part of these consolidated financial statements.

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended June 30, 2024, 2023 and 2022

(Expressed in United States dollars)

		Year ended June 30,
	Notes	2024	2023	2022
		$	$	$
Expenses
Research and development, net	14	4,550,229	17,451,749	18,166,436
General and administrative	15	4,296,231	6,792,996	4,778,250
Sales and marketing	16	986,137	2,747,792	4,417,165
Depreciation	4	303,424	370,575	247,947
Transaction costs		1,626,519	942,187	-
Asset and right-of-use asset impairment	17	-	9,471,276	-
Gain from release of lease obligation	17, 18	(42,297)	(6,167,001)	-
Foreign currency transaction (gain)/loss		(235,871)	429,358	113,921
Loss from Operations		11,484,372	32,038,932	27,723,719
Other expenses
Changes in fair value of financial liabilities	22	18,424,992	3,881,980	8,935,049
Loss on debt settlement	8	785,377	-	-
Finance expense	19	3,273,507	1,091,697	77,342
		22,483,876	4,973,677	9,012,391

Net loss before income tax		33,968,248	37,012,609	36,736,110
Income tax expense		-	-	-
Net loss		33,968,248	37,012,609	36,736,110

Loss per share:
Basic and diluted – common shares		(2.79)	(3.14)	(3.22)

Weighted average number of shares outstanding:
Basic and diluted – common shares		12,180,571	11,793,772	11,405,891

The accompanying notes are an integral part of these consolidated financial statements.

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the years ended June 30, 2024, 2023 and 2022

(Expressed in United States dollars)

	Common shares		Preferred shares		Additional paid in capital	Accumulated Deficit	Shareholders’ deficit
	#	$	#	$	$	$	$

As of June 30, 2021	11,323,585	551,119	5,039,824	2,938,632	5,741,630	(32,890,627)	(23,659,246)
Issuance of shares, net of issuance costs	36,000	75,566	3,627,211	25,262,364	-	-	25,337,930
Conversion of Simple Agreements for Future Equity (SAFEs)	-	-	8,091,493	43,389,091	-	-	43,389,091
Stock-based compensation	-	-	-	-	2,323,294	-	2,323,294
Stock options exercised	244,655	233,079	-	-	(192,133)	-	40,946
Loss for the year	-	-	-	-	-	(36,736,110)	(36,736,110)
As of June 30, 2022	11,604,240	859,764	16,758,528	71,590,087	7,872,791	(69,626,737)	10,695,905
Issuance of shares, net of issuance costs	180,000	368,878	-	-	-	-	368,878
Stock-based compensation	-	-	-	-	1,472,634	-	1,472,634
Stock options exercised	45,146	57,146	-	-	(51,395)	-	5,751
Loss for the year	-	-	-	-	-	(37,012,609)	(37,012,609)
As of June 30, 2023	11,829,386	1,285,788	16,758,528	71,590,087	9,294,030	(106,639,346)	(24,469,441)
Issuance of common shares to settle liabilities	95,380	260,999	-	-	-	-	260,999
Stock-based compensation	-	-	-	-	146,842	-	146,842
Stock options exercised	399,738	391,964	-	-	(330,809)	-	61,155
Common share purchase warrants	-	-	-	-	1,090,797	-	1,090,797
Reclassification of liability-classified warrants to equity	-	-	-	-	6,428,752	-	6,428,752
Loss for the year	-	-	-	-	-	(33,968,248)	(33,968,248)
As of June 30, 2024	12,324,504	1,938,751	16,758,528	71,590,087	16,629,612	(140,607,594)	(50,449,144)

The accompanying notes are an integral part of these consolidated financial statements.

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended June 30, 2024, 2023 and 2022

(Expressed in United States dollars)

	Year ended June 30,
	2024	2023	2022
	$	$	$
Operating activities
Net loss:	(33,968,248)	(37,012,609)	(36,736,110)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	303,424	370,575	247,947
Amortization of operating lease right-of-use asset	542,496	779,091	309,566
Stock-based compensation	146,842	1,472,634	2,323,294
Debt accretion	-	11,058	6,296
Accrued interest added to debt	1,694,149	651,822	13,794
Accrued unpaid interest on operating lease settled	-	808,275	-
Changes in fair value of financial liabilities	18,424,992	3,881,980	8,935,049
Loss on debt settlement	785,377	-	-
Asset and right-of-use asset impairment	-	9,471,276	-
Gain from release of lease obligation	(42,297)	(6,167,001)	-
Foreign exchange (gain)/loss	(184,514)	320,235	(54,495)

Changes in operating assets and liabilities:
Other current assets	159,010	187,498	(273,578)
Accounts payable and accrued liabilities	(136,934)	4,533,684	914,390
Operating lease	(587,677)	(506,592)	(309,566)
Customer deposits	(5,994)	115,782	182,868
Cash used in operating activities	(12,869,374)	(21,082,292)	(24,440,545)

Investing activities
Long term prepayment	-	(773,870)	(1,265,843)
Equipment purchase	-	(4,811)	(1,443,029)
Cash used in investing activities	-	(778,681)	(2,708,872)

Financing activities
Payments on finance leases	(12,081)	(12,664)	(20,182)
Cash settlement for release of lease obligation	(36,582)	(1,100,248)	-
Proceeds from SR&ED, net of deferred financing fee	-	1,140,889	637,394
Proceeds from SAFEs issued	-	2,005,213	(636,686)
Proceeds from convertible notes	11,549,945	11,220,000	-
Proceeds from senior secured promissory notes	550,000	-	-
Proceeds from promissory notes	-	728,332	-
Repayment of SR&ED loan	(916,539)	(155,975)	-
Proceeds from exercise of stock options	61,155	5,751	40,946
Proceeds from preferred shares issued, net of issuance cost	-	-	25,262,364
Cash provided by financing activities	11,195,898	13,831,298	25,283,836

Net change in cash and restricted cash during the period	(1,673,476)	(8,029,675)	(1,865,581)
Cash and restricted cash at beginning of period	2,069,056	10,098,731	11,964,312
Cash and restricted cash at end of period (Note 23)	395,580	2,069,056	10,098,731

Supplemental Cash Flow Information (Note 23)

The accompanying notes are an integral part of these consolidated financial statements.

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of operations

Damon Motors Inc. was incorporated on July 22, 2016, under the laws of British Columbia. The Company’s registered address is Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, V6C 2B5 and head office and principal address is 704 Alexander Street, Vancouver, British Columbia, V6A 1E3, Canada. The Company is a leading light electric vehicle manufacturer currently focused on electric motorcycles including proprietary electric powertrain, shifting and predictive awareness technologies. The Company has a single reportable segment given that the Company is engaged in the manufacture of motorcycles in North America, and management views the business as a single reporting segment. See Segment Reporting (Note 21).

On April 26, 2021, the Company formed a wholly owned subsidiary, Damon Motors Corporation, a corporation organized and registered in the state of Delaware, USA.

These consolidated financial statements include the accounts of Damon Motors Inc. and Damon Motors Corporation, collectively the “Company.”

Going concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern in accordance with U.S. GAAP. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company is subject to a number of risks, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in electric automotive technology. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to fund its research and development, complete the construction of its manufacturing facility for the eventual production of electrical motorcycles and meets its obligations and repay its liabilities arising from normal business operations when they come due.

The Company has incurred net losses of $33,968,248 and utilized $12,869,374 of cash in operations for the year ended June 30, 2024 and has accumulated a deficit as of June 30, 2024 of $140,607,594 and expects to incur future additional losses. These conditions indicate material uncertainties that cast substantial doubt upon the Company’s ability to continue as a going concern within one year after financial statement issuance date.

When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.

1.	NATURE OF OPERATIONS AND GOING CONCERN (continued)

Going concern (continued)

Management’s plans to address the uncertainty that the Company will continue as a going concern include the business combination described in footnote 2 above as well as obtaining associated debt and equity financing. There is no assurance that the Company’s plans to consummate the business combination will be successful and the Company cannot provide assurance that the Company will secure financing in a timely manner, nor can they provide assurance that the business combination will be completed. As such, the substantial doubt of the Company’s ability to continue as a going concern has not been alleviated by management’s plans. The financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

2.	BASIS OF PRESENTATION

a)	Basis of presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding financial reporting.

b)	Basis of measurement

These financial statements have been prepared on a historical cost basis except for certain financial instruments which are measured at their fair value as explained in the accounting policies set out below. In addition, these financial statements have been prepared using the accrual basis of accounting.

c)	Consolidated statements

The consolidated financial statements incorporate the financial statements of the Company and its consolidated subsidiary, Damon Motors Corporation, over which the Company has control. Control occurs when the Company has power over the investee; is exposed, or has rights, to variable returns from its involvement with the investee; and has the ability to use its power over the investee to affect its returns. All intercompany transactions and balances between the Company and the subsidiary are eliminated upon consolidation.

d)	Business combination with XTI Aerospace, Inc. (“XTI Aerospace” and formerly known as Inpixon)

On October 23, 2023, Damon Motors Inc. (“Damon”) entered into a Business Combination agreement (“BCA”) with XTI Aerospace (NASDAQ: XTIA), Grafiti Holding Inc. (“Grafiti”), a British Columbia corporation and wholly owned subsidiary of XTI Aerospace, 1444842 B.C. Ltd., and a wholly owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly owned subsidiary of Grafiti (the “Business Combination”).

2.	BASIS OF PRESENTATION (continued)

d)	Business combination with XTI Aerospace, Inc. (“XTI Aerospace” and formerly known as Inpixon) (continued)

The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti Common Shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, and approval of the listing of the Grafiti Common Shares on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol DMN, after giving effect to the Business Combination.

Upon the consummation of the Business Combination (the “Closing”), both Grafiti Limited (formerly known as Inpixon UK Ltd.), a subsidiary of Grafiti and the Damon Surviving Corporation will be wholly owned subsidiaries of Grafiti, which will adopt a new name as determined by Damon.

Holders of Grafiti Common Shares and warrants, including management of XTI Aerospace that hold Grafiti Common Shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company, determined on a fully diluted basis. Damon shareholders are anticipated to hold approximately 81.25% of the combined company, determined on a fully diluted basis. It is anticipated that public trading for the Grafiti Common Shares on the Nasdaq would begin following the consummation of the Business Combination.

Following the signing of the Business Combination agreement, on October 26, 2023, Damon issued a convertible promissory note to XTI Aerospace in an aggregate principal amount of $3.0 million (Note 8) together with the Share purchase Warrants (Note 9) pursuant to a private placement. The convertible promissory note has a 12% annual interest rate, payable in arrears on the maturity date, June 15, 2024. The full principal balance and interest on the convertible promissory note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”).

On June 15, 2024, the Company and XTI Aerospace signed a Letter of Agreement amending the maturity date of the notes to September 30, 2024.

3.	SIGNIFICANT ACCOUNTING POLICIES

a)	Use of estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

a)	Use of estimates (continued)

The most significant estimates relate to the determination of the fair value of the Company’s common shares, determination of the fair value of stock option grants, and the classification and measurement of Simple Agreements for Future Equity (“SAFEs”), convertible notes and warrants as a financial liability or an equity instrument, and determination of Scientific Research and Experimental Development (“SR&ED”) tax credit recoverable. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as at the date of the financial statements; therefore, actual results could differ from those estimates. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

b)	Foreign currencies

These financial statements are presented in United States dollars, unless otherwise noted, which is the reporting and functional currency of the Company. Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in the consolidated statements of operations.

c)	Cash and restricted cash

Cash is comprised of cash and restricted cash. Cash is recorded at cost, which approximates fair value. Cash includes cash held with Canadian financial institutions. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances. Restricted cash consists of certificates of deposits on a leased premises.

d)	Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Construction in Progress comprises leasehold improvements and fixturing which are stated at cost less accumulated impairment losses. Equipment comprises computer equipment, tools and office equipment. Depreciation and amortization are calculated using the straight-line method over the lease term for right-of-use assets and the estimated useful lives of the assets other than right-of-use assets.

Depreciation is calculated using the following methods and terms:

Equipment: Computer equipment	Straight-line	3.33 years
Equipment: Tools	Straight-line	5 years
Equipment: Office equipment	Straight-line	5 years
Leasehold Improvements	Straight-line	life of lease
Right-of-use assets	Straight-line	life of lease

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

d)	Property and equipment (continued)

An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising from derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in the statement of operations in the period the asset is derecognized. The assets’ residual values, useful lives and methods of depreciation are reviewed at each reporting date, and adjusted prospectively, if appropriate.

e)	Long term prepayment

Long term prepayment relates to prepayment for tenant improvements of Surrey manufacturing facility lease property that were paid prior to the commencement of the lease on September 29, 2022.

f)	Leases

The Company enters into contractual arrangements for the utilization of certain non-owned assets. These principally relate to property for the Company’s offices, planned manufacturing plant, equipment and vehicles which have varying terms including extension and termination options. The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception and whether the arrangement is to be fulfilled through the use of a specific asset or assets, or whether the arrangement conveys a right to use the asset. Leases are classified as either operating or finance leases at lease inception, depending on the transfer of risks and rewards of ownership, along with other criteria such as the transfer of ownership to the lessee, purchase options, or percentage of economic life of leased asset. This lease classification is not revised unless there is a modification to the lease agreement. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the consolidated statements of operations.

The Company recognizes a right-of- use asset and lease liability at lease commencement based on the present value of lease payments over the lease term. The Company generally uses its incremental borrowing rate as the discount rate as most of the Company’s lease arrangements do not provide an implicit borrowing rate. The incremental borrowing rate reflects the rate of interest that the Company would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

For operating leases, fixed lease payments are recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components and has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component. Certain lease agreements include variable lease payments that depend on an index, as well as payments for non-lease components, such as common area maintenance, and certain pass-through operating expenses such as real estate taxes and insurance. In instances where these payments are fixed, they are included in the measurement of our lease liabilities, and when variable, are excluded and recognized in the period in which the obligations for those payments are incurred. The Company’s leases do not contain any material residual value guarantees or payments under purchase and termination options.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

f)	Leases (continued)

Lease terms are initially determined as the non-cancellable period of a lease adjusted for options to extend or terminate a lease that are reasonably certain to be exercised. Lease liabilities are subsequently measured at amortized cost using the effective interest method.

Right of use assets are carried at cost less accumulated amortization, impairment losses, and any subsequent remeasurement of the lease liability. Initial cost comprises the lease liability adjusted for lease payments at or before the commencement date, lease incentives received, initial direct costs and an estimate of restoration costs.

The Company has elected not to present short-term leases on the consolidated balance for leases that have lease terms of 12 months or less and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. The lease expense related to those short-term leases is recognized on a straight-line basis over the lease term.

The Company subleases one of its office spaces to third parties, which does not relieve the Company of its primary lease obligations with the lessor (the “headlease”). This sublease is classified as an operating lease, and therefore the Company continues to account for the headlease as it did before the commencement of the sublease. Sublease income is presented within the same category of operating expenses as the underlying headlease expenses on the consolidated statements of operations. If the lease cost of the term of the sublease exceeds the Company’s anticipated sublease income for the same period, the Company assesses the right-of-use asset associated with the head lease for impairment under the long-lived asset impairment provisions of ASC 360.

g)	Current and deferred income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets net of a valuation allowance to the extent it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

g)	Current and deferred income taxes (continued)

The Company records uncertain tax positions in accordance with ASC 740 – Income Taxes on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company has determined that its tax returns do not include uncertain tax positions.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and 2023.

h)	Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issuance of common shares and stock options are recognized as a deduction from equity. Share issue costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issue costs related to uncompleted share subscriptions are expensed in the period they are incurred.

Preferred shares are classified as equity. Incremental costs directly attributable to the issuance of preferred shares are recognized as a deduction from equity. Share issue costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issue costs related to uncompleted share subscriptions are expensed in the period they are incurred.

i)	Stock-based compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met.

The Company uses a contemporaneous valuation model, the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock option awards. The Black-Scholes option-pricing model requires the use of the Company’s share price estimates on the date of grant as well as highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

j)	Financial instruments

Financial assets

Financial assets comprise of cash, restricted cash and accounts receivable. The Company classifies its financial assets in the following categories: at fair value through statement of operations (“FVTPL”) or at amortized cost. The classification is largely driven by the specific type of instrument but also depends on the Company’s business model for managing the financial assets and terms of the related cashflow. Management determines the classification of its financial assets at initial recognition.

Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of operations. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets held at FVTPL are included in the consolidated statements of operations in the period in which they arise. There are no financial assets held at FVTPL as of June 30, 2024 and 2023.

Financial assets at amortized cost are initially recognized at fair value and subsequently carried at amortized cost less any impairment. Transaction costs are netted against financial assets and are accounted for using the effective interest method. They are classified as current assets or non-current assets based on their maturity date. The Company’s financial assets carried at amortized cost include cash, and receivables.

Financial assets are derecognized when they mature or are sold and substantially all the risks and rewards of ownership have been transferred.

Financial liabilities

Financial liabilities include convertible debt and other interest-bearing debt, accounts payable and accrued liabilities, customer deposits, lease liabilities. The Company classifies its financial liabilities into categories, depending on the purpose for which the liability was incurred. The Company’s accounting policy for each category is as follows:

●	FVTPL - This category comprises derivatives or liabilities acquired or incurred principally for the purpose of selling or repurchasing it in the near term. They are carried in the consolidated balance sheets at fair value with changes in fair value recognized in the consolidated statements of operations. Items measured at FVPTL include financial liabilities convertible to equity. Transaction costs are expensed in the consolidated statements of operations.

●	Amortized cost - This category includes the accounts payable and accrued liabilities, customer deposits, lease liabilities, and debt, all of which are recognized at amortized cost.

●	Fair value option – Under the Fair Value Option Subsections of ASC Subtopic 825-10, Financial Instruments – there is an irrevocable option to report certain financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in the statement of operations. Any changes in the fair value of liabilities resulting from changes in instrument-specific credit risk are reported in other comprehensive income. The change to fair value of financial liabilities and interest accrued are presented as separate line items.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

j)	Financial instruments (continued)

Derivative financial instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The terms of warrants issued by the Company are reviewed to determine whether they contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statements of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Other equity-linked instruments

Other equity linked securities include warrants, convertible debt and SAFEs. The Company relies on the guidance provided by ASC 480 - Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible equity-linked instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares. Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the consolidated balance sheets. The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e., at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity. The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received. The Company records its financial instruments classified as liabilities at their fair value at each subsequent measurement date. The changes in fair value of these financial instruments are recorded as other expense/income.

Warrants

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

j)	Financial instruments (continued)

Warrants (continued)

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board Accounting Standards Codification ASC 480 - Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815 - Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For financial liabilities issued with detachable share purchase warrant, at inception, the proceeds from the issuance of the financial instruments were allocated between the host instrument and the share purchase warrants based on the residual method.

Convertible Debt

Upon the issuance of convertible debt, including convertible promissory notes, the Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the combined consolidated statements of operations.

The equity component, if any, is treated as a discount on the liability component of the convertible debt, which is amortized over the term of the convertible debt using the effective interest rate method. When it has been determined an instrument does not have an equity component, the Company may elect to account for the instrument at fair value with changes in fair value recorded in the combined consolidated statements of operations, except with respect to changes in value caused by changes in the Company’s own credit risk.

SAFEs

The Company accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution occurs, and any change in fair value is recognized in the Company’s statements of operations.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

k)	Revenue recognition

Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	identify the contract with a customer,

●	identify the performance obligations in the contract,

●	determine the transaction price,

●	allocate the transaction price to performance obligations in the contract, and

●	recognize revenue as the performance obligation is satisfied.

For the years ended June 30, 2024, 2023 and 2022, the Company did not recognize any revenue. The Company did however receive cash deposits.

l)	Customer deposits

The Company accepts reservation of the motorcycles that include cash deposit placed by a potential customer. The deposits serve to prioritize orders when the motorcycles become available for delivery. Customers making deposits are not obligated to purchase motorcycle and may request return of their deposit any time up. The Company records such advance deposits as a liability and defers the related revenue recognition until delivery of the motorcycle occurs.

m)	Government grants

Government grants are recognized when the Company has reasonable assurance that it has complied with the relevant conditions of the grant and that it will be received. The Company recognizes the grants that compensate the Company for expenses incurred against the financial statement line item that it is intended to compensate.

n)	Impairment of long-lived assets

The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board ASC 360 - Property, Plant and Equipment. Long-lived assets (asset group), such as property and equipment as well as intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market value, as considered necessary.

The Company ceased the use of the Surrey manufacturing facility lease on December 14, 2022 and recognized an impairment loss on the right-of-use asset and construction work in progress equal to its carrying value of $8,997,858 and $249,971 respectively (Note 17) in the statements of operations for the second quarter ended December 31, 2022.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

n)	Impairment of long-lived assets (continued)

On January 3, 2023, the Company subleased its office and operating premises at 708 Powell Street (“708 Powell”) to a third party for the remaining term of the lease. The sublease arrangement triggered an impairment assessment of the right-of-use asset of $175,397 and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totalling $223,447 (Note 17) in the statements of operations for the third quarter ended March 31, 2023.

On April 26, 2024, the Company entered into a release agreement with landlord of 708 Powell Street to terminate the lease, settle the amount owing and release Damon of all further obligation and right to the leased property. As a result, the Company recorded a net gain on release of lease obligation of $42,297 (Note 18) in the statements of operations for the year ended June 30, 2024.

o)	Loss per share

Basic loss per share is computed by dividing the net loss, less accrued dividends on any outstanding preferred stock, by the weighted average number of common shares outstanding for the period. Diluted loss per share calculations reflects the assumed exercise of all dilutive employee stock options and warrants and the conversion of any outstanding convertible preferred shares or notes payable that are-in-the-money, applying the as-if-converted method.

The preferred shares meet the definition of a participating security, and the two-class method is required. For any periods in which earnings are recognized, the earnings will be allocated between the common shares and the preferred shares on a six-to-one basis. For any periods in which losses are recognized, no effect is given to the preferred shares as they do not contractually participate in the losses of the Company.

For the years ended June 30, 2024, 2023 and 2022, the Company’s basic loss per share is computed using the two-class method, and the Company’s diluted loss per share is computed using the more dilutive of the treasury stock method or two-class method.

When the Company is in a loss position, all potential share issuances on the exercise of stock options or warrants and the conversion of any preferred shares or convertible notes payable are anti-dilutive and the diluted loss per share is the same as the basic loss per share. Potentially dilutive items outstanding as of June 30, 2024 and 2023 include preferred shares, stock options, SAFE, convertible notes and share purchase warrants.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended June 30, 2024 and 2023:

	June 30, 2024	June 30, 2023

Preferred shares	35,111,034	27,809,460
Stock options	9,253,467	10,138,537
SAFE	1,276,857	1,054,294
Convertible promissory notes	15,300,585	6,231,812
Share purchase warrants	5,658,105	950,153
	66,600,048	46,184,256

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

p)	Research and development

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses include compensation, employee benefits, and stock-based compensation for technology developers and product management employees as well as fees paid to outside consultants and software costs for the Company’s proprietary technology. The Company is eligible for government grant and tax credits. The Company accounts for these credits as a reduction to research and development costs and will recognize these claims when it is probable that the expense incurred qualify for the government grant claim and that the Company has complied with all the conditions to realize the claim. Otherwise, the recognition of government grant claim would be deferred until the recognition criteria are satisfied.

q)	General and administrative

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), bad debt costs, professional service fees, and other general overhead costs including depreciation on corporate assets.

r)	Sales and marketing

Costs associated with the Company’s advertising are expensed as incurred and are included in sales and marketing expenses. The advertising expenses incurred for the year ended June 30, 2024 and 2023 are not material.

s)	Transaction costs

The Company recognized transaction costs related to Business Combination with XTI Aerospace, and the professional fees related to the public listing for the year ended June 30, 2024. For the year ended June 30, 2023, the Company incurred and recognized transaction costs and professional fees related to deSPAC.

t)	Reclassifications

Certain prior period amounts in the consolidated financial statements and notes thereto have been reclassified to conform to current period presentation. These reclassifications did not impact the previously reported net income (loss), stockholders’ equity or cash flows. The nature and impact of the reclassifications are explained below:

●	The Company has reclassified transaction costs from general and administrative expenses to a separate line in the consolidated statements of operations in the amount of $942,187 and nil for the year ended June 30, 2023 and 2022 respectively.

●	The Company has amended the disclosure of preferred shares in Note 12 to present the number of preferred shares issued and outstanding for each issued series which was previously disclosed as a total number of preferred shares issued and outstanding.

●	The Company has made certain other reclassifications to the comparative amounts and disclosures in the notes to the consolidated financial statements to conform to current year presentation.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

u)	Recent accounting pronouncements not yet adopted

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718)”, which updates codification on how an entity would apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The effective date of this update is for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing potential impacts of ASU 2023-03 and does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which amends the disclosure to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on an annual and interim basis for to enable investors to develop more decision-useful financial analyses. All public entities will be required to report segment information in accordance with the new guidance starting in annual periods beginning after December 15, 2023. The Company is currently assessing potential impacts of ASU 2023-06 and does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and disclosures as disclosed in Note 21.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which amends the disclosure to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information and includes certain other amendments to improve the effectiveness of income tax disclosures. For entities other than public business entities, the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing potential impacts of ASU 2023-09 and does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and disclosures and the Company is in a loss position and not incurring any tax expenses.

v)	Adoption of recent accounting pronouncements

Effective July 1, 2021, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. Adoption of this standard did not materially affect the Company’s financial statements.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

v)	Adoption of recent accounting pronouncements (continued)

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2023 for smaller reporting companies as defined by the SEC. Early adoption is allowed under the standard with either a modified retrospective or full retrospective method. The Company early adopted ASU 2020-06 on July 1, 2022 using the modified retrospective method. At the date of adoption, the ASU did not impact the Company’s financial position, results of operations or cash flows. The Company elected the fair value option to account for its convertible promissory notes that were issued as at June 30, 2023 and June 30, 2024, see note 3(j) above for the accounting policy and Note 8 for the underlying terms and required fair value disclosures.

4.	PROPERTY AND EQUIPMENT, NET

	Construction in Progress	Equipment and leasehold improvements	Operating lease right- of-use asset	Financing lease right- of-use asset	Total
	$	$	$	$	$
Cost
Balance, June 30, 2022	249,971	1,196,720	1,871,198	259,211	3,577,100
Additions	-	4,811	9,865,904	-	9,870,715
Impairment	(249,971)	(70,236)	(9,378,203)	-	(9,698,410)
Balance, June 30, 2023	-	1,131,295	2,358,899	259,211	3,749,405
Impairment	-	-	(572,171)	-	(572,171)
Balance, June 30, 2024	-	1,131,295	1,786,728	259,211	3,177,234

Accumulated depreciation
Balance, June 30, 2022	-	217,000	533,371	72,436	822,807
Depreciation	-	322,710	779,091	47,865	1,149,666
Impairment	-	(22,186)	(204,948)	-	(227,134)
Balance, June 30, 2023	-	517,524	1,107,514	120,301	1,745,339
Depreciation	-	256,977	542,496	46,447	845,920
Impairment	-	-	(552,445)	-	(552,445)
Balance, June 30, 2024	-	774,501	1,097,565	166,748	2,038,814

Carrying amount
Balance, June 30, 2023	-	613,771	1,251,385	138,910	2,004,066
Balance, June 30, 2024	-	356,794	689,163	92,463	1,138,420

4.	PROPERTY AND EQUIPMENT, NET (continued)

During the year ended June 30, 2024, the Company incurred rent expense, included in general and administrative expense in the consolidated statements of operations of $542,496 (2023 – $779,091, 2022 – $309,566) which is included in the above note under depreciation.

On December 14, 2022, the Company entered into a conditional surrender agreement for the Surrey manufacturing facility and recognized an impairment loss on the right-of-use asset and construction work in progress equal to its carrying value of $8,997,858 and $249,971, respectively (Note 17). This amount is included in expenses in the statements of operations for the second quarter ended December 31, 2022.

On January 3, 2023, the Company subleased 708 Powell to a third party for the remaining term of the lease. The sublease arrangement triggered impairments of the right-of-use asset of $175,397 and leasehold improvements of $48,050, respectively (Note 17), and, as a result, the Company recorded an asset impairment totalling $223,447 in the statements of operations for the third quarter ended March 31, 2023.

The Company signed a full surrender agreement with the landlord and lessor of Surrey manufacturing facility (“Lessor”) and the surrender agreement was effective as of June 30, 2023. As of June 30, 2023 the carrying value of the lease liability was $8,208,714. Under this agreement, the Company reached a final and full settlement with Lessor to fully surrender the property, settling all outstanding amount owing for a consideration made up of cash consideration of $566,465 (CAD$749,998) payable in 7 instalments, $375,000 convertible promissory note (Note 8), forfeiture of standby letter of credit $1,100,248 (CAD$1,469,710) and payment of GST owing for tenant improvements ($185,529). For the year ended June 30, 2023, the Company recorded a gain of $6,167,001 (Note 18) from the final settlement and abandonment of the lease. As a result of the asset impairment noted above, the Company recorded a net loss on termination of the Surrey manufacturing facility of $3,080,828 (Note 18) for the year ended June 30, 2023.

On April 26, 2024, the Company signed a release of the 708 Powell lease to surrender the lease. This resulted in the Company recognising a net loss on termination of $42,297 (Note 18) in the statements of operations for the year ended June 30, 2024.

Refer to Note 11 for contingencies related to the settlement agreement.

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2024	June 30, 2023
	$	$
Accounts payable	3,172,403	3,882,928
Accrued wages	1,408,358	827,828
Accrued liabilities and other payables	1,343,360	2,395,525
	5,924,121	7,106,281

As at June 30, 2024, $220,526 (June 30, 2023 - $458,209) was related to severance and included in accrued wages.

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES (continued)

Included in accrued liabilities and other payables is amount owing for the surrender and settlement of lease of Surrey manufacturing facility (Note 6) of $237,452 as of June 30, 2024 (June 30, 2023 - $566,465). On April 29, 2024 the Company requested payment deferment of the instalment payment due on March 1, 2024 and May 1, 2024 respectively (Note 18) to July 1, 2024. On June 6, 2024, the Lessor agreed to further defer the payments due on July 1, 2024 to be paid on or before September 30, 2024.

On March 26, 2024, the Company entered into a Settlement of Debt agreement to settle the amount owing for directors’ fees and consulting fees of $55,724 and $32,667, respectively included in accrued liability amount above by issuing convertible promissory notes in the amount of $88,391 (Note 8) and 32,302 common share purchase warrants (Note 9) to the debtholders in full settlement of the amount owing. The Company analyzed the settlement as an extinguishment and compared the net carrying value of the debt being extinguished to the fair value of the convertible promissory notes and share purchase warrants issued and accounted for the loss on settlement of the debt (Note 8) in the statements of operations.

On May 1, 2024, the Company entered into a Settlement of Debt agreement to settle the directors’ fees owing to former directors of $76,228 by issuing convertible promissory notes with aggregate value of $76,228 and 27,857 common share purchase warrants (Note 9) to the debtholders in full settlement of the amount owing. The Company analyzed the settlement as an extinguishment and compared the net carrying value of the debt being extinguished to the fair value of the convertible promissory notes and share purchase warrants issued and accounted for the loss on settlement of the debt (Note 8) in the statements of operations.

6.	LEASES

Operating leases

On September 1, 2019, the Company entered into a lease for its office and operating premises at 708 Powell Street, Vancouver, British Columbia, Canada for a period of five years. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 1.2 years. On January 3, 2023, the Company subleased 708 Powell to a third party for the remaining term of the lease. Under the sublease arrangement, the Company is not relieved of its primary obligation under the headlease, therefore, the headlease and sublease is accounted separately. The sublease triggers an impairment assessment of the headlease and as a result, the Company recorded an asset impairment of $175,397 (Note 4) and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totalling $223,447 (Note 17) in the statements of operations for the year ended June 30, 2023. Following the impairment assessment, the headlease continued to be recognized as a single lease cost but will no longer be recognized on a straight-line basis. The sublease is recorded as an operating lease and the Company recorded rental income on the operating lease for the year ended June 30, 2024 of $195,821 (2023 - $44,436, 2022 - nil). Subsequently, on April 26, 2024, the Company signed a release of the 708 Powell lease to surrender the lease and recorded a net loss on termination of $42,297 (Note 18) in the statements of operations for the year ended June 30, 2024.

On July 1, 2021, the Company entered into a two-year lease agreement on a 3,360 square foot office and warehouse facility located in San Rafael, California, USA with a commencement date of August 1, 2021. The incremental borrowing rate was estimated to be 12% and this lease has lapse as at June 30, 2024.

On July 5, 2021, the Company began its fixturing period on a 15,707 square foot office facility in Vancouver, British Columbia, Canada with a lease commencement date of September 1, 2021. The incremental borrowing rate was estimated to be 12% and the remaining term on this sublease as at June 30, 2024 is 1.9 years.

6.	LEASES (continued)

Operating leases (continued)

On July 15, 2021, the Company entered into a 10-year lease agreement on a 109,820 square foot manufacturing plant in Surrey, British Columbia, Canada (“Surrey manufacturing facility”) and the incremental borrowing rate was estimated to be 14.2%. In the agreement, the Company has two (2) options to renew the Lease for a period of five (5) years each, but the renewal terms were not incorporated in capitalization of right-of-use asset and lease liability as the probability of the Company renewing the lease is very low. As part of the lease agreement, the Company and the Lessor mutually agreed for the Lessor to perform lessor-owned Tenant Improvements on the property which was capitalized as part of the right-of-use asset upon the lease commencement date. On July 15, 2021 the Company amended the termination right of the lease agreement giving the tenant the sole discretion to terminate the lease at any time after the 7th year of the lease, revising the non-cancellable term of the lease to 7-years. On September 29, 2022, the Lessor delivered notice of possession to allow the Company to begin fixturing.

On December 14, 2022, the Company entered into conditional surrender of the Lease agreement to surrender the leased property due to change in corporate direction but does not release the Company of the lease obligation. As a result, the Company impaired the right-of-use assets to its $nil recoverable amount and recorded an asset impairment of $8,997,858 (Note 17) for the year ended June 30, 2023.

The Company signed a full surrender agreement with the Lessor and the surrender agreement was effective as at June 30, 2023. As at June 30, 2023 the carrying value of the lease liability was $8,208,714 (Note 18). Under this agreement, the Company reached a final and full settlement with Lessor to fully surrender the property, settling all outstanding amount owing for a consideration made up of cash consideration of $566,465 (CAD$749,998) payable in 7 instalments, $375,000 convertible promissory notes (Note 8), forfeiture of standby letter of credit $1,100,248 (CAD$1,469,710) and payment of GST owing for tenant improvements ($185,529). As a result, the Company recorded a gain of $6,167,001 (Note 18) from the final settlement and abandonment of the lease for the year ended June 30, 2023.

On September 12, 2022, the Company entered into a two year and four months lease agreement on a 18,110 square foot office and warehouse facility located in San Rafael, California, USA with a commencement date of October 1, 2022. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2024 is 0.6 year.

Finance leases

On June 1, 2021, the Company entered into a lease for camera equipment for a period of 36 months. The incremental borrowing rate was estimated to be 12% and the lease has lapse as at June 30, 2024.

On June 22, 2021, the Company entered into a lease for a vehicle for a period of 60 months. The incremental borrowing rate was estimated to be 4.89% and the remaining lease term as at June 30, 2024 is 1.9 years.

6.	LEASES (continued)

Presentation

The lease liability in connection with operating and finance leases are included in lease liabilities and current portion of lease liabilities on the consolidated balance sheets as follows:

	Operating lease	Finance leases	June 30, 2024
	$	$	$
Non-current portion of lease liabilities	235,492	177,403	412,895
Current portion of lease liabilities	443,519	7,141	450,660
Total lease liabilities	679,011	184,544	863,555

	Operating lease	Finance leases	June 30, 2023
	$	$	$
Non-current portion of lease liabilities	621,325	190,774	812,099
Current portion of lease liabilities	740,486	12,363	752,849
Total lease liabilities	1,361,811	203,137	1,564,948

The right-of-use assets in connection with leases are included under property and equipment on the consolidated balance sheets and are separately disclosed in Note 4.

The following lease costs are included in the consolidated statements of operations:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Finance lease costs:
Amortization of right-of-use assets	46,447	47,868	58,683
Interest on lease liability	9,499	10,606	12,435
Operating lease costs	587,677	506,592	476,357
Rental Income	(152,729)	(44,436)	-
Total lease costs	490,894	520,630	547,475

6.	LEASES (continued)

The future payments due under operating and finance leases as at June 30, 2024 is as follows:

	Operating lease	Finance leases	Total
	$	$	$
Undiscounted lease payments:
2025	490,963	15,942	506,905
2026	247,528	185,159	432,687
Total undiscounted lease payments	738,491	201,101	939,592
Discount	(59,480)	(16,557)	(76,037)
Lease liabilities	679,011	184,544	863,555

7.	DEBT

	SR&ED financing	Promissory note	Senior secured promissory note	Total
	$	$	$	$
Balance, July 1, 2022	-	-	-	-
Funds advanced	1,152,413	728,332	-	1,880,745
Interest accrued, net of capitalized interest paid	133,649	5,990	-	139,639
Deferred financing fee	(11,524)	-	-	(11,524)
Accretion	11,058	-	-	11,058
Foreign exchange adjustment	(33,784)	27,391	-	(6,393)
Repayment of principal	(155,975)	-	-	(155,975)
Balance, June 30, 2023	1,095,837	761,713	-	1,857,550
Promissory notes issued as settlement and payment of professional fees owing	-	542,753	-	542,753
Funds advanced	-	-	550,000	550,000
Foreign exchange adjustment	(45,612)	(14,030)	-	(59,642)
Interest paid, net of interest capitalized	(133,686)	33,658	603	(99,425)
Repayment of principal	(916,539)	-	-	(916,539)
Debt settled via issuance of convertible promissory notes and common share purchase warrants (Note 8)	-	(775,208)	-	(775,208)
Balance, June 30, 2024	-	548,886	550,603	1,099,489

SR&ED financing

The Company entered into a secured Scientific Research and Experimental Development (“SR&ED”) loan agreement dated December 20, 2019 for SR&ED financing. The SR&ED loan accrues interest at a rate of 13% per annum, requires a 1% advance fee for each drawdown, and matures twelve months after the fiscal year in which the advance was made. Due to the delays caused by the Canada Revenue Agency (“CRA”) audit process, the maturity date has been extended from September 30, 2023 to November 30, 2023.

7.	DEBT (continued)

SR&ED financing (continued)

The Company’s SR&ED loan agreement was secured against future SR&ED tax credit refunds expected to be received from year-end tax returns for 2022 submitted to CRA. On October 26, 2023, the Company received its 2022 SR&ED tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 refund interest). Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest. In addition, on December 15, 2023, the Company received 2023 SR&ED tax credit refund of $1,065,756 (CAD$1,461,087).

Promissory note

On March 13, 2023, the Company issued an unsecured promissory note to arms-length parties with principal amount of $728,332 (CAD$1,000,000). The promissory note accrued simple interest of 18% per annum, payable in arrears quarterly. Any outstanding principal amount and any accrued and unpaid interest then outstanding is due and payable on the earlier of (i) the first anniversary of the issuance date; or (ii) the date of closing of a transaction effected by the Company in which the Company issues and sells equity securities, with the principal purpose of raising capital, for aggregate gross proceeds of at least $10,000,000.

On March 12, 2024, the Company entered into a Settlement of Debt agreement to settle the outstanding principal amount of CAD$1,000,000 and the interest owing of CAD$44,754 by issuing convertible promissory notes with an aggregate principal amount of $775,208 (Note 8) and 283,294 common share purchase warrants (Note 9). The Company analyzed the settlement as an extinguishment and compared the net carrying value of the debt being extinguished to the fair value of the convertible promissory notes and share purchase warrants issued and accounted for the loss on settlement of the debt (Note 8) in the statements of operations.

On April 16, 2024, the Company signed an agreement to issue as payment and settlement of professional fees owing, a promissory note in the aggregate amount of $542,753 with interest rate at 5.5% per annum in favour of Wilson Sonsini Goodrich & Rosati Professional Corporation. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder shall be due and payable on the earliest of (i) September 1, 2024; (ii) the closing of a Debt Financing or Equity Financing; (iii) the closing of a Change of Control transaction; (iv) the Company becomes cash flow positive and is in a position to make payment on the outstanding invoices; or (v) upon the occurrence of an Event of Default. If all unpaid principal and accrued interest shall not be paid when otherwise due, the interest rate per annum on the note shall increase from 5.5% per annum to 7% per annum.

Senior secured promissory note

On June 26, 2024, the Company issued senior secured promissory note (“Secured Note”) in the aggregate amount of $550,000 as of June 30, 2024 (up to an aggregate principal amount of $1,000,000) with interest rate at 10.0% per annum in favour of Grafiti Holding Inc. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder shall be due and payable on the earliest of (i) December 31, 2024; (ii) upon the occurrence of an Event of Default; (iii) within three Business Days (as defined in the BCA) following termination of the BCA by Borrower or Lender pursuant to Section 9.1(b) of the BCA or by Lender pursuant to Section 9.1(d) of the BCA. The Secured Note is secured by substantially all of the assets of the Company.

The weighted average interest rate on the debt is 7.8% as of June 30, 2024 (2023 – 14.9%).

8.	CONVERTIBLE NOTES

Amount
$
Balance, July 1, 2022	-
Funds advanced	11,220,000
Convertible note issued in settlement of lease obligation (Note 6)	375,000
Warrant bifurcated (Note 9)	(254,000)
Interest accrued	512,183
Changes in fair value of financial liabilities	2,874,000
Balance, June 30, 2023	14,727,183
Funds advanced	11,549,945
Convertible note issued for settlement of debt (see below)	1,308,441
Warrant bifurcated classified as liability (Note 9)	(1,086,240)
Warrant bifurcated classified as equity	(674,034)
Interest accrued, net of capitalized interest paid	1,793,574
Changes in fair value of financial liabilities	13,011,887
Balance, June 30, 2024	40,630,756

Between October and November 2022, the Company issued three convertible promissory notes (“Tranche 1”) to arms-length parties with an aggregate principal amount of $5,700,000 at valuation cap of $350,000,000 and interest rate of 8% per annum, payable in arrears on July 1, 2023 and on the maturity date, June 30, 2024.

On April 25, 2023, the Tranche 1 convertible notes holder with aggregate principal amount of $700,000 has its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. Revised date of October 1, 2023 resulted in deferral of interest payable date by 3 months. The amendment of Tranche 1 on April 25, 2023 was determined to be a modification of a financial liability and the changes in fair value before and after modification was recorded to the statements of operations.

Between January to February 2023, the Company issued six convertible promissory notes (“Tranche 2”) to arms-length parties with an aggregate principal amount of $1,020,000 and $100,000 at valuation cap of $150,000,000 and $125,000,000 respectively, with interest rate of 12% per annum, payable in arrears on July 1, 2023 and the maturity date, June 30, 2024. The Tranche 2 convertible notes interest of $51,784 due on July 1, 2023 was not paid as of the date of this report and the Company is in negotiation to include the interest due into the investment amount for conversion on closing.

Between April to May 2023, the Company issued four convertible promissory notes (“Tranche 3”) to arms-length parties with an aggregate principal amount of $1,900,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on October 1, 2023 and on the maturity date, June 30, 2024.

On June 16, 2023, the Company issued five convertible promissory notes (“Tranche 4”) to arms-length parties with an aggregate principal amount of $2,500,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, June 15, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. Tranche 4 convertible promissory notes holders were also issued 950,153 common share purchase warrants (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date.

8.	CONVERTIBLE NOTES (continued)

On June 30, 2023, as part of the lease settlement (Note 6), the Company issued $375,000 convertible promissory notes ((“Tranche 5”) to the Lessor as part of the consideration to fully surrender the manufacturing facility lease (Note 18). The note is issued at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, June 30, 2024.

For the year ended June 30, 2024, the Company issued convertible promissory notes (Tranches 6 to 11, Tranches 14 to 16, and Tranche 18) to arms-length parties with an aggregate principal amount of $11,549,945 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date. For details of the terms and conditions of these Tranches, see table below.

On March 12, 2024, as part of the Settlement of Debt, the Company issued $775,208 convertible promissory notes (“Tranche 12”) to the promissory notes (Note 7) holder in full settlement of the debt owing. The note is issued at a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, March 11, 2025. As part of the settlement, the Company also issued 283,294 common share purchase warrants to subscribe for, and purchase of the Company common shares. The Company analyzed the settlement as an extinguishment and compared the net carrying value of the debt being extinguished to the fair value of the convertible promissory notes and share purchase warrants issued and accounted for the loss on settlement of the debt (see table below) in the statements of operations.

On March 26, 2024, the Company entered into a Settlement of Debt agreement to settle the amount owing for directors’ fees and consulting fees of $55,724 and $32,667, respectively (Note 5) by issuing convertible promissory notes in the amount of $88,391 (“Tranche 13”) and 32,302 common share purchase warrants (Note 9) to the debtholders in full settlement of the amount owing. The note is issued at a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, March 25, 2025. The Company analyzed the settlement as an extinguishment and compared the net carrying value of the debt being extinguished to the fair value of the convertible promissory notes and share purchase warrants issued and accounted for the loss on settlement of the debt (see table below) in the statements of operations.

On May 1, 2024, the Company entered into a Settlement of Debt agreement to settle the directors’ fees owing to former directors of $76,228 by issuing convertible promissory notes with aggregate value of $76,228 (“Tranche 17”). The note is issued at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, April 30, 2025. The Company also issued 27,857 common share purchase warrants to the debt holder to subscribe for, and purchase of the Company common shares. The Company analyzed the settlement as an extinguishment and compared the net carrying value of the debt being extinguished to the fair value of the convertible promissory notes and share purchase warrants issued and accounted for the loss on settlement of the debt (see table below) in the statements of operations.

For details of the terms and conditions of the common share purchase warrants issued, please refer to Note 9.

8.	CONVERTIBLE NOTES (continued)

At inception, the fair value of the convertible notes issued with detachable share purchase warrants were determined and compared to the carrying value of the debt settled. The loss on debt settlement for the year ended June 30, 2024 is accounted in the statements of operations as summarized below:

	Debt settled	Fair value of convertible notes issued	Fair value of warrants issued (Note 9)	Loss on debt settlement
	$	$	$	$
Convertible note issued for settlement of Promissory Note (Note 7)	775,208	1,078,534	343,763	647,089
Convertible note issued for settlement of debt (Note 5)	88,391	122,425	39,197	73,231
Convertible note issued for settlement of debt (Note 5)	76,228	107,482	33,803	65,057
Total	939,827	1,308,441	416,763	785,377

On June 15, 2024 and June 26, 2024, the Company and the convertible promissory note holders entered into a Letter of Agreement amending the maturity of the notes, June 15, 2024 and June 30, 2024, respectively, to mature on September 30, 2024. As such, all the principal and interest payable in arrears is due on the new maturity date, September 30, 2024.

8.	CONVERTIBLE NOTES (continued)

Summary of the convertible notes issued and their key terms are as follows:

Tranche	Date of issuance	Amount issued	Valuation cap		Interest rate		Interest due date	Maturity date
		$	$’ million		%
Tranche 1	October to November 2022	5,700,000	125	(1)	12	%(1)	October 1, 2023(1)(2)	September 30, 2024(7)
Tranche 2	January to February 2023	1,020,000	150		12%		July 1, 2023(2)	September 30, 2024(7)
	February 2023	100,000	125		12%		July 1, 2023(2)	September 30, 2024(7)
Tranche 3	April to May 2023	1,900,000	125		12%		October 1, 2023(2)	September 30, 2024(7)
Tranche 4	June 16, 2023	2,500,000	125		12%		June 15, 2024(3)(4)	September 30, 2024(6)
Tranche 5	June 30, 2023	375,000	125		12%		June 29, 2024	September 30, 2024(7)
Balance, June 30, 2023		11,595,000
Tranche 6	August 10, 2023	1,025,000	125		12%		June 15, 2024(3)(4)	September 30, 2024(6)
Tranche 7	September 13, 2023	1,020,000	125		12%		June 15, 2024(3)(4)	September 30, 2024(6)
Tranche 8	September 26, 2023	2,705,000	125		12%		June 15, 2024(3)(4)	September 30, 2024(6)
Tranche 9	September 30, 2023	200,000	125		12%		September 29, 2024(3)(4)	September 29, 2024
Tranche 10	October 26, 2023	4,275,000	125		12%		June 15, 2024(3)(4)	September 30, 2024(6)
Tranche 11	December 15, 2023	350,000	125		12%		June 15, 2024(3)(4)	September 30, 2024(6)
Tranche 12	March 12, 2024	775,208	125		12%		March 11, 2025(3)(5)	March 11, 2025
Tranche 13	March 26, 2024	88,391	125		12%		March 25, 2025(3)(5)	March 25, 2025
Tranche 14	April 5, 2024	304,945	125		12%		June 15, 2024(3)(4)	September 30, 2024(6)
Tranche 15	April 15, 2024	1,500,000	125		12%		June 16, 2024(3)(4)	September 30, 2024(6)
Tranche 16	April 26, 2024	150,000	125		12%		June 15, 2024(3)(4)	September 30, 2024(6)
Tranche 17	May 1, 2024	76,228	125		12%		April 30, 2025(3)(5)	April 30, 2025
Tranche 18	May 29, 2024	20,000	125		12%		May 28, 2025(3)(5)	May 28, 2025
Balance, June 30, 2024		24,084,772

Note 1 - On April 25, 2023, the Tranche 1 convertible notes with aggregate principal amount of $700,000 has its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. On October 11, 2023, the convertible notes holder with aggregate principal amount of $5,000,000 had its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and the interest rate revised from 8% per annum to 12% per annum, payable in arrears on October 1, 2023.

Note 2 - The Company negotiated to defer payments of convertible debt interest and include the interest amount into the investment amount for conversion on closing date, June 30, 2024. The agreement for the deferment of the interest due on July 1, 2023 for Tranche 2 of $29,264, and on October 1, 2023 for Tranche 1 and Tranche 3 of $76,438 and $100,537, respectively.

Note 3 - Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid.

Note 4 - Convertible promissory notes holders were also issued common share purchase warrants (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date.

Note 5 - Convertible promissory notes holders were also issued common share purchase warrants (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price of $2.7364 per share.

Note 6 - On June 15, 2024, the Company and the convertible promissory note holders entered into a Letter of Agreement amending the maturity of the notes, June 15, 2024, to mature on September 30, 2024.

Note 7 - On June 26, 2024, the Company and the convertible promissory note holders entered into a Letter of Agreement amending the maturity of the notes, June 30, 2024, to mature on September 30, 2024.

The Company may not prepay the principal amount and the accrued and unpaid interest in whole or in part without the written consent of the convertible noteholders. The convertible notes will rank pari passu in right of payment with respect to each other, and all payment to each of the convertible noteholders will be made pro rata among the convertible noteholders based upon the aggregate outstanding principal amount of the convertible promissory note immediately before any such payment.

8.	CONVERTIBLE NOTES (continued)

Conversion events

In the event of a change of control, the convertible noteholders would have the right to either:

●	convert principal and unpaid interest into shares at a conversion price which is lower of (i) the respective valuation cap (for Tranches 4 through 18, the valuation cap is reduced to $93,750,000 if event of default occurs prior to conversion) divided by the diluted capitalization and (ii) discounted conversion price of 75% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 2) multiplied by the price per share ascribed to the common share in the change of control event; or

●	require the Company to repurchase their convertible notes in cash, in whole or in part, at a price equal to 100% of the principal amount of the convertible notes plus accrued and unpaid interest (for Tranches 1 through 3 and at 25% redemption premium for Tranches 4 through 18) thereon to the date of repurchase.

In the event of a qualified financing, which refers to the next transaction after the issue date and before the maturity date in which the Company issues and sells equity securities, with the principal purpose of raising capital (for Tranches 1 through 3) or a Public Company event, convertible notes include automatic mandatory conversion features resulting in the receipt of shares at a conversion price which is lower of (i) the valuation cap (for Tranches 4 through 18), the cap price further reduced to $93,750,000 if event of default occurs prior to conversion) divided by diluted capitalization immediately prior to the event of qualified financing or Public Company event and (ii) the discounted conversion price of 25% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 3) applied to the lowest price paid/offered for equity security subject to a cap price of $125,000,000 multiplied by a price per share of the qualified financing or Public Company event.

Diluted capitalization refers to aggregate number of outstanding common shares immediately prior to the closing or occurrence of a qualified financing, change of control, or Public Company event, as applicable.

In the event that the convertible notes are not converted prior to maturity date, the Company is obligated to settle the convertible notes by paying in cash equivalent to 100% of the convertible notes principal amount and the accrued and unpaid interest.

As the conversion features were not required to be bifurcated and as none of the components of convertible note were required to be classified under equity, the Company made the election to measure the convertible notes subsequently at fair value through profit and loss.

At inception, the proceeds from the convertible notes issued with detachable share purchase warrants for Tranches 4 to 11, Tranches 14 to 16 and Tranche 18 to were determined to be their fair values, were allocated between the convertible notes issued with detachable share purchase warrants based on the residual method. During the year ended June 30, 2024, the Company issued $11,549,945 of convertible notes in Tranches 6 to 11, Tranches 14 to 16 and Tranche 18. The fair value of these convertible notes of $10,463,705 was determined as discussed below and the residual amount of $1,086,240 (Note 9) was allocated to the share purchase warrants classified as derivative liabilities.

8.	CONVERTIBLE NOTES (continued)

Management has determined that due to the complexity of the various embedded features and the short life expected of the notes, it will elect the fair value option under ASC 825-10-1 as the instruments are eligible for the fair value election under ASC 825-10. As a result, the entire convertible promissory note is carried at fair value and the difference between the aggregate fair value and aggregate unpaid principal balance of the convertible notes for the year ended June 30, 2024 totaling $13,011,887 (2023 – $2,874,000, 2022 – nil) are accounted as changes in fair value of financial liabilities in the statements of operations. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

During the year ended June 30, 2024, the Company expensed $714,297 (2023 – $346,000, 2022 – nil) in transaction costs related to issuance of convertible promissory notes in the consolidated statements of operations.

The convertible notes are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the year ended June 30, 2024 and 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES

The Company account for common share purchase warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares. We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the common share purchase warrant. For warrants that meet the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.

Between August 10, 2023 to May 29, 2024, in connection with the issuance of Tranche 6 through 18 convertible promissory notes to arms-length parties (Note 8), the Company issued common share purchase warrants to the noteholders. Similarly, each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES (continued)

In the event there is no effective registration statement or prospectus available for resale of shares under the warrant agreement within 180 days following the closing of the Public Company event, the warrant holder can exercise the warrants, in whole or in part, on a cashless basis for the number of shares computed as:

i.	the difference between the exercise price and volume-weighted average price (“VWAP”) on trading day immediately preceding the date of notice of exercise provided notice is in accordance with section 2(a) of the note common share purchase agreement.

ii.	the difference between the exercise price and, at holder’s option:

a.	VWAP on trading day immediately preceding the date of notice of exercise; or

b.	Bid price of the Company’s common share on principal trading market on the date of notice of exercise.

iii.	the difference between the exercise price and VWAP on date of notice of exercise.

The warrant holder for tranches 4 and tranches 6 through 11 may be entitled to additional 3% shares of the unexercised part of the warrant (up to a maximum of 8%) that may be issued for each 30-day registration statement default past the registration deadline (i.e., 180 days of Public Company event) along with liquidated damages up to a maximum of $250,000.

The warrant holder’s option for net cash settlement (equal to Black Scholes value) in the event a fundamental transaction occurs at or before a Public Company event and which is within the control of the Company including approved by the Company’s Board. However, if the transaction is outside the control of the Company or board, the warrant holder shall receive the same form and type of consideration as received by common stockholders in connection with the fundamental transaction.

Fundamental transaction refers to one or more related transactions that results in (i) merger or consolidation of the Company with another, (ii) any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets, (iii) purchase offer, tender offer or exchange offer to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares or 50% or more of the voting power of the common equity of the Company, (iv) reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property, or (v) a stock or share purchase agreement or other business combination with another resulting in acquisition of 50% or more of the outstanding Common Shares or 50% or more of the voting power of the common equity of the Company.

Liability-classified warrants

At inception, the proceeds from the convertible notes for Tranches 6 through 11, Tranches 14 to 16 and Tranche 18 (Note 8) were allocated between the convertible notes and the warrants based on the residual method with $1,086,240 allocated to the warrants and since the warrants did not meet the indexation and equity classification requirements, the warrants are classified as derivative liabilities. The warrants are subsequently remeasured at fair value and accounted as changes in fair value of derivative liabilities in the statements of operations.

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES (continued)

Liability-classified warrants (continued)

Upon exercise, the holders will pay the Company the respective exercise price for each warrant exercised in exchange for one common share of the Company and the fair value at the date of exercise and the associated non-cash liability will be reclassified to share capital. The non-cash liability associated with any warrants that expire unexercised will be recorded as a gain in the consolidated statements of operations. Unexercised warrants shall be exercised automatically on a cashless basis on the termination date.

The fair value of derivative warrant liabilities was estimated by management at year end or each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the year ended June 30, 2024 and 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

Changes in the value of the derivative liability related to the warrants for the year ended June 30, 2024 and the year ended June 30, 2023 were as follows:

	Number of warrants	Amount
	#	$
Balance, July 1, 2022	-	-
Bifurcated value of warrant (Note 8)	950,153	254,000
Change in fair value of derivative liabilities	-	267,950
Balance, June 30, 2023	950,153	521,950
Bifurcated value of warrant (Note 8)	3,809,030	1,086,240
Change in fair value of derivative liabilities	-	4,820,562
Liability-classified warrants reclassified to equity-classified warrants	(4,759,183)	(6,428,752)
Balance, June 30, 2024	-	-

In June 2024, the Company, with the consent of warrant holders, amended the terms of the common share purchase warrant to be indexed to the Company’s equity. These warrants are reclassified from liability-classified warrants to equity-classified warrants and recorded as a component of additional paid-in capital.

The warrants were initially classified as liability and elected to measure at fair value because they failed the fixed shares to fixed monetary amount test in accordance with ASC 815 due to the provision in section 3b of the original warrants agreement whereby the warrants’ exercise price shall be reduced to lower exercise price on:

●	the issuance of new options or common share equivalents at an exercise price that is less than the warrants’ exercise price immediately before such issuance; or

●	on the modification of any existing options or common share equivalents at an exercise price that is less than the warrant’s exercise price immediately before such modification

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES (continued)

Liability-classified warrants (continued)

Section 3b resulted in an adjustment to the warrants exercise price on change of existing equity-linked instruments which did not meet the definition of a down-round feature as it was based on neither the sale nor the issuance of stock or a financial instrument. Instead, it was based on the modification of existing instruments.

Accordingly, as the adjustment pursuant to section 3b of the warrant agreement was not a down-round feature as defined by ASU 2017-11, the warrants failed to meet the requirements of ASC 815 of a fixed shares for fixed monetary amount and accordingly were not considered as Indexed to the Company’s own stock pursuant to ASC 815.

The Company has amended the warrant agreements to remove section 3b. Additionally, the warrants exercise price is modified to make it fixed at $2.7364 per common share. As a result of these changes to the warrant agreement, the warrants are eligible to pass the fixed shares for fixed monetary amount test and considered as indexed to the Company’s own stock pursuant to ASC 815 and qualify for equity classification.

Equity-classified warrants

On March 12, 2024, March 26, 2024 and May 1, 2024, in connection with the settlement of debt (Note 5 and Note 7), the Company issued Tranche 12, 13 and 17 convertible promissory notes to arms-length parties (Note 8) and common share purchase warrants to the debt holders. At inception, these warrants were assessed to meet the equity classification requirements and fair value of the warrants of $416,763 was recorded as a component of additional paid-in capital.

In connection with the issuance of Tranche 15 and Tranche 18 convertible promissory notes to arms-length parties (Note 8), the Company issued common share purchase warrants to the noteholders. At inception, these warrants were assessed to meet the equity classification requirements and fair value of the warrants of $674,034 was recorded as a component of additional paid-in capital.

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES (continued)

The following table provides the relevant information on the outstanding warrants as of June 30, 2024:

Date of issuance	Number of warrants outstanding		Number of warrants exercisable	Exercise price	Expiry date
	#		#	$
June 16, 2023	950,153	(1)	950,153	2.7364	June 15, 2028
August 10, 2023	389,559	(1)	389,559	2.7364	August 9, 2028
September 13, 2023	387,659	(1)	387,659	2.7364	September 12, 2028
September 26, 2023	1,028,057	(1)	1,028,057	2.7364	September 25, 2028
September 30, 2023	73,088	(1)	73,088	2.7364	September 29, 2028
October 26, 2023	1,624,747	(1)	1,624,747	2.7364	October 25, 2028
December 15, 2023	133,020	(1)	133,020	2.7364	December 14, 2028
April 5, 2024	115,892	(1)	115,892	2.7364	April 4, 2029
April 26, 2024	57,008	(1)	57,008	2.7364	April 25, 2029
Liability-classified warrants issued	4,759,183		4,759,183
Liability-classified warrants reclassified to equity-classified warrants	(4,759,183)		(4,759,183)
Balance of liability-classified warrants as of June 30, 2024	-		-

March 12, 2024	283,294		283,294	2.7364	March 11, 2029
March 26, 2024	32,302		32,302	2.7364	March 25, 2029
April 15, 2024	548,160		548,160	2.7364	April 14, 2029
May 1, 2024	27,857		27,857	2.7364	April 30, 2029
May 29, 2024	7,309		7,309	2.7364	May 28, 2029
Equity-classified warrants issued	898,922		898,922
Liability-classified warrants reclassified to equity-classified warrants	4,759,183		4,759,183
Balance of equity-classified warrants as of June 30, 2024	5,658,105		5,658,105

(1)	In June 2024, the Company, with the consent of warrant holders, amended the terms of the common share purchase warrant to be indexed to the Company’s equity. As a result, these warrants are reclassified from liability-classified warrants to equity-classified warrants and recorded as a component of additional paid-in capital

10.	FINANCIAL LIABILITY CONVERTIBLE TO EQUITY

During the year ended June 30, 2023, the Company issued $2,005,213 Conversion of Simple Agreements for Future Equity (“SAFE”) for cash. Continuity of the SAFE transactions for the periods are as follows:

Amount
$
Balance, July 1, 2022	-
Issued	2,005,213
Foreign exchange adjustment	(45,243)
Changes in fair value	740,030
Balance, June 30, 2023	2,700,000
Foreign exchange adjustment	(92,543)
Changes in fair value	592,543
Balance, June 30, 2024	3,200,000

During the year ended June 30, 2024, the Company expensed nil (2023 – $23,009, 2022 – $17,496) in transaction costs in relation to issuance of SAFEs in the consolidated statements of operations.

The SAFEs are recorded as a liability measured at fair value at inception and subsequently carried at fair value with changes in fair value for June 30, 2024 of $592,543 (2023 – $740,030, 2022 – $8,935,049) recorded in the statements of operations.

The SAFEs may be converted or paid in cash on the occurrence of the following events/transactions before the maturity date:

●	In the event of equity financing, the Company will automatically issue to the SAFE holders a number of SAFE shares equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE Proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the conversion Price.

●	In the event of liquidation, SAFE holders at their option have a right to receive either (i) cash payment equivalent to the respective SAFE proceeds or (ii) automatically receive common shares (in the case of change of control) or listed securities (in the case of a Public company event), as applicable, that is equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE Proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the liquidity price, if the SAFE holders fails to select the cash option.

●	If there is a dissolution event, the SAFE holders at their option have a right to receive either (i) cash equivalent to the respective SAFE proceeds or (ii) automatically receive common shares that is equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the dissolution price, if the SAFE holders fails to select the cash option.

10.	FINANCIAL LIABILITY CONVERTIBLE TO EQUITY (continued)

At maturity, the SAFE holders automatically receive common shares of the Company that are equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the maturity conversion price.

The SAFEs are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, share purchase warrants, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, common shares, and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments.

The model used for the valuation of convertible promissory notes, share purchase warrants and SAFEs used the following assumptions as of June 30, 2024 and June 30, 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event:

	June 30, 2024	June 30, 2023
Annualized volatility	70% – 90%	70% – 90%
Expected time to liquidity	0.5 – 1.5 year	0.5 – 1.5 year
Dividend rate	0%	0%
Risk-free interest rate	5.09%	4.76 – 5.24%

During the year ended June 30, 2024 and June 30, 2023, the common share price valuation estimate used for the SAFE valuation was $3.77 and $1.92, respectively.

11.	COMMITMENTS AND CONTINGENCIES

A summary of undiscounted liabilities and future operating commitments as at June 30, 2024 are as follows:

	Total	Within 1 year	2 - 5 years	Greater than 5 years
	$	$	$	$
Purchase obligations	1,611,548	1,469,431	142,117	-
Investment obligation (1)	1,000,000	1,000,000	-	-
Total financial liabilities and commitments	2,611,548	2,469,431	142,117	-

(1)	The Company entered into a strategic partnership arrangement with a third-party. As part of the agreement, the Company agree to invest an aggregate amount of $1,000,000 in the third-party upon a future financing and negotiation of terms that are agreed to by both parties during the term of the agreement. As at the date of these financial statements no such arrangement has been made.

11.	COMMITMENTS AND CONTINGENCIES (continued)

On June 30, 2023, the Company signed a full surrender agreement with the Lessor (Note 4) of the Surrey manufacturing facility. Per the agreement, cash consideration must be paid on or before the dates set forth in the agreement. In the event that the Company defaults on such payment obligations, the Company will immediately have to pay the Lessor the full amount of all rent and other amounts, which would have otherwise been payable by the Company during the term if the lease had not surrendered, less any cash consideration paid and any rent which the Landlord recovers (or is reasonably expected to recover) from any replacement tenant(s) at the Premises over the balance of the initial Term of the Lease. In circumstances where a replacement tenant has not yet been secured, then such rent will be estimated as of the date of default by an appraiser, less any costs and expenses of such reletting, including brokerage fees, solicitor’s fees, tenant inducements and of costs of alterations and repairs as may be necessary to relet the premises. On April 29, 2024 the Company requested payment deferment of the 5th and 6th instalment payment due on March 1, 2024 and May 1, 2024 respectively to July 1, 2024. On June 6, 2024, the Lessor agreed to further defer the payments due on July 1, 2024 to be paid on or before September 30, 2024.

The Company met the eligibility criteria under the Small Business Venture Capital Act (the “Act”) and was registered as an Eligible Business Corporation (“EBC”) in 2018. Under the Act, the Company was approved to raise up to $10 million through the issuance of authorized equity capital whereby the investing shareholders received up to 30% of the amount invested as a tax credit against their B.C. provincial taxes. Under this program, should the Company be out of compliance with the Act during the required five-year investment hold period, it would be contingently liable to repay any tax credits previously issued to investors. At the date of these financial statements, repayable tax credits are approximately $0.9 million. Management believes the Company is compliant with all relevant terms of the Act.

12.	SHARE CAPITAL

a)	Authorized

The authorized share capital of the Company consists of the following:

i.	An unlimited number of common shares (“common shares”) without par value; and
ii.	An unlimited number of Class Seed preferred shares, Class A preferred shares and Class B preferred shares (collectively, “preferred shares”) without par value, issuable in series.

b)	Issued and outstanding

i.	As at June 30, 2024, the Company had 12,324,504 (June 30, 2023 – 11,829,386) common shares outstanding.
ii.	As at June 30, 2024 and June 30, 2023, the Company had 16,758,528 preferred shares outstanding.

Common shares transactions

In the year ended June 30, 2024, the Company issued 95,380 common shares with an estimated fair value of $260,999 (CAD$345,725) to partially settle a severance agreement recorded in fiscal 2023 with a former executive. The remaining balance outstanding of $16,271 (Note 13) is included in accounts payable and accrued liabilities.

12.	SHARE CAPITAL (continued)

Preferred shares transactions

Preferred shares series	Preferred share outstanding #	Amount, net of share issuance cost $
Series 1 Class Seed Preferred	926,392	961,502
Series 2 Class Seed Preferred	477,117	143,836
Series 3 Class Seed Preferred	1,802,304	441,384
Series 4 Class Seed Preferred	157,381	102,754
Series 5 Class Seed Preferred	364,324	302,498
Series 6 Class Seed Preferred	1,312,306	1,113,885
Series 1 Class A Preferred	2,512,713	13,440,769
Series 2 Class A Preferred	5,578,780	29,841,488
Series 2 Class B Preferred	3,627,211	25,241,971
	16,758,528	71,590,087

During the year ended June 30, 2024 and 2023, no preferred shares were issued.

Rights and privileges of preferred shareholders

Preferred shareholders hold the option to convert their preferred shares to common shares at any time based on a Conversion Price. The Conversion Price is initially equal to the price of the first share issued in the preferred shares class. Thereafter the Conversion Price is symmetrically adjusted for common share issuances to prevent anti-dilution. The anti-dilution clause maintains the relative rights of the common and preferred shareholders, and its effect is that those relative rights remain the same immediately before and immediately after the issuance of common shares.

On any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company, each holder of outstanding preferred shares is entitled to cast the number of votes equal to the number of whole common shares into which the preferred shares are convertible as of the record date for determining shareholders entitled to vote on such matter.

The Company shall not declare, pay or set aside any dividends on shares of any other class unless the holders of the preferred shares first receive, or simultaneously receive, a dividend on each outstanding preferred share in an amount at least equal to the dividend received should the preferred shares be converted to common shares as of the record date for determination of holders entitled to receive such dividend.

In the event of liquidation, dissolution or winding up of the Company, before any payment shall be made to the holders of common shares by reason of their ownership thereof, the holders of each series of preferred shares, shall be entitled to be paid out of the funds and assets available for distribution to its shareholders, an amount per share equal to the greater of the original issue price for such series of preferred shares plus any dividends declared but unpaid thereon, or such amount per share as would have been payable had all shares of such series of preferred shares been converted into common shares.

12.	SHARE CAPITAL (continued)

c)	Stock options

On August 30, 2017 (and amended on June 24, 2021), the Board adopted a Stock Option Plan which provides that the Board may from time to time, in its discretion, grant to directors, officers, employees, and consultants, non-transferable stock options to purchase common shares of the Company. As per the terms of the Stock Option Plan, the requisite vesting period of the employees is generally four years.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. Refer to table below for additional information regarding such assumptions.

During the year ended June 30, 2024, the Company issued nil (2023 –721,568) stock options. The following assumptions were used in determining the fair value of options granted during the year ended June 30, 2023:

June 30, 2023
Annualized volatility	80%
Expected life	10 years
Dividend rate	0%
Risk-free interest rate	3.10% to 3.14%%
Forfeiture rate	0%
Share exercise price/Share price estimate on date of grant	CAD $2.68

A summary of the changes in the Company’s stock options is as follows:

	Stock options	Weighted average exercise price	Aggregate intrinsic value
	#	CAD$	$
Outstanding, July 1, 2022	11,626,936	0.64	18,696,571
Granted	721,568	2.68	-
Expired	(955,045)	0.49	1,485,013
Cancelled	(1,209,776)	1.65	909,649
Exercised	(45,146)	0.17	80,740
Outstanding, June 30, 2023	10,138,537	0.68	14,286,723
Expired	(118,375)	1.60	192,664
Cancelled	(366,967)	0.28	712,799
Exercised	(399,738)	0.18	1,020,473
Outstanding, June 30, 2024	9,253,457	0.71	30,563,749

	Stock options	Weighted average exercise price	Aggregate intrinsic value
	#	CAD$	$
Exercisable, June 30, 2023	8,798,814	0.53	13,448,264
Exercisable, June 30, 2024	9,007,931	0.58	30,135,740

12.	SHARE CAPITAL (continued)

c)	Stock options (continued)

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common shares for all stock options that had exercise prices lower than the fair value of the Company’s common shares. The weighted average grant date fair value per share of stock options granted during the years ended June 30, 2024, 2023 and 2022 was nil, CAD$2.21 and CAD$2.35, respectively.

The following table summarizes the stock options outstanding as at June 30, 2024 and 2023:

Expiry date	Exercise price	2024	2023
	CAD$	#	#
September 1, 2023	$0.26	-	56,000
November 1, 2023	$0.26	-	56,000
April 9, 2024	$0.26	-	56,000
September 1, 2024	$0.60	-	112,000
December 1, 2024	$1.04	106,000	106,000
January 27, 2025	$5.15	493,127	493,127
November 1, 2028	$0.26	56,000	-
February 1, 2029	$0.12	15,000	30,000
April 9, 2029	$0.26	56,000	-
September 1, 2029	$0.60	112,000	-
December 3, 2029	$0.12	2,385,251	2,385,251
April 2, 2030	$0.12	-	30,000
April 15, 2030	$0.12	220,086	220,086
June 4, 2030	$0.12	2,000	2,000
March 31, 2031	$0.20	4,493,422	4,526,759
April 12, 2031	$0.20	555,441	936,788
September 17, 2031	$0.20	71,622	115,519
November 26, 2031	$0.20	5,000	5,000
June 24, 2032	$2.68	319,176	512,263
September 22, 2032	$2.68	215,130	322,577
January 10, 2033	$2.68	148,202	188,167
		9,253,457	10,138,537

Weighted average remaining contractual life outstanding		6.1 years	7.0 years

During the year ended June 30, 2024, the Company expensed $123,168 (2023 – $1,472,634, 2022 – $2,323,294) related to the vesting of stock options.

Cash received by the Company upon the exercise of stock options during the years ended June 30, 2024, 2023 and 2022 amounted to $61,155, $5,751 and $40,946, respectively.

13.	RELATED PARTY TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

As at June 30, 2024, $404,426 (2023 - $852,436) was due for remuneration payable to key management and included in accrued liabilities (Note 5).

14.	RESEARCH AND DEVELOPMENT, NET

The following amounts are included in research and development expenses for the year ended June 30, 2024, 2023 and 2022:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Salaries and wages	5,098,938	8,418,133	7,406,673
Lab supplies and materials	549,305	5,135,769	4,700,997
Contractors and consultants	53,673	1,129,714	3,655,903
Stock-based compensation	72,605	789,486	1,303,706
Rent and insurance	726,438	1,430,985	532,065
Travel, meals and entertainment	54,919	234,877	413,848
Subscriptions and dues	52,891	252,328	335,762
General expenses and others	44,168	163,282	444,652
Canadian Scientific Research & Development tax credits (1)	(2,102,708)	-	(570,291)
Industrial Research Assistance Program grant funding	-	(102,825)	(56,879)
	4,550,229	17,451,749	18,166,436

(1)	The Canadian Scientific Research & Development (“SR&ED”) tax credits is accounted as a reduction to the research and development costs above is made up of 2022 SR&ED tax credit refund of $1,036,952 (Note 7 – CAD$1,403,514) and 2023 SR&ED tax credit refund of $1,065,756 (CAD$1,461,087) which were received in the three months period ended December 31, 2023

15.	GENERAL AND ADMINISTRATIVE

The following amounts are included in general and administrative expenses for the year ended June 30, 2024, 2023 and 2022:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Salaries and wages	1,595,844	2,188,438	1,422,378
Contractors and consultants	1,283,259	1,141,072	1,343,542
Professional fees	310,725	1,067,552	914,818
Stock-based compensation	58,765	914,408	829,288
Rent and insurance	558,204	472,601	144,239
Travel, meals and entertainment	159,760	286,444	52,270
Subscriptions and dues	339,713	441,141	31,788
General expenses and others	142,690	325,776	39,927
Rental income (1)	(152,729)	(44,436)	-
	4,296,231	6,792,996	4,778,250

(1)	Rental income for the year ended June 30, 2024 is net of bad debt of $43,091 (2023 and 2022 – nil)

16.	SALES AND MARKETING

The following amounts are included in sales and marketing expenses for the year ended June 30, 2024, 2023 and 2022:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Marketing and promotion	390,305	1,273,680	2,587,198
Salaries and wages	456,216	793,209	1,270,935
Stock-based compensation	15,471	128,996	190,301
Contractors and consultants	8,500	98,889	11,861
Rent and insurance	111,739	435,517	136,977
General expenses and others	3,906	17,501	219,893
	986,137	2,747,792	4,417,165

17.	ASSET AND RIGHT-OF-USE ASSET IMPAIRMENT

The following amounts are included in asset and right-of-use asset impairment for the year ended June 30, 2024, 2023 and 2022:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Impairment arising from sublease of 708 Powell:
- Right-of-use asset (Note 4)	-	175,397	-
- Leasehold improvements (Note 4)	-	48,050	-
	-	223,447	-
Impairment arising from conditional surrender of leased Surrey manufacturing facility:
- Right-of-use asset (Note 4)	-	8,997,858	-
- Construction in progress (Note 4)	-	249,971	-
	-	9,247,829	-
	-	9,471,276	-

On December 14, 2022, the Company entered into conditional surrender agreement to surrender the leased manufacturing plant in Surrey due to change in corporate direction. In the agreement, the Company surrenders the leased property to the Lessor, covenants the Lessor to use commercially reasonable efforts to find a replacement tenant for the lease property and agreed that the Lessor can draw on the standby letter of credit but did not release the Company of its lease obligation. As a result, the Company impaired the assets to its recoverable amount, $nil and recorded an asset impairment of $9,247,829. Subsequent to the impairment, the Company continued to negotiate for surrender of the leased property, to secure full release from all the obligation related to the leased and settlement of all amounts owing which resulted in net loss on termination of lease of $3,080,828 for the year ended June 30, 2023.

18.	GAIN FROM RELEASE OF LEASE OBLIGATION

On April 26, 2024, the Company entered into an agreement with landlord of 708 Powell Street to terminate the lease, settle the amount owing and release Damon of all further obligation and right to the leased property. As a result, the Company recorded a net gain on release of lease obligation of $42,297 in the statements of operations for the year ended June 30, 2024.

Year ended June 30, 2024
$
Cash paid	36,582
Deposit forfeited	47,556
84,138
Amount owing forfeited (Note 5)	(76,854)
Lease obligation released (Note 6)	(69,307)
Net book value of right-of-use asset written-off (Note 4)	19,726
Net gain on termination of lease	(42,297)

18.	GAIN FROM RELEASE OF LEASE OBLIGATION (continued)

In 2023, the Company signed a full surrender agreement with the Lessor to surrender the Surrey manufacturing facility and the surrender agreement was effective as at June 30, 2023. Under this agreement, the Company reached a final and full settlement with the Lessor to fully surrender the lease property, settling all outstanding amounts owing under the lease of Surrey manufacturing plant for a consideration made up of the following:

●	restricted cash deposit surrendered $1,100,248 (CAD$1,469,710), fully drawn as of June 30, 2023;

●	cash consideration of $566,465 (CAD$749,998) payable in 7 instalments over 1 year per table below;

●	issuance of $375,000 Tranche 5 convertible promissory notes (Note 8); and

●	GST owing for tenant improvements.

The Company has made all payments in Canadian dollars as per the payment schedule below:

	Consideration amount		Payment date
	US$	CAD$
1st payment	75,527	100,000	On or before September 19, 2023
2nd payment	81,823	108,333	On or before September 19, 2023
3rd payment	81,823	108,333	On or before November 1, 2023
4th payment	81,823	108,333	On or before January 1, 2024
5th payment	81,823	108,333	On or before March 1, 2024
6th payment	81,823	108,333	On or before May 1, 2024
7th payment	81,823	108,333	On or before July 1, 2024
Total cash consideration	566,465	749,998

As a result, for the year ended June 30, 2023, the Company recorded a gain of $6,167,001 from the final settlement and abandonment of the lease as follows:

Year ended June 30, 2023
$
Settlement:
- Restricted cash paid	1,100,248
- Cash payable over 1 year	566,465
- Convertible promissory note issued, at fair value (Note 8)	375,000
- GST on tenant improvements	185,529
2,227,242
Lease obligation released	(8,208,714)
Amount owing on GST for tenant improvements	(185,529)
Gain from release of lease obligation	(6,167,001)
Asset and right-of-use asset impairment for Surrey manufacturing facility (Note 17)	9,247,829
Net loss on termination of lease	3,080,828

Refer to Note 11 for further information with respect to contingency in the event cash consideration is not paid on or before the dates set forth in the agreement.

19.	FINANCE EXPENSE

Finance expense includes the following amounts for the year ended June 30, 2024, 2023 and 2022:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Financing fees (Note 8) and other	833,904	432,312	44,817
Interest on debt	162,758	173,632	13,794
Interest on convertible notes	2,320,751	512,183	-
Interest on finance lease (Note 6)	9,499	10,606	12,435
Accretion (Note 7)	-	11,058	6,296
Interest Income	(53,405)	(48,094)	-
	3,273,507	1,091,697	77,342

20.	INCOME TAXES

The disaggregation of the Company’s Canadian and foreign pre-tax loss for the years ended June 30, 2024, 2023, and 2022 is as follows:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Canada	(30,831,794)	(30,976,384)	(34,150,575)
Foreign	(3,136,454)	(6,036,225)	(2,585,535)
	(33,968,248)	(37,012,609)	(36,736,110)

The following is a reconciliation between statutory income taxes and the income tax expense for year ended June 30, 2024, 2023 and 2022:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Loss for the period (100% in Canadian tax jurisdiction)	33,968,248	37,012,609	36,736,110
Tax recovery at statutory rate	(9,172,000)	(9,994,000)	(9,919,000)
Impact of permanent differences	5,622,000	1,608,000	3,249,000
SR&ED and IRAP government assistance	(327,000)	(209,000)	(158,000)
Foreign exchange and other	452,000	506,000	109,000
Change in valuation allowance	3,425,000	8,089,000	6,719,000
Income tax expense	-	-	-
Combined federal and provincial rate	27%	27%	27%

20.	INCOME TAXES (continued)

The Company’s deferred tax assets are as follows for the year end June 30, 2024, 2023 and 2022:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Deferred Tax Asset :
Financing Cost	562,282	160,869	121,085
Non-Capital loss carry forward	17,158,967	14,959,416	8,054,109
Property and equipment	368,513	426,185	556,241
ROU Liability	244,036	388,639	390,643
Capitalized R&D	1,120,043	-	-
Deductible SR&ED Pool	1,647,638	1,737,732	1,114,053
Non-refundable BC ITCs	405,957	509,027	221,052
Non-refundable Federal ITCs	285,557	382,403	158,099
Total deferred tax assets	21,792,994	18,564,272	10,615,281

Deferred Tax Liabilities :
ROU asset	(179,572)	(346,846)	(390,973)
BC Proxy SR&ED	(20,194)	(16,461)	(24,518)
Federal ITC claimed during the year	(208,182)	(240,885)	(248,464)
Total deferred tax liabilities	(407,948)	(604,191)	(663,955)
Total deferred tax assets/liabilities	21,385,046	17,960,080	9,951,326
Less: valuation allowance	(21,385,046)	(17,960,080)	(9,951,326)
Net Deferred Tax Assets (Liability)	-	-	-

ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended June 30, 2024 and 2023, the change in the valuation allowance was $3,425,000 and $8,089,000, respectively.

The Company has unclaimed Canadian SR&ED expenditures of approximately $6,102,364 as at June 30, 2024 (2023 – $6,902,000, 2022 – $4,127,000), which can be carried forward indefinitely to reduce future years’ taxable income. The balance is included as a reduction to research and development expense.

The Company has also received approximately $277,000 (over 2019, 2020, 2021, 2022 and 2023) in assistance from the Government of Canada through the Industrial Research Assistance Program (“IRAP”) administered by the National Research Council of Canada.

At June 30, 2024, the Company had Canadian non-capital losses carry-forward of $58,606,697 (2023 – 48,138,000, 2022 – $27,831,000) which expires over 2037 through 2043, and a US net operating loss carry-forward of $6,357,899 (2023 – $9,020,000, 2022 – $2,571,000) which can be carried forward subject to 80% of US federal tax income.

20.	INCOME TAXES (continued)

The amount and expiry date of deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax asset is recognized in the statement of financial position are as follows:

Jurisdiction	Expiry	Operating Losses	SR&ED Expenditure Pool	Investment tax credit
		$	$	$
Canada	Indefinite	-	6,102,364	-
Canada	2038 – 2043	58,606,697	-	-
US	Indefinite	6,357,899	-	-
		64,964,596	6,102,364	-

21.	SEGMENT REPORTING

ASC 280 - Segment Reporting establishes standards for reporting information about operating segments on a basis consistent with internal organization reporting used by the Company’s chief operating decision maker, our CEO, for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company is pre-revenue and pre-production and operates as a single reportable operating segment.

The following table is our long-lived assets information by geography as of June 30, 2024 and June 30, 2023:

	June 30, 2024	June 30, 2023
	$	$
Canada	676,886	1,140,519
United States	461,534	863,547
	1,138,420	2,004,066

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

a)	Fair value of financial assets and liabilities

The Company reports all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2: Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3: Inputs are unobservable inputs for the asset or liability. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

All financial instruments are initially measured and recognized at fair value, and thereafter recognized at cost, or amortized cost; except for convertible notes, warrants and SAFEs which are subsequently measured at fair value through the statements of operations. As at June 30, 2024 and June 30, 2023, the carrying values of cash, prepaids, deposits and other receivables, long-term deposits, accounts payable and accrued liabilities, and customer deposits approximate their respective fair values due to the short-term nature of these instruments.

At June 30, 2024 and June 30, 2023, the Convertible Notes and SAFEs that are measured at fair value on a recurring basis are categorized as Level 3. For assets and liabilities recognized at fair value on a recurring basis, the Company reassesses categorization to determine whether changes have occurred between the hierarchy levels at the end of each reporting period.

The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (see Note 10).

Areas of significant judgement are the risk-free rate, volatility rate, dividend yield, term to liquidation, discount for lack of marketability, most recent financing rounds and implied equity value per letter of intent.

These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company reassesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

A significant increase/decrease in some of those unobservable inputs would result in a significantly higher/lower fair value measurement.

During the year ended June 30, 2024, the Company recognized fair value adjustments with respect to financial instruments categorized as Level 3 of $18,424,992 (2023 - $3,881,980, 2022 - $8,935,049) in the statements of operations as changes in fair value of financial liabilities. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

	Year ended June 30,
	2024	2023	2022
	$	$	$
Changes in fair value of:
SAFEs	592,543	740,030	8,935,049
Convertible notes	13,011,887	2,874,000	-
Warrants	4,820,562	267,950	-
	18,424,992	3,881,980	8,935,049

There were no transfers into or out of the Level 3 hierarchy during the period ended. The table below presents the changes in Level 3 liabilities measured at fair value on a recurring basis during the years ended June 30, 2024 and 2023.

	SAFEs	Convertible notes	Warrants
	$	$	$
Balance, July 1, 2022	-	-	-
Inception date	2,005,213	11,853,183	254,000
Foreign exchange	(45,243)	-	-
Changes in fair value	740,030	2,874,000	267,950
Balance, June 30, 2023	2,700,000	14,727,183	521,950
Inception date	-	12,891,686	1,086,240
Foreign exchange a	(92,543)	-	-
Changes in fair value	592,543	13,011,887	4,820,562
Liability-classified warrant reclassified to equity-classified warrant	-	-	(6,428,752)
Balance, June 30, 2024	3,200,000	40,630,756	-

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

b)	Risk management

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk.

Liquidity risk

The Company monitors its cash balances and cash invested to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis, monitoring, and review of forecasted and actual cash flows and managing operation and capital finding requirements on a planning and projected basis. The Company’s accumulated deficit and expected future losses cast substantial doubt upon the Company’s ability to continue as a going concern (Note 1).

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as foreign exchange rates.

Foreign currency risk

The Company’s lease liabilities and various operating expenses on the financial statements are denominated in Canadian dollars, and therefore are exposed to fluctuations in foreign currency exchange rates. The Company evaluated the exposure to foreign currency risk and concluded that it is not material.

23.	SUPPLEMENTAL CASH FLOW INFORMATION

Cash and restricted cash comprise of the followings:

	Year ended June 30,
	2024	2023	2022
	$	$	$
Cash	395,580	2,069,056	8,958,448
Restricted cash	-	-	1,140,283
	395,580	2,069,056	10,098,731

	Year ended June 30,
	2024	2023	2022
	$	$	$
Interest on finance leases paid	9,499	10,606	12,435
Interest paid on debt and convertible notes	782,623	33,993	-

23.	SUPPLEMENTAL CASH FLOW INFORMATION (continued)

Summary of non-cash investing and financing transactions for the year ended June 30, 2024, 2023 and 2022:

	Year ended June 30,
	2024	2023	2022
	$	$	$
SAFEs converted to preferred shares (Note 10)	-	-	43,389,091
Common shares issued for services (Note 12(b))	-	368,878	75,566
Operating lease capitalized	-	9,865,904	1,123,630
Convertible promissory notes issued for settlement of lease (Note 8 and Note 18)	-	375,000	-
Common shares issued for settlement of amount owing for severance payment (Note 12(b))	260,999	-	-
Convertible promissory notes issued for settlement of Promissory notes (Note 7 and Note 8)	775,208	-	-
Convertible promissory notes issued for settlement of director fees owing (Note 5 and Note 8)	164,619	-	-
Promissory notes issued in settlement of amount owing (Note 7)	542,753	-	-
Reclassification of liability-classified warrants to equity (Note 9)	6,428,752	-	-

24.	SUBSEQUENT EVENTS

In addition to subsequent events disclosed elsewhere, the following events occurred after June 30, 2024, up to the date these financial statements were issued :

i.	On July 3, 2024, the Company issued additional senior secured promissory note in the aggregate amount of $396,000 (up to an aggregate principal amount of $1,000,000) with interest rate at 10.0% per annum in favour of Grafiti Holding Inc (Note 7).

ii.	On July 20, 2024, the Company secured $250,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, July 19, 2025. These convertible promissory notes holders were also issued 91,361 common share purchase warrants to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

iii.	On July 22, 2024, the Company secured $100,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, July 21, 2025. These convertible promissory notes holders were also issued 36,544 common share purchase warrants to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

24.	SUBSEQUENT EVENTS (continued)

iv.	On July 30, 2024, the Company secured $20,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, July 29, 2025. These convertible promissory notes holders were also issued 7,309 common share purchase warrants to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

v.	On August 5 2024, the Company issued promissory note to arms-length parties with principal amount of $362,476 (CAD$500,000) secured against future SR&ED tax credit refund expected to be received from year-end tax returns for 2024 submitted to CRA. The loan accrues interest at a rate of 3% per month and matures on or before November 15, 2024.

vi.	On August 11, 2024, the Company issued another promissory note to arms-length parties with principal amount of $362,476 (CAD$500,000) secured against substantially all of the assets of the Company and rank pari passu with the promissory note issued on August 6, 2024. The loan accrues interest at a rate of 3% per month and matures on or before November 15, 2024.

vii.	On August 30, 2024 the Company secured 6 convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, August 29, 2025. $185,000 has been received from 5 of the investors by August 30, 2024. The 5 convertible promissory note holders were issued 67,606 common share purchase warrants to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation capitalization of $125,000,000 and diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from the issuance until its expiry, 5 years from issuance date. To date the sixth investor has yet to fund the convertible promissory note of $500,000. This investor will be able to receive 182,721 common share purchase warrants at the time the note is funded.

viii.	On August 28, 2024 the Company entered into an amendment to the letter of agreement amending certain terms in the original engagement agreement (“Agreement”) dated September 25, 2023. In the amended agreement, in lieu of the compensation described in Section 3 of the Agreement, Peikin, as assignee of Joseph Gunnar, shall receive from the Company a one-time fee of $1,000,000 in cash due and payable on the thirteen (13) month anniversary of the closing (the “Closing”) of the reverse merger; and the Company shall also issue to Peikin, as assignee of Joseph Gunnar, the following amounts, any of which may be paid in securities (i.e., common stock of the post-merger Damon public company), with each issuance further made pursuant to a resale registration statement to be filed within (10) days of each payment date based on the payment schedule below:

(a)	$600,000 on the 90-day anniversary of the Closing;

(b)	$400,000 on the 180-day anniversary of the Closing; and

(c)	$300,000 on the 270-day anniversary of the Closing.

The total of $2,300,000, of which up to $1,300,000 may potentially be paid in securities as set forth above to Peikin shall fully satisfy all obligations of the Company to Joseph Gunnar, which obligations Joseph Gunnar has assigned to Peikin. The number of shares to calculate the USD value on each of the three (3) issuances shall be calculated based on the Nasdaq Market Price, which is the lower of the consolidated closing bid price for the Business Day immediately preceding each date that any one (1) of the three (3) issuances are due and payable OR the average of the consolidated closing bid price of the post-merger Damon public company’s common stock for the five (5) trading days immediately preceding each date that any one (1) of the three (3) issuances are due and payable. Joseph Gunnar and Peikin, each respectively, and collectively, reserve all rights with respect to compensation described in Section 3 of the Agreement if any one or more of such issuances/remittances are not timely made.

ix.	Subsequent to the year end, the SAFEs issued and outstanding (Note 10) matured and were converted to 1,437,002 Damon common shares the per the terms of the agreement.

x.	On September 25, 2024, the Company amended the senior secured promissory note dated June 26, 2024 (Note 7) increasing the maximum aggregate principal amount of the note from $1,000,000 to $1,150,000. On the same date, the Company drew down an additional $200,000 on the note.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined and consolidated financial information presents the combination of the financial information of Grafiti Holding Inc. and Subsidiaries (the “Company”, “Spinco”, “Grafiti”, or “Pubco”) and Damon Motors Inc. (“Damon”) adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this registration statement.

The historical financial information of Damon was derived from the audited financial statements of Damon as of and for the year ended June 30, 2024, included elsewhere in this registration statement. The historical financial information of Grafiti consists of carve-out financial statements of Grafiti limited (“Grafiti UK”), as Grafiti is the parent non-operating holding company of Grafiti UK, and the operations of Grafiti following the carve-out from XTI (defined below). The unaudited pro forma financial information has been prepared utilizing the unaudited carve-out financial statements of Grafiti UK, adjusted to reflect the equity structure of Grafiti and the reorganization as a result of the spin-off of Grafiti from XTI Aerospace, Inc., (“XTI”, formerly known as Inpixon), as incorporated in the financial statements of Grafiti as of and for the year ended June 30, 2024. Grafiti financial information was derived from the audited financial statements of Grafiti as of and for the year ended June 30, 2024, included elsewhere in this registration statement. The unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of Damon and Grafiti, respectively. This information should be read together with the financial statements of Damon and related notes as well as the financial statements of Grafiti and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Damon” other information included in this registration statement, as applicable. The unaudited pro forma condensed combined and consolidated financial information is prepared using the reporting currency of the United States Dollar.

The Business Combination is anticipated to be accounted for using the acquisition method (as a reverse acquisition), with goodwill and other identifiable intangible assets recorded in accordance with accounting principles generally accepted in the United States (“US GAAP” or “GAAP”), as applicable. Under this method of accounting, Grafiti is treated as the “acquired” company for financial reporting purposes. Damon has been determined to be the accounting acquirer because Damon will maintain control of the Board of Directors, management of the combined company, and the preexisting shareholders of Damon will have majority voting rights of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a reverse acquisition), Damon’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Grafiti will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined and consolidated financial statements. The process of valuing the net assets of Grafiti immediately prior to the Business Combination for purposes of presentation within this unaudited pro forma condensed combined and consolidated financial information is preliminary. As the unaudited pro forma condensed combined and consolidated financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 combines the historical balance sheets of Damon and Grafiti on a pro forma basis as if the Business Combination and related transactions had been consummated on June 30, 2024. The unaudited pro forma condensed combined and consolidated statement of operations for the year ended June 30, 2024 gives pro forma effect to the Business Combination and related transactions as if they had occurred on July 1, 2023, the beginning of the earliest period presented.

These unaudited pro forma condensed combined and consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined and consolidated financial information.

Description of the Spin-Off

On October 23, 2023, XTI and Grafiti entered into a Separation & Distribution Agreement pursuant to which XTI contributed the assets and liabilities of Grafiti UK, a wholly owned subsidiary of XTI, to the then newly formed XTI wholly owned subsidiary Grafiti. Following this contribution, all outstanding shares of common stock of Grafiti owned by XTI were transferred to a newly-created liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust (the “Trust”) which holds the Grafiti common shares for the benefit of the participating XTI shareholders and certain other XTI security holders of record as of December 27, 2023 (the “Record Date”) who are hereby entitled to participate in the spin-off distribution of Grafiti common shares following the effectiveness of a registration statement.

Description of the Business Combination Agreement

On October 23, 2023, a Business Combination Agreement was entered into by and among XTI, Grafiti, 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), and Damon, pursuant to which Damon will combine and merge with Amalco Sub with Damon continuing as the surviving entity.

The historical operations of Damon and Grafiti will be the continued operations of Pubco, however, the historical operations of Grafiti will not form a material part of Pubco’s business. The surviving entity will be renamed Damon Inc., and the ticker symbol will be changed to a symbol to be determined concurrent with the closing.

Pursuant to the Business Combination Agreement, each share of Damon common  and preferred stock issued and outstanding immediately prior to the Effective Time  shall automatically be converted into and become the right to receive a number of shares of Pubco common stock (the “Consideration”).

Pursuant to the Business Combination Agreement, each warrant to purchase the common and preferred stock of Damon at the consummation of the Business Combination will cease to represent a right to acquire shares of Damon common and preferred stock and shall be assumed and converted into warrants to purchase the common stock of Pubco.

Following the consummation of the Business Combination, the holders of the historical outstanding capital stock of Damon will own approximately 77.7% of the outstanding capital stock of Pubco and approximately 81.4% on a fully diluted basis. Following the consummation of the Business Combination, the holders of the historical outstanding capital stock of Grafiti will own approximately 22.3% of the outstanding capital stock of Pubco and approximately 18.6% on a fully dilutive basis.

XTI Aerospace Inc. Convertible Note

Immediately following the execution of the Business Combination Agreement, XTI Aerospace Inc. purchased a convertible note from Damon in an aggregate principal amount of $3,000,000 (the “Bridge Note”) together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3,000,000. The Bridge Note has a 12% annual interest rate, payable in arrears on the maturity date of June 15, 2024. On June 15, 2024, Damon extended the maturity date of the Bridge Note to September 30, 2024. The full principal balance and interest on the Bridge Note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”). The number of shares issued upon conversion due to a Public Company Event will equal the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on the date of a Public Company Event (or within ten trading days of a direct listing), if any, by (y) the lesser of the then applicable conversion price or public company event conversion price. The Bridge Note contains customary covenants relating to Damon’s financials and operations. XTI received a five-year warrant to purchase 1,096,321 shares of Damon common stock in connection with the Bridge Note (“Bridge Note Warrant”) at an exercise price of $2.7364 as defined by the Bridge Note Warrant, in each case subject to adjustments for dividends, splits and subsequent equity sales by Damon. The Bridge Note Warrant contains a cashless exercise option if the warrant shares are not covered by an effective registration statement within 180 days following the consummation of the Public Company Event, and also a full ratchet price protection feature. If the Business Combination is consummated, the Bridge Note will be converted into Pubco common stock upon consummation of the Business Combination and the Bridge Note Warrant will become exercisable for Pubco common stock. As of June 30, 2024, the Bridge Note is included within the Convertible Notes balance on Damon’s historical balance sheet.

Third Party Bridge Notes and Warrants

Damon has issued convertible promissory notes of an aggregate principal amount of $25,139,772 with a fair value of $41,164,964 (“Third Party Bridge Notes”) and 6,043,646 warrants (“Third Party Bridge Note Warrants”) from third parties, inclusive of the Bridge Note from XTI. The Third Party Bridge Notes have terms consistent with the Bridge Note from XTI. The Third Party Bridge Notes have an interest rate of 12% per annum, payable in arrears on maturity, one year after the issuance date. Any principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. The Third Party Bridge Notes have the same terms and conversions as all of the Company’s convertible notes issued subsequent to June 2023 which are also outstanding as of June 30, 2024 for Damon. Each warrant related to the Third Party Bridge Note Warrants is exercisable anytime for 1 common share of Damon common stock at an exercise price of $2.7364, which is equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on the closing date of the Third Party Bridge Notes. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date. The terms and conditions for the warrants issued subsequent to June 30, 2024, are the same as those issued by Damon during the year ended June 30, 2024. If the Business Combination is consummated, the Third Party Bridge Notes will be converted into Pubco common stock upon consummation of the Business Combination and the Third Party Bridge Note Warrants will become exercisable for Pubco common stock. Of the Third Party Bridge Notes and Warrants, an aggregate principal amount of $24,084,772 in notes with a fair value of $40,630,756 and 5,658,105 warrants were issued prior to June 30, 2024. The unaudited pro forma condensed combined and consolidated financial statements include a pro forma adjustment for additional convertible promissory notes with gross proceeds of $1,055,000 and 385,541 of associated common share purchase warrants which were issued subsequent to June 30, 2024 (see adjustment A in Note 4).

Grafiti Promissory Note - Streeterville Capital, LLC

On June 26, 2024, Grafiti and Streeterville Capital, LLC (“Streeterville”) entered into a promissory note agreement (the “Grafiti Promissory Note”) for an amount up to $6,470,000 bearing an interest rate of 10% per annum and due 18 months after the issue date. In connection with the close of the Business Combination, Streeterville will issue $5,000,000 in consideration for the Promissory Note of which $1,150,000 will be sent directly to Grafiti, $350,000 will be sent directly to Damon (see ‘Grafiti Holding Note - Damon Motors Inc.’ below) and $3,500,000 will be sent to an escrow account. Of the remaining $1,470,000 under the Promissory Note, $1,450,000 relates to original issue discount (“OID”) and $20,000 relates to issuance costs to cover legal, accounting, due diligence, monitoring and other transaction costs. Streeterville will be unconditionally obligated to release to Pubco the amount held in escrow upon completion of the certain Business Combination Agreement, and listing of the combined company on a national securities exchange. The second amendment to the escrow agreement allows for the release of funds at the discretion of the investor even if the funding conditions have not been satisfied. On September 23, 2024, $350,000 of the funds placed in escrow were released to Grafiti Holding. As of June 30, 2024, Grafiti included the amount of proceeds received from Streeterville (amount not held in escrow) in its ‘Long-term debt, net’ financial statement line item, net of the pro rated OID and issuance costs, at an amount of 1,509,862.

Grafiti Holding Note - Damon Motors Inc.

On June 26, 2024, concurrent with the Grafiti and Streeterville Capital, LLC promissory note described above, Grafiti Holding purchased from Damon the Grafiti Holding Note with an original principal amount of $350,000 (the “Grafiti Holding Note”). In accordance with the terms of the Grafiti Holding Note, Grafiti Holding must loan to Damon, at Damon’s request, additional funds up to an aggregate principal amount, including the original principal amount, of $1,000,000. The Grafiti Holding Note accrues interest at a rate of 10% per year. The debt and accrued and unpaid interest is due and payable the earlier of (a) December 31, 2024, (b) when declared due and payable by Grafiti Holding upon the occurrence of an event of default, or (c) within three business days following termination of the Damon Business Combination Agreement. Concurrent with the original principal amount provided to Damon, Grafiti Holding also loaned an additional $200,000 to Damon on June 26, 2024. The principal balance of the Grafiti Holding Note was $550,000 with interest accrued of $548 as of June 30, 2024.

On September 25, 2024, the Grafiti Holding Note was amended to increase the maximum principal amount available for borrowing to $1,150,000. Subsequent to June 30, 2024 and through the date of this filing, the Company has loaned Damon $596,000 of additional funds.

The aggregate amount of $550,548 is included on the Damon June 30, 2024 balance sheet within the ‘Current portion of debt’ financial statement line item. Grafiti carried the loan receivable from Damon in connection with this agreement on its June 30, 2024 balance sheet at an amount of $441,980, which is net of the allowance for credit losses of $108,568. The unaudited pro forma condensed combined and consolidated financial statements include a pro forma adjustment for the elimination of the proceeds loaned from Grafiti to Damon through June 30, 2024, to account for the impact of this agreement following the close of the Business Combination (see adjustment K in Note 4).

Third Party Subordinate Promissory Notes

On August 6, 2024, and August 11, 2024, Damon issued promissory notes to arms-length parties both with principal amounts of $362,476 (CAD$500,000). The August 6, 2024, note is secured against future Scientific Research and Experimental Development (“SR&ED”) tax credit refunds expected to be received from 2024 year-end tax returns for 2024 submitted to the Canadian Revenue Authority (“CRA”). The August 11, 2024, note is secured against substantially all of the assets of Damon and ranks pari passu with the note issued on August 6, 2024, and both promissory notes issued in August are ranked in subordination to the Promissory Note agreement entered into with Streeterville. Both promissory notes (the “Subordinate Promissory Notes”) accrue interest at a rate of 3% per month and mature on or before November 15, 2024. The unaudited pro forma condensed combined and consolidated financial statements include a pro forma adjustment for these additional promissory notes issued with aggregate proceeds of $702,478, net of their combined issuance costs of $22,474 (see adjustments B and BB, respectively, in Note 4).

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2024

	Grafiti (Historical)	Damon (Historical)	Subsequent Financing Transactions		Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash	$1,148,904	$395,580	$1,055,000	A	$3,500,000	C	$6,151,962
			702,478	B	(650,000)	H
Accounts receivable, net of allowances	30,572	—	—		—		30,572
Note receivable, net of $108,568 allowance for credit losses	441,980	—	—		(441,980)	K	—
Prepaid expenses and other current assets	70,487	90,921	—		—		161,408
Total Current Assets	$1,691,943	$486,501	$1,757,478		$2,408,020		$6,343,942

Property and equipment, net	2,392	1,138,420	—		—		1,140,812
Goodwill	—	—	—		714,064	J	714,064
Customer list	—	—	—		80,000	J	80,000
Premises lease deposits	—	126,431	—		—		126,431
Other assets	251	—	—		—		251
Total Assets	$1,694,586	$1,751,352	$1,757,478		$3,202,084		$8,405,500

Liabilities and ‘Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	497,308	5,924,121	—		674,540	H	8,895,969
					1,800,000	H
Customer deposits	—	482,575	—		—		482,575
Current portion of operating lease liabilities	—	443,519	—		—		443,519
Current portion of finance lease liabilities	—	7,141	—		—		7,141
Current portion of debt	—	1,099,489	—		(550,548)	K	548,941
Deferred revenue	144,390	—	—		—		144,390
Promissory note - current	—	—	702,478	B	—		702,478
Convertible notes	—	40,630,756	534,208	A	(41,164,964)	D	—
Financial liability convertible to equity	—	3,200,000	—		(3,200,000)	E	—
Total Current Liabilities	$641,698	$51,787,601	$1,236,686		$(42,440,972)		$11,225,013

Non-current portion of operating lease liabilities	—	235,492	—		—		235,492
Non-current portion of finance lease liabilities	—	177,403	—		—		177,403
Long-term debt, net	1,509,862	—	—		3,500,000	C	5,009,862
Other non-current liabilities	—	—	—		1,000,000	H	1,000,000
Total Liabilities	$2,151,560	$52,200,496	$1,236,686		$(37,940,972)		$17,647,770

Stockholders’ Equity (Deficit)
Preferred shares without par value, unlimited shares authorized, 16,758,528 shares issued and outstanding as of June 30, 2024	—	71,590,087	—		(71,590,087)	G	—
Common Stock - 3,600,001 shares authorized, issued and outstanding as of June 30, 2024	679,302	—	—		(679,302)	F	—
Common shares without par value, unlimited shares authorized 12,324,504 shares issued and outstanding as of June 30, 2024	—	1,938,751	—		41,164,964	D	119,230,892
					3,200,000	E
					1,306,780	F
					71,590,087	G
					1,000,000	H
					(1,763,754)	I
					794,064	J
Additional paid-in capital	627,478	16,629,612	520,792	A	(627,478)	F	17,150,404
Accumulated other comprehensive (loss) income	(8,828)	—	—		8,828	I	—
Accumulated deficit	(1,754,926)	(140,607,594)	—		(674,540)	H	(145,623,566)
					(2,800,000)	H
					(1,650,000)	H
	—	—	—		1,754,926	I
					108,568	K
Total Stockholders’ Equity (Deficit)	$(456,974)	$(50,449,144)	$520,792		$41,143,056		$(9,242,270)
Total Liabilities and ‘Stockholders’ Equity	$1,694,586	$1,751,352	$1,757,478		$3,202,084		$8,405,500

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2024

	Grafiti (Historical)	Damon (Historical)	Subsequent Financing Transactions		Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$336,562	$—	$—		$—		$336,562
Cost of Revenues	82,084	—	—		—		82,084
Gross Profit	254,478	—	—		—		254,478

Operating Expenses:
Research and development	—	4,550,229	—		—		4,550,229
Sales and marketing	174,061	986,137	—		—		1,160,198
Depreciation	—	303,424	—		—		303,424
General and administrative	402,625	4,296,231	—		—		4,698,856
Transaction Costs	—	1,626,519	—		—		1,626,519
Gain from release of lease obligation, net	—	(42,297)	—		—		(42,297)
Share based compensation	627,478	—	—		—		627,478
Acquisition-related costs	280,789	—	—		5,124,540	CC	5,405,329
Amortization of intangibles	—	—	—		16,000	EE	16,000
Provision for credit losses	108,568	—	—		(108,568)	HH	—
Foreign currency transaction (gain)/loss	—	(235,871)	—		—		(235,871)
Total Operating Expenses	1,593,521	11,484,372	—		5,031,972		18,109,865

Loss from Operations	$(1,339,043)	$(11,484,372)	$—		$(5,031,972)		$(17,855,387)

Other Income (Expense):
Change in fair value of financial liabilities	—	(18,424,992)	—		18,424,992	DD	—
Loss on debt settlement	—	(785,377)	—		—		(785,377)
Finance expense	(9,314)	(3,273,507)	(126,600)	AA	1,920,174	FF	(3,129,613)
			(252,892)	BB	(1,015,000)	GG
			(22,474)	BB	(350,000)	GG
	—	—
Total Other Income (Expense)	$(9,314)	$(22,483,876)	$(401,966)		$18,980,166		$(3,914,990)

Loss before tax	(1,348,357)	(33,968,248)	(401,966)		13,948,194		(21,770,377)
Income tax provision	—	—	—		—		—

Net Loss	$(1,348,357)	$(33,968,248)	$(401,966)		$13,948,194		$(21,770,377)

Net Loss Attributable to Common Stockholders	$(1,348,357)	$(33,968,248)	$(401,966)		$13,948,194		$(21,770,377)

Net Loss Per Share - Basic and Diluted
Basic and Diluted	(0.37)	(2.79)					(1.05)

Weighted Average Shares Outstanding
Basic and Diluted	3,600,001	12,180,571					20,682,570

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED

FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined and consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the spin-off and the Business Combination. The unaudited pro forma condensed combined and consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the spin-off and the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Damon and Grafiti.

Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet & Unaudited Pro Forma Pro Forma Condensed Combined and Consolidated Statement of Operations

The historical financial information of Damon was derived from the audited consolidated financial statements of Damon as of and for the year ended June 30, 2024, included elsewhere in this registration statement. The historical financial information of Grafiti consists of the carve-out financial statements of Grafiti UK, as Grafiti is the parent non-operating holding company of Grafiti UK and the operations of Grafiti following the carve-out from XTI, and was derived from the audited financial statements of Grafiti as of and for the year ended June 30, 2024, included elsewhere in this registration statement. See Note 4 for further information regarding the pro forma adjustments contemplated in calculating the unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024, and unaudited pro forma condensed combined and consolidated statement of operations for the twelve months ended June 30, 2024.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Pubco. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined and consolidated financial information. As a result, the unaudited pro forma condensed combined and consolidated financial information does not assume any differences in accounting policies.

Note 3. Estimated Purchase Price Consideration

Estimated purchase price of $337,090 related to the Business Combination is comprised of the following components:

Equity consideration	$337,090
Total consideration	337,090

The estimated fair value of common stock of $337,090 included in the total equity consideration is based on the income and market approach valuation methods. The valuation takes the average value of the discounted cash flow analysis under the income approach, guideline trading multiples under the market approach, and guideline transaction multiples under the market approach.

The Business Combination will be considered a reverse acquisition. As such, the acquisition-date fair value of the consideration transferred is calculated based on the number of equity interests Damon would have had to issue to shareholders of Grafiti to obtain the same ownership interest in Pubco. Any excess of the consideration transferred will be allocated to goodwill as shown in adjustment J.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Financial Information

The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The Company includes subsequent financing transactions and transaction accounting adjustments in the unaudited pro forma condensed combined and consolidated financial information as if they had occurred as of June 30, 2024.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined and consolidated statement of operations are based upon the number of shares of Pubco Common Stock outstanding, assuming the Business Combination and related transactions occurred on July 1, 2023.

Adjustments related to Subsequent Financing Transactions of Grafiti and Damon to Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet

The pro forma adjustments for subsequent financing transactions represent significant transactions completed by Grafiti and Damon subsequent to June 30, 2024 as follows:

A. To account for Damon’s issuance of convertible promissory notes that were issued with 385,541 of warrants on various dates between July 20, 2024 to August 30, 2024, with gross proceeds received of $1,055,000. The convertible notes consist of funding from certain investors who were issued common share purchase warrants to subscribe for and purchase Damon common shares that were entered into subsequent to June 30, 2024, and were determined to be equity-classified warrants. The convertible notes are expected to be converted to equity at the close of the Business Combination and are subsequently accounted for within the pro forma adjustment in Note D. At inception, the proceeds were allocated between the convertible notes issued and the associated warrants based on the residual method. The fair value of the warrants was determined to be $520,792 and the residual of $534,208 was allocated to the convertible notes.

B. To record proceeds received, net of issuance costs of $22,474, from promissory notes issued by Damon in August 2024 in the amount of $702,478. The notes accrue interest at a rate of 3% per month and mature on or before November 15, 2024 (see Note BB).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 are as follows:

C. To record proceeds of $3,500,000, net of the pro rated OID, for Grafiti in connection with the Grafiti Promissory Note dated June 26, 2024, of which $3,150,000 is currently being held in escrow and will be released to PubCo at the close of the Business Combination. $350,000 was subsequently released to Grafiti on September 23, 2024, of which $200,000 was loaned to Damon on that date and will eliminate along with the remainder of the promissory note accounted for within the pro forma adjustment in Note K. The note bears interest at an annual rate of 10% and the note shall be due 18 months after the close of the Business Combination. The remainder of the $1,500,000 proceeds were received by Grafiti prior to June 30, 2024, and therefore the related obligation is included in the ‘Long-term debt’ financial statement line item on Grafiti’s June 30, 2024 balance sheet at an amount of $1,509,862, which is net of the unamortized pro rated OID and issuance costs.

D. To convert all of Damon’s convertible notes outstanding as of June 30, 2024 and those related to subsequent financing transactions described above, inclusive of $1,920,174 of accrued interest thereon (see adjustment FF), and the related warrants issued to common equity of Pubco at the close of the Business Combination, which had a total fair value of $41,164,964.

E. Represents the conversion of Damon’s simple agreements for future equity (“SAFE”) in the amount of $3,200,000 from a financial liability to equity.

F. To convert all of Grafiti’s common stock of $1,306,780 to common equity of Pubco at the close of the Business Combination, which is inclusive of the $627,478 of share-based compensation expense recorded to Additional paid-in capital of Grafiti for its stock options which were granted on June 11, 2024 and were exercised on various dates between August 21, 2024 and September 4, 2024.

G. To convert all Damon’s Preferred Shares of $71,590,087 to common equity of Pubco at the close of the Business Combination.

H. Represents the amount of total estimated transaction costs expected to be expensed at the close of the Business Combination of $5,124,540, of which $674,540 and $4,450,000 will be incurred by Grafiti and Damon in connection with the Business Combination, respectively. These costs are inclusive of costs related to the transaction (advisory, banking, printing, legal and accounting fees, as well as employee incentive amounts incurred in connection to the Business Combination).

Grafiti estimated transaction costs of $674,540 to be incurred subsequent to June 30, 2024 will be paid upon the agreed upon payment terms with the third parties and the adjustment is recorded within ‘Accounts payable and accrued liabilities’. Damon’s estimated transaction costs of $500,000 to be incurred subsequent to June 30, 2024 will be paid upon the agreed upon payment terms with the third parties and the adjustment is recorded within ‘Accounts payable and accrued liabilities’;

$1,300,000 in costs are expected to be paid in registered securities in three installments starting 90 days following the close of the Business Combination and the adjustment is recorded within ‘Accounts payable and accrued liabilities’; $1,000,000 in costs are expected to be paid in cash thirteen months following the close of the Business Combination which is recorded within ‘Other non-current liabilities’ financial statement line item; $1,000,000 in costs are expected to be paid at the close of the Business Combination related to equity issuances of which the adjustment is recorded in ‘Common Shares without par value’ and costs for advisory fees of $650,000 that will be paid immediately upon close of the Business Combination for which the adjustment is recorded within ‘Cash’.

I. Reflects the eliminations of Grafiti’s historical accumulated deficit and accumulated other comprehensive loss as an adjustment to additional paid-in capital as part of the reverse acquisition.

J. Represents adjustments for the estimated preliminary purchase price allocation for the Business Combination. The preliminary calculation of total consideration is presented below as if the Business Combination was consummated on June 30, 2024:

Fair Value
(in thousands)
Equity consideration	$337,090
Total consideration	$337,090

Assets acquired:
Cash and cash equivalents	$1,148,904
Accounts receivable	30,572
Prepaid assets and other current assets	512,467
Property and equipment	2,392
Other assets	251
Customer list	80,000
Goodwill	714,064
Total assets acquired	2,488,650

Liabilities assumed:
Accounts payable	440,688
Accrued liabilities	56,620
Deferred revenue	144,390
Fair value of debt assumed	1,509,862
Total liabilities assumed	2,151,560
Estimated fair value of net assets acquired	$337,090

In connection with the Business Combination, the Company expects to recognize $80,000 of identifiable intangible assets and $714,064 of goodwill, which represents the excess purchase price over fair value of identifiable net assets acquired, pursuant to the preliminary purchase price allocation. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized. In addition, the Company recorded an adjustment to common stock of $794,064 to reflect the value of the consideration for the transaction pursuant to the additional goodwill and intangible assets identified in the preliminary purchase price allocation.

Below is a summary of intangible assets identified and acquired in the Business Combination based on the preliminary purchase price allocation:

Identified Intangible Assets	Fair Value	Useful Life (Years)
Customer list	$80,000	5
Total	$80,000

K. Reflects the intercompany elimination of the promissory note secured by Damon from Grafiti, in connection with the Grafiti Promissory Note, following the close of the Business Combination. As of June 30, 2024, Damon had received $550,548 from Grafiti in connection with the promissory note agreement dated June 26, 2024. As of June 30, 2024, Grafiti carried a loan receivable of $441,980, net of the allowance for credit losses of $108,568, in connection with this agreement.

Adjustments related to Subsequent Financing Transactions of Grafiti and Damon to Unaudited Pro Forma Condensed Combined and Consolidated Statements of Operations

The adjustments related to subsequent financing transactions of Grafiti and Damon included in the unaudited pro forma condensed combined and consolidated statements of operations for the year ended June 30, 2024 are as follows:

AA. To record interest incurred on Damon convertible promissory notes issued subsequent to June 30, 2024 disclosed in adjustment A for an amount of $126,600 assuming the convertible promissory notes had been issued on July 1, 2023. This incremental interest expense is eliminated with the previously incurred interest expense included in Damon’s consolidated statement of operations for the year ended June 30, 2024, through adjustment FF.

BB. To record interest incurred on Damon promissory notes disclosed in adjustment B for an amount of $252,892, and the related issuance costs of $22,474, assuming the promissory notes had been issued on July 1, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined and consolidated statement of operations for the year ended June 30, 2024 are as follows:

CC. Reflects the estimated transaction costs of $5,124,540 to be expensed as if incurred on July 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined and consolidated statement of operations. This is a non-recurring item. Below represents a summary of the transaction costs associated with the Business Combination.

Grafiti Transaction Costs:
Third party fees (legal, accounting, investment, etc.)	$674,540
Estimated Grafiti transaction costs	674,540

Damon Transaction Costs:
Third party fees (legal, accounting, investment, etc.)	3,800,000
Advisory Fees	650,000
Estimated Damon transaction costs	4,450,000
Total Estimated Transaction Costs	$5,124,540

None of the transaction costs above have been incurred as of June 30, 2024. As such, $5,124,540 was expensed on the unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2024.

DD. Represents adjustment to remove the loss due to the change in fair value related to Damon’s convertible notes and SAFE financial liabilities, as these instruments are assumed to have been converted into common equity as if the Business Combination had taken place on July 1, 2023. For the year ended June 30, 2024, Damon recorded a loss of $13,011,887, a loss of $592,543 for their convertible notes and SAFE financial liabilities, and a loss of $4,820,562 on warrant liabilities, respectively, for a total adjustment of $18,424,992.

EE. Represents incremental adjustments to record amortization of intangible assets acquired as if the Business Combination had taken place on July 1, 2023. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the amortization expense for each period presented:

Identified Intangible Assets	Fair Value	Years of Amortization	For the Year Ended June 30, 2024
Customer list	$80,000	5	$16,000
Total amortization expense			$16,000

FF. Represents adjustment to eliminate interest expense on the convertible notes outlined in adjustment A and adjustment AA for the year ended June 30, 2024 of $1,920,174, as these instruments are assumed to have been converted into common equity as if the Business Combination had taken place on July 1, 2023.

GG Represents adjustment to record: (1) the amortization of the unamortized prorated debt discount and issuance costs of $1,015,000; and (2) the interest incurred of $350,000 related to the amount held in escrow to be released to Pubco upon completion of the certain Business Combination Agreement, and listing of the combined company on a national securities exchange under the terms of the Grafiti Promissory Note with Streeterville LLC as outlined in adjustment C for the year ended June 30, 2024.

HH. Represents adjustment to eliminate the current expected credit loss provision recorded for the Grafiti Promissory Note loaned to Damon outlined in Adjustment K for the year ended June 30, 2024 of $108,568, as this financing will become an intercompany loan upon closing of the Business Combination.

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since July 1, 2023. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined and consolidated financial information has been prepared for the year ended June 30, 2024:

Year Ended June 30, 2024 (1)
Pro forma net loss	$(21,770,377)
Weighted average shares outstanding - basic and diluted	20,682,570
Pro forma net loss per share - basic and diluted	$(1.05)
Excluded securities:(2)(3)
Options	1,914,015
Warrants	2,164,620

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”
(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.
(3)	The potentially dilutive outstanding securities of Damon to be exchanged for securities of Pubco are adjusted to reflect the exchange ratio associated with the Business Combination.

1,015,383 COMMON SHARES OF GRAFITI HOLDING INC.

Offered by the Selling Securityholders

November 12, 2024